                                                        FILED PURSUANT TO RULE
                                                        424(B)
                                                        FILE NO. 333-20397

PROSPECTUS

                                RYDER TRS, INC.

OFFER TO EXCHANGE $1,000 PRINCIPAL AMOUNT OF 10% SENIOR SUBORDINATED NOTES DUE
 2006 FOR EACH $1,000 PRINCIPAL AMOUNT OF OUTSTANDING 10% SENIOR SUBORDINATED
                                NOTES DUE 2006.

  Ryder TRS, Inc., a Delaware corporation (the "Company"), hereby offers to exchange (the "Exchange Offer") up to $175,000,000 in aggregate principal amount of its 10% Senior Subordinated Notes due 2006 (the "Exchange Notes") for up to $175,000,000 in aggregate principal amount of its outstanding 10% Senior Subordinated Notes due 2006 that were issued and sold in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Senior Subordinated Notes" and, together with the Exchange Notes, the "Notes").

  The terms of the Exchange Notes will be the same in all respects (including principal amount, interest rate, maturity and ranking) as the terms of the Senior Subordinated Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not be subject to certain restrictions on transfer applicable to the Senior Subordinated Notes. The Exchange Notes will be issued under the indenture governing the Senior Subordinated Notes and the Exchange Notes will not be entitled to registration rights except under certain limited circumstances. The Senior Subordinated Notes are, and the Exchange Notes will be, unsecured and, prior to the Subordination Termination Date (as defined), will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company and will be effectively subordinated to all obligations of the subsidiaries of the Company. Prior to the Subordination Termination Date, the Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all other subordinated indebtedness of the Company. On and after the Subordination Termination Date, the Notes will constitute Senior Indebtedness and will rank pari passu with all existing and future Senior Indebtedness of the Company. The Indenture permits the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of Notes." As of December 31, 1996, after giving effect to the Transactions (as defined), to the issuance of the Senior Subordinated Notes and the application of the proceeds therefrom, the Company had outstanding $281.0 million (exclusive of unused commitments) in aggregate amount of Senior Indebtedness (all of which is secured), no Senior Subordinated Indebtedness other than the Indebtedness represented by the Notes and no indebtedness that is subordinate or junior in right of payment to the indebtedness represented by the Notes. For a description of the terms of the Exchange Notes, see "Description of the Notes." There will be no cash proceeds to the Company from the Exchange Offer.

  The Senior Subordinated Notes were originally issued and sold on November 25, 1996 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act (the "Initial Offering"). Accordingly, the Senior Subordinated Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations provided to third parties by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Notes issued pursuant to the

                                                       (continued on next page)
                               ----------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS
       THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April 8, 1997

(continued from previous page)

Exchange Offer in exchange for the Senior Subordinated Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Senior Subordinated Notes directly from the Company or (iii) a broker-dealer who acquired Senior Subordinated Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Subordinated Notes where such Senior Subordinated Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "Plan of Distribution."

  The Senior Subordinated Notes and the Exchange Notes constitute new issues of securities with no established public trading market. The Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for their quotation through the National Association of Securities Dealers Automated Quotation System. Therefore, there can be no assurance as to the development or liquidity of any trading market for the Exchange Notes. Any Senior Subordinated Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Senior Subordinated Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Senior Subordinated Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Senior Subordinated Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Senior Subordinated Notes except under certain limited circumstances. See "Senior Subordinated Notes Registration Rights."

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Subordinated Notes being tendered or accepted for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on May 9, 1997, unless extended (the "Expiration Date"). The date of acceptance for exchange of the Senior Subordinated Notes (the "Exchange Date") will be the Expiration Date, upon surrender of the Senior Subordinated Notes. Senior Subordinated Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  Upon consummation of the Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Company upon request.

  The Company is required by the terms of the indenture dated as of November 25, 1996 between the Company and The Bank of New York, as trustee (the "Trustee"), under which the Senior Subordinated Notes were issued, and under which the Exchange Notes are to be issued (the "Indenture"), to furnish the Trustee and the holders of the Notes with annual reports containing consolidated financial statements audited by its independent certified public accountants, with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year and with current reports on Form 8-K.

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                       FOR NEW HAMPSHIRE RESIDENTS ONLY

  NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT, NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                               TABLE OF CONTENTS

SUMMARY...................................................................    7
The Company...............................................................    7
  Company Overview........................................................    7
  Business Strategy.......................................................    8
The Acquisition, Financings and Related Transactions......................    9
  Sources and Uses of Funds for the Transactions..........................   10
  The Financings..........................................................   10
The Exchange Offer........................................................   11
Terms of the Notes........................................................   13
Risk Factors..............................................................   15
Summary Historical and Pro Forma Financial Information....................   16
Notes to Summary Historical and Pro Forma Financial Information ..........   17
RISK FACTORS..............................................................   18
  Substantial Leverage and Ability to Service Indebtedness................   18
  Subordination of Notes; Asset Encumbrance...............................   18
  Limitations on Access to Cash Flow and Assets of Leasco.................   19
  Restrictive Loan Covenants..............................................   20
  Risks Arising from Acquisition..........................................   20
  Highly Competitive Industry.............................................   21
  Dependence on Dealers...................................................   21
  Dependence on Key Personnel.............................................   22
  Controlling Shareholder.................................................   22
  Change of Control.......................................................   22
  Governmental Regulation.................................................   22
  Environmental Matters...................................................   22
  Fraudulent Conveyance Considerations....................................   23
  Absence of Public Market; Restrictions on Transfer......................   23
  Consequences of Exchange and Failure to Exchange........................   24
USE OF PROCEEDS...........................................................   24
THE EXCHANGE OFFER........................................................   25
  Purpose of the Exchange Offer...........................................   25
  Terms of the Exchange...................................................   25
  Expiration Date; Extensions; Termination; Amendments....................   26
  How to Tender...........................................................   27
  Terms and Conditions of the Letter of Transmittal.......................   29
  Withdrawal Rights.......................................................   29
  Acceptance of Senior Subordinated Notes for Exchange; Delivery of
   Exchange Notes.........................................................   30
  Conditions to the Exchange Offer........................................   30
  Exchange Agent..........................................................   31
  Solicitation of Tenders; Expenses.......................................   31
  Appraisal Rights........................................................   31
  Federal Income Tax Consequences.........................................   31
  Other...................................................................   32
CAPITALIZATION............................................................   33
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION...................   34
UNAUDITED PRO FORMA FINANCIAL INFORMATION.................................   38
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   42
  General.................................................................   42
  Certain Pro Forma Effects of the Transactions...........................   44

  Results of Operations....................................................  44
  Seasonality..............................................................  47
  Inflation................................................................  47
  Liquidity and Capital Resources..........................................  47
THE ACQUISITION............................................................  49
BUSINESS...................................................................  50
  General..................................................................  50
  Industry Overview........................................................  51
  Business Strategy........................................................  52
  Products and Services....................................................  53
  Truck Rentals............................................................  53
  Management Information Systems...........................................  54
  Sales, Marketing and Advertising.........................................  55
  Maintenance..............................................................  56
  Vehicle Acquisition and Disposition......................................  56
  Operations...............................................................  56
  Dealer Network...........................................................  57
  Competition..............................................................  57
  Employees................................................................  57
  Facilities...............................................................  57
  Intellectual Property....................................................  58
  Insurance................................................................  58
  Governmental Regulation..................................................  58
  Environmental Matters....................................................  59
  Legal Proceedings........................................................  59
MANAGEMENT.................................................................  60
  Executive Officers and Directors.........................................  60
  Compensation of Directors................................................  61
  Summary Compensation Tables..............................................  62
  RSI Option Grants in the Last Fiscal Year................................  62
  Aggregated RSI Option Exercises in the Last Fiscal Year and Fiscal Year
   End Option Values.......................................................  62
  Offering of Stock and Options to Management Employees....................  63
OWNERSHIP OF CAPITAL STOCK.................................................  64
  Shareholders' Agreement..................................................  65
CERTAIN TRANSACTIONS.......................................................  66
  Management Agreement with Questor Management.............................  66
  Agreement with Jay Alix & Associates, Inc. for Management Consulting
   Services................................................................  66
  Other Transactions with Affiliates.......................................  66
RELATIONSHIPS WITH THE SELLER..............................................  67
  Non-Competition Covenants................................................  67
  Dealer and Cooperation Arrangements......................................  67
  Service Agreements.......................................................  68
  Intellectual Property....................................................  68
LEASCO AND PROPOSED SECURITIZATION.........................................  70
DESCRIPTION OF SENIOR BANK FACILITIES......................................  72
DESCRIPTION OF NOTES.......................................................  74
  General..................................................................  74
  Terms of the Notes.......................................................  74
  Optional Redemption......................................................  74
  Selection................................................................  75
  Ranking..................................................................  75

  Change of Control.........................................................  77
  Certain Covenants.........................................................  79
  Merger and Consolidation..................................................  85
  Defaults..................................................................  85
  Amendments and Waivers....................................................  87
  Transfer and Exchange.....................................................  88
  Defeasance................................................................  88
  Concerning the Trustee....................................................  88
  Governing Law.............................................................  88
  Certain Definitions.......................................................  88
BOOK-ENTRY; DELIVERY AND FORM............................................... 101
SENIOR SUBORDINATED NOTES REGISTRATION RIGHTS............................... 103
PLAN OF DISTRIBUTION........................................................ 105
LEGAL MATTERS............................................................... 106
EXPERTS..................................................................... 107
INDEX TO FINANCIAL STATEMENTS............................................... F-1

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, financial statements and notes thereto included elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the term the "Company" refers (i) for periods prior to the Acquisition (as defined), to the Consumer Truck Rental Division (the "Division") of Ryder Truck Rental, Inc. ("RTR"), a subsidiary of Ryder System, Inc. ("RSI"), as such Division was constituted prior to the Acquisition, and (ii) for periods after the Acquisition, to Ryder TRS, Inc. and (unless the context otherwise requires) its subsidiaries as constituted after giving effect to the Acquisition. RTR and RSI are sometimes referred to herein together or individually as "Seller." Ryder(R) is a registered trademark of RSI and is used throughout this Prospectus pursuant to a license. Unless otherwise noted, all market data presented in this Prospectus is based on Company research or studies commissioned by the Company and conducted by third parties.

                                  THE COMPANY

COMPANY OVERVIEW

  The Company is the second largest provider of truck rentals and related moving supplies and services to the consumer and light commercial markets in the United States, with a fleet of approximately 31,400 trucks as of December 31, 1996. The Company rents trucks, towing equipment and accessory equipment, and sells liability-limiting products and moving supplies to consumers and commercial customers through its nationwide network of approximately 4,200 dealers, as of December 31, 1996. The average age of the Company's trucks is 36 months, which is considerably younger than that of its principal competitor. The Company believes it has the second largest share of the domestic consumer truck rental market and the largest share of the domestic light commercial truck rental market. See "Business--Industry Overview." The Company's revenues increased 12.6% in 1993, 14.5% in 1994 and decreased 0.5% in 1995 and 0.7% in 1996. The Company's EBITDA increased 28.3% in 1993, 23.9% in 1994, 3.6% in 1995 and 2.2% in 1996. Over the same period, EBITDA margins increased from 20.0% to 26.5%. On a pro forma basis for the year ended December 31, 1996, the Company generated total revenues of $542.8 million, EBITDA of $143.7 million and a net loss of $8.0 million. (See "Summary Historical and Pro Forma Financial Information" and "Selected Historical and Pro Forma Financial Information" for cash flows data.)

  The Company rents trucks primarily to consumers who are moving to new household locations. These customers generally rent trucks from one Ryder location and return them either to the same location (a "local" rental) or to a different location (a "one-way" rental). Revenues from consumer rentals accounted for approximately 74% of the Company's total truck rental revenues in 1996, of which one-way revenues represented 70% and local revenues represented 30%. The Company has focused on the one-way segment because it is generally more profitable, generates higher revenues per day and capitalizes on the competitive advantages provided by the Company's state-of-the-art yield management system as well as its modern and dependable fleet. The Company has an approximate 27% share of the consumer one-way market and an approximate 20% share of the consumer local market, based on 1996 revenues.

  In addition to serving the consumer market, the Company rents trucks, primarily on a local basis, to businesses for a wide range of light commercial uses. Commercial customers range from small local businesses, such as florists, package delivery companies and local private moving companies, to large national companies that rent Ryder trucks primarily for the transportation and delivery of inventory and packages. Revenues from light commercial rentals accounted for approximately 26% of the Company's total truck rental revenues in 1996. The light commercial segment complements the Company's consumer rental business by enabling the Company to improve utilization of its trucks on weekdays, when consumer demand is typically lower than it is on weekends.

  The Company supplements its truck rental business with a range of other products and services. The Company rents automobile towing equipment and other moving accessories such as hand trucks and furniture pads and sells moving supplies such as boxes, tape and packing materials. The Company also offers customers a range of liability-limiting products such as physical damage waivers, personal accident and cargo protection and supplemental liability protection. These accessory products enhance the Company's appeal to consumers by offering customers "one-stop" moving services.

  The Company derives important competitive advantages from its proprietary one-way yield management system, which has enabled the Company to increase fleet utilization and optimize pricing for one-way transactions and thereby increase profitability and return on assets. The one-way yield management system was rolled out to the Company's dealers through its proprietary point-of-sale (the "POS") system in 1992 and 1993. Management believes that the Company is the only national truck rental company to have sophisticated POS computers at every dealer location. The yield management system is designed to optimize fleet utilization and revenue per vehicle by renting the greatest number of vehicles each day at the best possible rates. This system determines the optimal price for each one-way transaction, based on forecasted demand, vehicle availability, existing reservations, operating costs and competitors' pricing in each market. In addition, the system enables the Company to offer its one-way customers a wide range of pricing alternatives to increase utilization during off-peak periods and position its trucks for the most profitable peak period rentals. The yield management system has assisted the Company in increasing utilization and annual revenue per truck (including accessory rentals and product sales) from 36% and $12,797 in 1991 to 45% and $16,601 in 1996.

  In addition to automating the customer reservation process and providing the dealers with pricing information, the Company's POS system provides all of its dealers with valuable information on the location, mileage and maintenance status of each truck available in a specific market. Furthermore, the POS system is integrated with the Company's management information systems, providing management with access to certain operational and financial information, which is updated at least daily, concerning the Company's performance at all levels, including the individual dealer.

BUSINESS STRATEGY

  The Company's strategy for achieving continued growth in revenues, profitability and fleet utilization includes: (i) achieving cost reductions and improving return on capital; (ii) expanding yield management capabilities;
(iii) increasing sales of rental-related products; (iv) enhancing marketing and advertising efforts; and (v) improving customer service and conversion rates.

  Achieve Cost Reductions and Improve Return on Capital. Management believes that opportunities exist to implement approximately $10 million to $20 million of continuing annual cost savings over the next several years by streamlining general and administrative processes, reducing telecommunications costs, improving insurance claims processing, creating operational efficiencies through MIS initiatives and more effectively managing maintenance procedures. In addition, through better utilization of the fleet, the Company anticipates an additional reduction of its average operating fleet to approximately 31,000 trucks for 1997, resulting in lower interest expense and reduced ongoing capital expenditure requirements.

  Expand Yield Management Capabilities. Management believes that an effective way to maximize profitability and return on assets is to optimize utilization by renting the greatest number of vehicles each day at the best possible rates. Management believes that the Company's one-way yield management system is the most extensive and advanced in the industry and is largely responsible for the increase in fleet utilization from 36% in 1991 (the period immediately preceding the rollout of the one-way yield management system) to 45% in 1996. The Company is in the process of enhancing this system by implementing a complementary local yield management system, which is expected to be available on-line through the POS system to each dealer in 1997. This system will apply to the Company's local consumer and light commercial business the same principles that the Company has successfully used to more efficiently manage its one-way business. Local rental prices will be updated daily based on forecasted demand, vehicle availability, existing reservations, operating costs and competitors' pricing in each market. Management believes that the Company will be the only major participant in the industry using sophisticated yield management techniques to price and manage one-way and local transactions. This should not only result in an increase in local consumer and light commercial market share but also enable the Company to allocate its fleet more efficiently between the local and one-way segments, thus further improving overall fleet utilization and profitability.

  Increase Sales of Rental-Related Products. Management believes that there are significant opportunities to increase revenues and profitability through greater sales of liability-limiting products and moving supplies. For example, less than 60% of the Company's consumer customers purchased liability-limiting products in 1995, even though most consumers are not covered for truck rentals under traditional personal automobile insurance policies. In addition, less than one-third of the Company's dealers actively participate in the Company-sponsored moving supplies program. The Company intends to increase the quality and frequency of dealer training to improve the marketing and merchandising of liability-limiting products and moving supplies and to increase the number of dealers that participate in the Company-sponsored moving supplies program. The Company is also considering implementing a new dealer compensation structure to provide better incentives for dealers to sell these products.

  Enhance Marketing and Advertising Efforts. As an independent entity, the Company will be able to focus marketing and advertising programs specifically on the consumer and light commercial markets. Such marketing efforts will capitalize on the Company's competitive advantages, featuring the unique benefits of its modern, comfortable and reliable fleet. Management believes that these enhanced marketing activities should not only increase the Company's share of the truck rental market but also attract additional customers from the owned/borrowed market.

  Improve Customer Service and Conversion Rate. Management believes that there is a significant opportunity to increase the percentage of customer inquiries that result in booked reservations, referred to as the conversion rate. Telephone inquiries placed to the 1-800-GO-RYDER number are handled both by professional customer service agents and by dealers. In general, professional customer service agents tend to achieve higher conversion rates than dealers. The Company will seek to provide professional customer service agents with more accurate information on the location and availability of vehicles, enabling these professional agents to process a higher percentage of calls placed to the 1-800-GO-RYDER number. Management also believes that there is broad disparity in the quality of individual dealers' handling of telephone inquiries. Management will seek to increase the quality and frequency of dealer training in customer service in an effort to increase the conversion rate for those calls that are placed directly to the dealers.

  The Company's principal executive office is located at 8669 NW 36th Street, Miami, Florida, 33166. The Company's telephone number is (305) 500-4545. See "Business--Facilities."

              THE ACQUISITION, FINANCINGS AND RELATED TRANSACTIONS

  On October 17, 1996 (the "Acquisition Closing Date"), pursuant to an Asset and Stock Purchase Agreement (together with related agreements, the "Acquisition Agreements"), the Company acquired from RTR substantially all of the assets of the Division, other than approximately 32,200 trucks and certain related assets used in the business conducted by the Division (the "Business"), and RCTR, Inc., a special purpose subsidiary of the Company ("Leasco"), acquired such trucks and related assets. The aggregate cash purchase price for all of the assets acquired was $579.4 million. The purchase price was subsequently reduced by $6.1 million pursuant to post-closing adjustment provisions. Leasco was formed by the Company to facilitate transfers to one entity of ownership of and legal title to the trucks and to be the issuer of securities in the proposed securitized financing referred to below. Leasco leases the trucks to the Company pursuant to a Master Motor Vehicle Lease Agreement. See "Leasco and Proposed Securitization."

  Financing for such acquisition (the "Acquisition"), and for related fees and expenses, consisted of (i) $123.0 million of equity capital provided by Questor Partners Fund, L.P. and Questor Side-by-Side Partners, L.P. (collectively, "Questor") and certain other investors; (ii) $350.0 million of term loans (the "Term Facility") and $31.0 million of revolving loans (the "Revolving Credit Facility") borrowed under a $500.0 million senior secured credit facility among the Company, the lenders named therein, The Chase Manhattan Bank ("Chase"), as administrative agent, and Citicorp, U.S.A., Inc., as documentation agent and collateral agent (the "Senior Bank Facilities"); and (iii) $100.0 million of loans borrowed under a senior subordinated loan facility among the Company, the lenders named therein and Chase, as administrative agent (the "Senior Subordinated Credit Facility"). The Acquisition, the financing thereof (not including the Initial Offering) and the payment of related transaction fees and expenses are referred to herein as the "Transactions."

  In connection with the Acquisition, the Company entered into various agreements with the Seller, including agreements regarding dealer relationships, competition, vehicle maintenance, use of intellectual property, sales of used trucks, administrative services and management information systems support. See "Relationships with the Seller."

SOURCES AND USES OF FUNDS FOR THE TRANSACTIONS

                                                                  AMOUNT
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
   SOURCES:
   Senior Bank Facilities:
     Revolving Credit Facility(1)........................        $ 31,000
     Term Facility.......................................         350,000
   Senior Subordinated Credit Facility...................         100,000
   Equity Proceeds.......................................         123,000
                                                                 --------
       Total Sources.....................................        $604,000
                                                                 ========
   USES:
   Purchase Price of the Acquisition(2)..................        $579,400
   Excess Cash at Closing................................             400
   Transaction Fees and Expenses.........................          24,200
                                                                 --------
       Total Uses........................................        $604,000
                                                                 ========

--------
(1) Borrowings of up to $150.0 million under the Revolving Credit Facility are available for working capital and general corporate purposes, including up to $50.0 million for letters of credit ($12.5 million of which were issued as of December 31, 1996). As of December 31, 1996, the Company's unused availability under the Revolving Credit Facility totaled approximately $105.9 million. See "Description of Senior Bank Facilities."
(2) Prior to $6.1 million of purchase price refund from the Seller pursuant to post-closing adjustment provisions.

THE FINANCINGS

  The Company used the net proceeds from the Initial Offering, approximately $169.0 million after deducting discounts and fees and expenses incurred in connection therewith, to repay (i) the aggregate principal amount outstanding under the Senior Subordinated Credit Facility and (ii) approximately $69.0 million of indebtedness outstanding under the Term Facility. See "The Acquisition" and "Use of Proceeds."

  The Company intends to refinance a portion of the Senior Bank Facilities with the proceeds of a financing consisting of an asset-backed program based on the truck rental fleet to be effected by Leasco (the "Securitization"). The proceeds of the Securitization will be used to (i) retire the remaining outstanding balance of the Term Facility and (ii) reduce amounts outstanding and commitments under the Revolving Credit Facility. There can be no assurance that Leasco will be able to effect the proposed Securitization or that it will be able to effect the Securitization on terms acceptable to Leasco or the Company. The Company anticipates that following the Securitization it will retain a smaller revolving credit facility to meet short term working capital needs. See "Leasco and Proposed Securitization." On the first date (but not earlier than January 1, 1998) as of which (i) the Securitization has been consummated, (ii) any consents required under the Senior Bank Facilities in connection with the transaction contemplated by this sentence shall have been obtained and (iii) no default or event of default shall have occurred and be continuing under the Senior Bank Facilities, the subordination provisions of the Notes will terminate and cease to be effective with respect to any indebtedness, whenever incurred, and the Notes will constitute Senior Indebtedness of the Company. The date as of which the subordination provisions of the Notes shall terminate and cease to be effective in accordance with the foregoing provisions is referred to herein as the "Subordination Termination Date." See "Description of Notes--Ranking."

                               THE EXCHANGE OFFER

The Exchange Offer..........  The Company is offering to exchange up to
                              $175,000,000 aggregate principal amount of 10% Senior Subordinated Notes due 2006 (the "Exchange Notes") for up to $175,000,000 aggregate principal amount of its outstanding 10% Senior Subordinated Notes due 2006 that were issued and sold on November 25, 1996 in reliance upon an exemption from registration under the Securities Act (the "Senior Subordinated Notes"). The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Senior Subordinated Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer except as provided herein (see "The Exchange Offer--Terms of the Exchange" and "--Terms and Conditions of the Letter of Transmittal") and will not be entitled to registration rights except under certain limited circumstances.

                              Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Subordinated Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate, (ii) a broker dealer who acquired Senior Subordinated Notes directly from the Company or (iii) a broker dealer who acquired Senior Subordinated Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act except as provided herein and provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes.

Minimum Condition...........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior
                              Subordinated Notes being tendered for exchange.

Expiration Date.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on May 9, 1997 unless extended (the "Expiration Date").

Exchange Date...............  The first date of acceptance for exchange for the
                              Senior Subordinated Notes will be the Expiration Date.

Conditions to the Exchange    The obligation of the Company to consummate the
 Offer......................  Exchange Offer is subject to certain conditions.
                              See "The Exchange Offer--Conditions to the
                              Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to the
                              Expiration Date. Any Senior Subordinated Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering
 Senior Subordinated          See "The Exchange Offer--How to Tender."
 Notes......................

Federal Income Tax            The exchange of Senior Subordinated Notes for
 Consequences...............  Exchange Notes by holders should not constitute an exchange for federal income tax purposes, and U.S. holders should not realize any gain or loss upon receipt of Exchange Notes. See "The Exchange
                              Offer--Federal Income Tax Consequences."

Effect on Holders of Senior
 Subordinated Notes.........  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Senior Subordinated Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled covenants contained in the terms of the Senior Subordinated Notes and the Exchange and Registration Rights Agreement (the "Exchange and Registration Rights Agreement") dated November 25, 1996 between the Company and Chase Securities Inc. as initial purchaser (the "Initial Purchaser") and, accordingly, the holders of the Senior Subordinated Notes will have no further registration or other rights under the Exchange and Registration Rights Agreement, except under certain limited circumstances. See "Senior Subordinated Notes Registration Rights." Holders of the Senior Subordinated Notes who do not tender their Senior Subordinated Notes in the Exchange Offer will continue to hold such Senior Subordinated Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Senior Subordinated Notes will continue to be subject to the restrictions on transfer provided for in the Senior Subordinated Notes and the

                              Indenture. To the extent that Senior Subordinated Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Subordinated Notes could be adversely affected. See "Risk Factors--Consequences of Exchange and Failure to Exchange."

                               TERMS OF THE NOTES

  The Exchange Offer applies to $175,000,000 aggregate principal amount of the Senior Subordinated Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Senior Subordinated Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Senior Subordinated Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

Notes Offered...............  $175,000,000 aggregate principal amount of 10%
                              Senior Subordinated Notes due 2006.

Maturity Date...............  December 1, 2006.

Interest Payment Dates......  June 1 and December 1 of each year, commencing on
                              June 1, 1997.

Sinking Fund................  None.

Optional Redemption.........  Except as described below, the Company may not redeem the Notes prior to December 1, 2001. On or after such date, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to December 1, 1999, the Company, at its option, may redeem up to 33 1/3% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings (as defined) by the Company following which there is a Public Market (as defined), at a redemption price equal to 110% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 66 2/3% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. See "Description of Notes--Optional Redemption."

Change of Control...........  Upon the occurrence of a Change of Control (i)
                              the Company will have the option, at any time prior to December 1, 2001, to redeem the Notes in whole at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined), together with accrued and unpaid interest, if any, to the date of redemption, and (ii) if the Company does not so redeem the Notes or if such Change of Control occurs on or after December 1, 2001, each holder will have the right to require the Company to make an offer to repurchase the Notes held by such holder at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company will have sufficient funds to repurchase the Notes as required upon a Change of Control. See "Description of Notes--Change of Control."

No Subsidiary Guarantees;
 Future Note Guarantors.....  The subsidiaries of the Company (the "Existing
                              Subsidiaries"), other than Leasco, have
                              guaranteed the Company's obligations under the Senior Bank Facilities. If any of the Existing Subsidiaries, other than Leasco, and any subsequently acquired or organized domestic subsidiary (other than any subsidiary of Leasco) or, to the extent that no adverse tax consequences would result, foreign subsidiary of the Company becomes a Significant Subsidiary (as such term is defined in Rule 1-02 under Regulation S-X ("Regulation S-X") promulgated by the Commission, the Company will be required to cause such Significant Subsidiary to guarantee the Notes on an unsecured, senior subordinated basis prior to the Subordination Termination Date (as defined), and on a senior basis thereafter. At the request of the agents or the lenders under the Senior Bank Facilities, the Company will be required to cause Leasco to guarantee the obligations of the Company under the Senior Bank Facilities, and to grant security interests in, and liens on, Leasco's assets as security for such guarantee, if the Securitization has not been consummated on or prior to July 17, 1997. If Leasco does so guarantee the Senior Bank Facilities, the Company will be required to cause Leasco and the other subsidiaries of the Company to guarantee the Notes on an unsecured, senior subordinated basis. See "Leasco and Proposed Securitization," "Description of Senior Bank Facilities" and "Description of Notes--Future Note Guarantors."

Ranking.....................  The Notes will be unsecured and, prior to the
                              Subordination Termination Date, will be
                              subordinated to all existing and future Senior Indebtedness (as defined) of the Company and will be effectively subordinated to all obligations of the subsidiaries of the Company. Prior to the Subordination Termination Date, the Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all other subordinated indebtedness of the Company. On and after the Subordination Termination Date, the Notes will constitute Senior Indebtedness and will rank pari passu with all existing and future Senior Indebtedness of the Company if (i) any required consents under the Senior Bank Facilities shall have been obtained and (ii) no default or event of default shall have occurred and be continuing under the Senior Bank Facilities. As of December 31, 1996, after giving effect to the Transactions, the Initial Offering and the application of proceeds therefrom, the Company has outstanding $281.0 million (exclusive of unused commitments) of Senior Indebtedness (all of which is secured), no Senior Subordinated Indebtedness other than the indebtedness represented by the Notes and no indebtedness that is subordinate or junior in right of payment to the indebtedness represented by the Notes. See "Description of Notes--Ranking."

Restrictive Covenants.......  The indenture under which the Senior Subordinated
                              Notes were issued and the Exchange Notes will be issued (the "Indenture") limits: (i) the incurrence of additional indebtedness by the Company and its Restricted Subsidiaries (as defined); (ii) the payment of dividends on, and redemption of, capital stock of the Company and its Restricted Subsidiaries and the redemption of certain subordinated obligations of the Company and its Restricted Subsidiaries; (iii) investments; (iv) sales of assets and Restricted Subsidiary stock; (v) certain transactions with affiliates; (vi) the sale or issuance of capital stock of Restricted Subsidiaries; (vii) the creation of liens; (viii) the lines of business in which the Company and its Restricted Subsidiaries may operate; and (ix) consolidations, mergers and transfers of all or substantially all of the Company's assets. The Indenture also prohibits certain restrictions on distributions from Restricted Subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of Notes--Certain Covenants" and "--Merger and Consolidation."

                                  RISK FACTORS

  Holders of Senior Subordinated Notes should carefully consider the matters set forth under the caption "Risk Factors" prior to making a decision with respect to the Exchange Offer. See "Risk Factors."

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following table sets forth summary historical financial and other data of the Company for each of the five years in the period ended December 31, 1996, and certain pro forma financial and other data for the year ended December 31, 1996. The pro forma financial data gives effect to the Transactions, the Initial Offering and the application of the proceeds therefrom, as if they had occurred on January 1, 1996 for statement of operations data purposes. The historical financial information for the period from October 17, 1996 through December 31, 1996 has been derived from the audited consolidated financial statements of the Company. Such consolidated financial statements have been audited by Coopers & Lybrand L.L.P. and are included elsewhere herein. The historical financial information for each of the years ended December 31, 1994 and 1995 and for the period January 1, 1996 through October 16, 1996 has been derived from the audited combined financial statements of the Company. Such combined financial statements have been audited by KPMG Peat Marwick LLP and are included elsewhere herein. The historical financial information for each of the years ended December 31, 1992 and 1993 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The pro forma information does not purport to represent what the Company's results would have actually been if the Transactions, the Initial Offering and the application of the proceeds therefrom had occurred at the date indicated, nor does such information purport to project the results of the Company for any future period. The summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical and Pro Forma Financial Information," "Unaudited Pro Forma Financial Information" and the Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                        JANUARY 1,    OCTOBER 17,
                                                                           1996           1996
                                  YEAR ENDED DECEMBER 31,                 THROUGH       THROUGH        PRO
                          --------------------------------------------  OCTOBER 16,   DECEMBER 31,    FORMA
                            1992         1993       1994       1995        1996           1996         1996
                          ---------    ---------  ---------  ---------  -----------   ------------   --------
                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $ 426,365    $ 479,927  $ 549,633  $ 546,721   $439,779      $ 103,011     $542,790
Operating income(a).....      6,010       24,612     45,467     36,573     31,107(b)       9,564       32,975
Interest expense(c).....     20,590       20,049     24,256     29,663     20,291         14,261(d)    44,641 (e)
Net earnings (loss).....     (9,100)       2,480     12,309      3,602      5,822         (2,889)      (8,005)(e)
OTHER FINANCIAL DATA:
EBITDA(f)...............  $  85,291    $ 109,462  $ 135,580  $ 140,507   $115,366      $  28,962     $143,655
EBITDA margin...........       20.0%        22.8%      24.7%      25.7%      26.2%          28.1%        26.5%
Adjusted EBITDA(g)......  $  85,291    $ 109,462  $ 135,580  $ 146,877   $117,257      $  28,962     $145,546
Adjusted EBITDA margin..       20.0%        22.8%      24.7%      26.9%      26.7%          28.1%        26.8%
Cash interest
 expense(h).............  $  20,590    $  20,049  $  24,256  $  29,663   $ 20,291      $   8,689     $ 42,028
Ratio of Adjusted EBITDA
 to cash interest
 expense................       4.1x         5.5x       5.6x       5.0x        5.8x           3.3x         3.5x
Ratio of earnings to
 fixed charges(i).......           (i)      1.2x       1.8x       1.2x        1.5x              (i)          (i)
Capital
 expenditures(j)........  $ 180,912    $ 195,675  $ 191,925  $ 223,749   $ 69,228      $     131     $ 69,359
Proceeds from disposi-
 tion of trucks.........     45,484       50,215     50,030     72,211     45,428         10,876(q)    56,304
STATEMENT OF CASH FLOWS
 DATA:
Net cash provided by
 operating activities...  $  68,325    $  78,054  $ 114,632  $  79,333   $116,843      $  44,427
Net cash used in
 investing activities...   (135,212)    (148,109)  (143,758)  (153,331)   (25,433)      (584,966)
Net cash provided by
 (used in) financing
 activities.............     67,239       69,924     30,285     74,777    (87,699)       558,046
FLEET DATA:
Number of trucks pur-
 chased.................      8,500(k)     8,011      7,442      8,468                                  2,515
Number of trucks sold...      6,384        6,530      5,883      7,603                                  5,212
Average operating
 fleet(l)...............     30,270       31,078     32,814     34,110                                 31,693
Utilization(m)..........       37.9%        39.8%      44.1%      41.8%                                  44.9%
Average age in months
 (end of period)........         35           32         31         29                                     36
Average number of
 dealers................      4,563        4,477      4,765      5,031                                  4,516(n)
BALANCE SHEET DATA (END
 OF PERIOD):
Revenue earning
 equipment(o)...........  $ 383,400    $ 448,949  $ 503,643  $ 547,365   $490,661      $ 477,391
Total assets............    430,376      506,501    575,933    629,817    555,267        621,846
Total debt(p)...........        --           --         --         --         --         456,000
Total shareholders'
 equity(p)..............    297,060      369,464    412,058    490,437    408,560        120,111

      See Notes to Summary Historical and Pro Forma Financial Information

        NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

(a) Operating income includes restructuring and other charges of $6.4 million and $1.9 million for the year ended December 31, 1995 and the period January 1, 1996 through October 16, 1996, respectively. In the third quarter of 1995, the Company consolidated its 20 administrative locations into two area centers. As a result, the Company incurred restructuring and other charges for lease termination, employee severance and employee relocation costs. In 1996, additional consolidating and restructuring actions were taken by the Seller which impacted the Company; these actions included management and staff reductions and elimination of the company-owned car benefit program.
(b) Effective January 1, 1996, the Company changed the estimated useful lives and residual values used to calculate depreciation expense on certain types of trucks in order to better reflect recent experience. This accounting change was treated as a change in estimate and accounted for on a prospective basis from January 1, 1996. As a result of this change, depreciation expense was decreased by approximately $6.0 million for the period January 1, 1996 through October 16, 1996.
(c) Prior to October 17, 1996, historical interest expense consists of interest on advances from RSI.
(d) Includes the write-off of deferred financing costs of $5.1 million associated with the repayment of the Senior Subordinated Credit Facility and a portion of the Term Facility with the proceeds of the Initial Offering.
(e) Excludes the write-off of deferred financing costs of $5.1 million ($3.1 million, net of related income tax benefit) associated with the repayment of the Senior Subordinated Credit Facility and a portion of the Term Facility with the proceeds of the Initial Offering.
(f) EBITDA represents earnings before interest expense, income taxes, depreciation (net of gains on the disposition of trucks) and amortization. EBITDA does not include gains on the disposition of trucks. The Company includes information concerning EBITDA because it is used by certain investors as a measure of the Company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income or cash flows from operating activities presented in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
(g) Adjusted EBITDA represents EBITDA plus restructuring and other charges.
(h) Cash interest expense represents interest expense exclusive of amortization of deferred financing costs.
(i) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes and fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, including amortization of deferred financing costs, and the portion of rental expense considered to be interest (assumed to be one-third). Earnings were insufficient to cover fixed charges for the year ended December 31, 1992, for the period October 17, 1996 through December 31, 1996 and, on a pro forma basis, adjusted for the Transactions, the Initial Offering and the application of the proceeds therefrom, for the year ended December 31, 1996 by $14.6 million, $4.7 million and $12.4 million, respectively.
(j) Capital expenditures for rental trucks totaled $171.1 million, $189.0 million, $182.0 million, $210.8 million and $62.9 million for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 (pro forma)
    respectively. Capital expenditures for the year ended December 31, 1995 includes $10.3 million to purchase approximately 1,200 trucks that were added to the fleet in 1992 under operating leases.
(k) Includes approximately 1,500 trucks added to the fleet under operating leases, of which approximately 1,200 were purchased in 1995.
(l) Average operating fleet includes those trucks undergoing maintenance and excludes those trucks removed from the rental fleet for disposition.
(m) Utilization represents the total number of truck rental days generated by the fleet for the period divided by the total number of calendar days which were available for the average operating fleet for the period.
(n) At December 31, 1996, the Company had approximately 4,200 dealers.
(o) Revenue earning equipment consists of rental trucks, towing and other rental equipment and tires in service.
(p) Prior to October 17, 1996, shareholders' equity represents the investment by and interest-bearing advances from RSI. See Combined Financial Statements and related notes thereto.
(q) Includes $6.9 million receivable from truck sales as of December 31, 1996.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, before tendering their Senior Subordinated Notes for the Exchange Notes offered hereby, holders of Senior Subordinated Notes should consider carefully the following factors, which (other than "Consequences of Exchange and Failure to Exchange") are generally applicable to the Senior Subordinated Notes as well as the Exchange Notes:

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE INDEBTEDNESS

  As a result of the Transactions and the Initial Offering, the Company is highly leveraged. As of December 31, 1996, the Company's indebtedness and shareholders' equity amounted to $456.0 million and $120.1 million, respectively. In addition, subject to the restrictions in the Senior Bank Facilities and the Indenture, the Company may incur additional indebtedness from time to time. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be limited; (ii) a substantial portion of the Company's cash flow must be dedicated to the payment of interest on the Notes and servicing its other existing indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) certain indebtedness under the Senior Bank Facilities will be at variable rates of interest, which will cause the Company to be vulnerable to increases in interest rates; (iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (v) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business.

  The Company's ability to pay interest on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom.

  The rental trucks used by the Company in the Business are owned by Leasco and leased by Leasco to the Company pursuant to a Master Motor Vehicle Lease Agreement. Dividends or other distributions from Leasco could be required by the Company in order to meet a portion of its debt service obligations and other operating needs. See "--Limitations on Access to Cash Flow and Assets of Leasco."

SUBORDINATION OF NOTES; ASSET ENCUMBRANCE

  Prior to the Subordination Termination Date, the payment of principal of and interest on, and any premium or other amounts owing in respect of, the Notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company, including all amounts owing or guaranteed under the Senior Bank Facilities. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, prior to the Subordination Termination Date, assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness of the Company has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on any or all of the Notes. On and after the Subordination Termination Date, the Notes will constitute Senior Indebtedness and will rank pari passu with all existing and future Senior Indebtedness of the Company. However, there can be no assurance that the Subordination Termination Date will occur. In addition, even if the Subordination Termination Date does occur, the Notes will be structurally subordinated to the obligations incurred in connection with the Securitization, which at least initially is expected to constitute substantially all the indebtedness of the Company and its subsidiaries other than the Notes.

  Except under the circumstances discussed below, none of the Existing Subsidiaries (including Leasco, the Company's special purpose subsidiary that owns the trucks) will guarantee the Notes. The assets of Ryder TRS, Inc. represented approximately 23.2% of the consolidated assets of the Company and its subsidiaries at December 31, 1996. The Existing Subsidiaries, other than Leasco, have guaranteed the Company's obligations under the Senior Bank Facilities. If any of the Existing Subsidiaries, other than Leasco, and any subsequently acquired or organized domestic subsidiary (other than a subsidiary of Leasco) or, to the extent that no adverse tax consequences would result, foreign subsidiary of the Company becomes a Significant Subsidiary (as such term is defined in Rule 1-02 under Regulation S-X), the Company will be required to cause such Significant Subsidiary to guarantee the Notes on an unsecured, senior subordinated basis (prior to the Subordination Termination Date, and on a senior basis thereafter). At the request of the agents or the lenders under the Senior Bank Facilities, the Company may be required to cause Leasco to guarantee the obligations of the Company under the Senior Bank Facilities, and to grant security interests in, and liens on, Leasco's assets as security for such guarantee, if the Securitization has not been consummated on or prior to July 17, 1997. If Leasco does so guarantee the Senior Bank Facilities, the Company will be required to cause Leasco and the other subsidiaries of the Company to guarantee the Notes (collectively, the "Guarantor Subsidiaries") on an unsecured, senior subordinated basis. Payments in respect of any such guarantee of the Notes would be subordinated to the prior payment in full of all existing and future Senior Indebtedness of the respective Guarantor Subsidiaries, including all amounts owing or guaranteed in respect of the Senior Bank Facilities. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to a Guarantor Subsidiary, its assets would be available to pay obligations only after the Senior Indebtedness of such Guarantor Subsidiary had been paid in full, and there can be no assurance that there would be sufficient assets to pay amounts due in respect of such Guarantor Subsidiary's guarantee of the Notes.

  The Indenture will permit the Company and the Guarantor Subsidiaries to incur or have outstanding certain secured indebtedness, including indebtedness under the Senior Bank Facilities, which is secured by pledges of all the capital stock of the Guarantor Subsidiaries and security interests in, or liens on, substantially all other tangible and intangible assets located in the United States of the Company and the Guarantor Subsidiaries, other than Leasco. The assets of Leasco (consisting of the rental truck fleet and certain related assets) would be securitized or otherwise encumbered as part of the Securitization, but if the Securitization has not been consummated on or prior to July 17, 1997, the Company may be required to cause Leasco to grant security interests in, or liens on, such assets to secure the Senior Bank Facilities. The Notes and the guarantees issued in the circumstance referred to above are or will be unsecured and therefore do not have the benefit of any collateral. Accordingly, if an event of default occurs under the Senior Bank Facilities, the lenders thereunder will have a prior right to the assets of the Company (and, in the circumstance referred to above, the assets of the Guarantor Subsidiaries), and may foreclose upon such collateral to the exclusion of the holders of the Notes, notwithstanding the existence of an event of default with respect thereto. In such event, such assets would first be used to repay in full amounts outstanding under the Senior Bank Facilities, resulting in all or a portion of the Company's assets (and, in the circumstance referred to above, the assets of the Guarantor Subsidiaries) being unavailable to satisfy the claims of the holders of the Notes and other unsecured indebtedness.

LIMITATIONS ON ACCESS TO CASH FLOW AND ASSETS OF LEASCO

  Except under the circumstances described in "--Subordination of Notes; Asset Encumbrance," the Notes will not be guaranteed by or otherwise constitute an obligation of Leasco. As a result, claims of the holders of the Notes will be structurally subordinated to all indebtedness and other liabilities of Leasco. Leasco's assets (consisting of the truck rental fleet and certain related assets) represented approximately 76.8% of the consolidated assets of the Company and its subsidiaries at December 31, 1996.

  In addition, the Company's ability to gain access to the cash flow of Leasco for the purpose of providing for payment of the principal of, premium, if any, or interest on the Notes when due may be otherwise limited.

Under the certificate of incorporation of Leasco (the "Leasco Charter"), dividends or advances from Leasco to the Company may be paid or made only with the affirmative vote of all of the members of the Board of Directors of Leasco, which must include the affirmative vote of the two independent directors of Leasco. The Leasco Charter requires that there be at least two independent directors, none of whom may be a stockholder, partner, customer or supplier of Questor or any affiliate thereof, or may have certain other specified relationships with Questor or any such affiliate. Each independent director must have certain prior experience in serving as an independent director for similar purposes.

  Payment of dividends by Leasco will also be subject to restrictions under the Delaware General Corporation Law, which generally limits payment of dividends to specified surplus or net profits of a corporation, and is likely to be subject to additional contractual restrictions in agreements relating to the Securitization.

  Although the Company's rental payments to Leasco will be substantial, a majority of its revenues are expected to be retained by it to be applied to debt service and other ongoing requirements. In addition, the rental payments to Leasco are expected to be applied to meet interest costs and possibly other expenses associated with the truck rental fleet. Accordingly, the Company believes that its ability to service the Notes should not be materially impaired by the Securitization. However, it is possible that the Securitization will be structured, or other events could occur, such that dividends or other distributions from Leasco could be required by the Company in order to meet a portion of its debt service obligations and other operating needs. If the Board of Directors of Leasco, or any independent director, should determine that dividends should not be paid in the necessary amounts, or if such dividends could not be paid as a result of statutory or contractual restrictions, the Company's ability to pay interest on and principal of the Notes could be adversely affected. See "Leasco and Proposed Securitization."

RESTRICTIVE LOAN COVENANTS

  The Senior Bank Facilities include certain covenants that, among other things, restrict the ability of the Company and its subsidiaries to: (i) dispose of assets; (ii) incur additional indebtedness; (iii) incur guarantee obligations; (iv) prepay other indebtedness or amend certain other debt instruments; (v) pay dividends; (vi) create liens on assets; (vii) enter into sale and leaseback transactions; (viii) make investments, loans or advances;
(ix) make acquisitions; (x) engage in mergers or consolidations; (xi) change the business conducted by the Company; (xii) make capital expenditures; or
(xiii) engage in certain transactions with affiliates, and otherwise restrict certain corporate activities. In addition, under the Senior Bank Facilities the Company is required to comply with specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios and minimum EBITDA requirements. There can be no assurance that these requirements will be met in the future. If they are not, the holders of the indebtedness under the Senior Bank Facilities would be entitled to declare such indebtedness immediately due and payable. In addition, the Securitization will impose certain restrictive covenants on Leasco. See "Description of Senior Bank Facilities" and "Leasco and Proposed Securitization."

RISKS ARISING FROM ACQUISITION

  Dependence on the Seller. Prior to the consummation of the Acquisition, the Company had no operating history, and the business of the Company was conducted as a part of the business of the Seller. The Company is not able to rely on the Seller for financial support or for other services, except as provided in agreements entered into as part of the Acquisition. See "The Acquisition."

  The Company has entered into a number of such agreements, including agreements relating to vehicle maintenance, sales of used trucks, management information systems support and other administrative support services. In addition, the Company and RTR have entered into a Dealer Agreement (the "Dealer Agreement") under which RTR will act as a dealer for rental of a portion of the Company's trucks. Each of these agreements contains requirements for various ongoing payments of substantial amounts and other obligations on the part of the Company. The loss of certain of the rights and benefits provided under these arrangements prior to their scheduled termination dates could have a material adverse effect on the Company's business. See "Relationships with the Seller."

  Risks Related to the Ryder Name. The Company obtained the right to use certain Ryder trademarks under the terms of a Trademark License Agreement (the "License Agreement") between RSI and the Company. The Company will not have any right to use the Ryder trademarks after October 17, 2006 and must begin using such trademarks in conjunction with a successor tradename and trademarks after October 17, 2001. The Company believes that the Ryder trademarks enjoy wide and favorable recognition among its customers, and the loss of these trademarks (including any loss that could occur as a result of a failure of the Company to comply with certain covenants in the License Agreement and with the non-competition covenants contained in the Acquisition Agreements) could have a material adverse effect on the Company's business. There can be no assurance as to the effect on the Company's business of the transition to and use of a new name. See "Relationships with the Seller--Intellectual Property."

  Competition from the Seller. Under the terms of the Acquisition Agreements, RTR has agreed, among other things, not to engage in the one-way truck rental business at all or to engage in the local consumer truck rental business through dealers, franchisees or other third party agents for a period of up to twelve years. RTR continues to engage in competition with the Company in the local consumer and commercial rental business through its fleet of trucks. The Dealer Agreement does not require that RTR rent a Company truck for a local rental before renting its own truck and therefore RTR will generally rent its own trucks prior to a Company truck. The Acquisition Agreements do, however, limit for a period of two years the number of light duty trucks (i.e., trucks with gross vehicle weight of 16,000 pounds or less) that RTR may hold for rental, provided that the Company supplies a specific number of trucks for rental by the Seller's dealers under the Dealer Agreement during this time. See "Relationships with the Seller--Non-Competition Covenants."

  Under the terms of the Acquisition Agreements, during the term of the License Agreement and under certain circumstances up to one year thereafter, the Company may not engage in the long-term leasing business or the rental of heavy duty trucks.

HIGHLY COMPETITIVE INDUSTRY

  The truck rental industry is highly competitive and includes a number of significant competitors. U-Haul International Inc. ("U-Haul") is the Company's principal competitor with a greater market share and potentially greater financial resources than the Company. Competition is generally based on price, product quality, brand name recognition, service, convenience and availability. Competition could adversely affect the Company's operating results by forcing it to reduce its prices, incur additional costs or provide other services. The Seller will also compete with the Company in certain segments of the Company's business. See "Business--Competition" and "--Risks Arising from Acquisition--Competition from the Seller."

DEPENDENCE ON DEALERS

  The Company operates nationwide through approximately 4,200 dealers, of which 3,860 are independent Ryder dealers and 340 are RTR dealers. The Company is dependent on its dealer network to offer its truck rental services to the public, and the growth and profitability of the Company depend in part upon its relationship with its dealers. Dealer turnover was approximately 16% for 1995. In 1996, dealer turnover increased to approximately 27%, primarily due to a planned reduction in the number of dealers. There can be no assurance that the Company will be able to successfully maintain existing dealerships or to enter into relationships with qualified new dealers. The loss of a significant number of dealers or the failure to replace dealers could have a material adverse effect on the Company's business.

  Independent dealerships consist primarily of auto parts retailers and service suppliers, self storage centers, car rental locations and other vehicle-related businesses that are owned by third parties. As a result, truck rental services are not the primary business for independent dealers. There can be no assurance that the independent dealers will concentrate sufficient efforts on renting the Company's trucks, which could result in decreased revenues for the Company.

DEPENDENCE ON KEY PERSONNEL

  The ability of the Company to maintain its competitive position will depend to a significant degree upon its ability to continue to attract and maintain highly qualified managerial, sales, marketing and maintenance personnel. There can be no assurance that the Company will be able to continue to recruit and retain such personnel. In particular, the Company will be dependent on its key management personnel, and there can be no assurance that the loss of key personnel would not have a material adverse effect on the Company's business.

CONTROLLING SHAREHOLDER

  The Company is controlled by Questor, and Questor has the power to control all matters submitted to the shareholders of the Company and to elect a majority of the directors of the Company. See "Ownership of Capital Stock."

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, unless the Company redeems the Notes, each holder of the Notes will have the right to require the Company to purchase the Notes held by such holder at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of a Change of Control would constitute a default under the Senior Bank Facilities. The Company's failure to repurchase the Notes would result in a default under the Indenture. The inability to repay the indebtedness under the Senior Bank Facilities, if accelerated, would also constitute an event of default under the Indenture, which could have adverse consequences to the Company and the holders of the Notes. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Senior Bank Facilities and the Notes. See "Description of Senior Bank Facilities" and "Description of Notes--Change of Control."

GOVERNMENTAL REGULATION

  The Company is subject to various federal, state and local laws and regulations, including those relating to the taxing and licensing of vehicles, transportation and safety of vehicles, consumer protection, insurance, advertising, used vehicle sales, labor matters and environmental protection. The Company is affected by changes, from time to time, in such laws and regulations.

  The Company offers for sale, in addition to the rental of trucks, certain liability-limiting products relating to such rental, such as physical damage waivers and limited damage waivers, pursuant to which the Company agrees to waive its right to recovery from a renter for damage to the truck. Approximately 8.0%, 10.0% and 10.0% of the Company's revenues in 1994, 1995 and 1996, respectively, were generated from the sale of such liability-limiting products. Certain states have enacted legislation, generally applicable to automobile rentals, which limits the rates that may be charged for collision damage waivers, limits potential customer liability for damage to rented vehicles or restricts the sale of such waivers. In addition, Congress has from time to time considered legislation to regulate the sale of collision damage waivers by rental companies, but no such legislation has been enacted to date. The adoption of additional state or federal legislation applicable to truck rentals that would restrict the sale or limit the rates of collision damage waivers or other liability-limiting products, or would limit potential customer liability, could adversely affect sales of these products by the Company.

ENVIRONMENTAL MATTERS

  The Company and its operations are subject to various federal, state and local environmental laws and regulations, including laws and regulations which impose liability on responsible parties to remediate, or contribute to the costs of remediating, sites at which petroleum products or hazardous wastes or substances were disposed of or released, which may include sites operated by the Company. These remediation requirements may be imposed without regard to fault or legality at the time of the disposal or release. The Seller has remediated contamination at one property pursuant to such remediation laws, and there can be no assurance that contamination requiring remediation will not be found in the future at other properties leased by the Company. The Company also maintains aboveground storage tanks at one property for the storage of petroleum products and performs light vehicle maintenance at some of its leased properties, and asbestos-containing building materials may exist in certain of its leased buildings. While the Seller has retained liability with respect to environmental conditions existing prior to the date of the Acquisition, whether discovered or undiscovered, there can be no assurance that present or future activities undertaken by the Company will not result in environmentally related expenditures for which the Company may be responsible.

FRAUDULENT CONVEYANCE CONSIDERATIONS

  The incurrence by the Company of indebtedness such as the Notes to finance or refinance the Acquisition may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company. Under these laws, if a court were to find that, after giving effect to the sale of the Notes and the application of the net proceeds therefrom, either (a) the Company incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or (b) the Company received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or was rendered insolvent by reason of such transactions, (ii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, such court might subordinate such indebtedness to presently existing and future indebtedness of the Company or void the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to the creditors of the Company, as the case may be, or take other action detrimental to the holders of such indebtedness.

  The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction that is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its debts, including contingent liabilities, were greater than the value of all of its assets at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liability on its debts, including contingent liabilities, as they become absolute and mature.

   To the extent that proceeds from the Initial Offering were used to refinance the indebtedness incurred in connection with the Acquisition, a court might find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented thereby. In addition, if a court were to find that any of the components of the Transactions constituted a fraudulent transfer, to the extent that proceeds from the Initial Offering were used to finance or refinance such Transactions, a court might find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Notes.

  The Company believes that it received equivalent value at the time the indebtedness under the Notes was incurred. In addition, after giving effect to the consummation of the Transactions and the Initial Offering, the Company does not: (i) believe that it was insolvent or rendered insolvent; (ii) believe that it will be engaged in a business or transaction for which its remaining assets constitute unreasonably small capital; or (iii) intend to incur, or believe that it will incur, debts beyond its ability to pay as they mature. These beliefs are based on the Company's analysis of internal cash flow projections and estimated values of assets and liabilities of the Company at the time of the Acquisition and the Initial Offering. There can be no assurance, however, that a court passing on these issues would make the same determination.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

  The Exchange Notes are new securities for which there presently is no market. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the Exchange Notes, the Initial Purchaser is not obligated to do so and any such market making may be discontinued at any time without notice.

In addition, such market making activity may be limited during the pendency of the Exchange Offer. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation of the Exchange Notes through the National Association of Securities Dealers Automated Quotation System.

  The Exchange Notes generally will be permitted to be resold or otherwise transferred by each holder without the requirement of further registration. The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Senior Subordinated Notes being tendered for exchange. In the case of non-exchanging holders of Senior Subordinated Notes, no assurance can be given as to the liquidity of the trading market for the Senior Subordinated Notes following the Exchange Offer. See "Plan of Distribution."

  The liquidity of, and trading market for, the Senior Subordinated Notes or the Exchange Notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

  Holders of Senior Subordinated Notes who do not exchange their Senior Subordinated Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Senior Subordinated Notes as set forth in the legend thereon as a consequence of the issuance of the Senior Subordinated Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Senior Subordinated Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Senior Subordinated Notes under the Securities Act. In addition, any holder of Senior Subordinated Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Senior Subordinated Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Subordinated Notes not tendered could be adversely affected. See "The Exchange Offer" and "Senior Subordinated Notes Registration Rights."

                                USE OF PROCEEDS

  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. The Company used the net proceeds from the issuance of the Senior Subordinated Notes, approximately $169.0 million after deducting discounts and fees and expenses incurred in connection therewith, to repay the aggregate principal amount outstanding under the Senior Subordinated Credit Facility and approximately $69.0 million of indebtedness outstanding under the Term Facility, the proceeds of each of which were used, together with certain other funds, to pay the purchase price of the Acquisition and related fees and expenses.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The sole purpose of the Exchange Offer is to fulfill the obligations of the Company with respect to the Exchange and Registration Rights Agreement.

  The Senior Subordinated Notes were originally issued and sold on November 25, 1996 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A under the Securities Act. In connection with the sale of the Senior Subordinated Notes, the Company agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which senior subordinated notes of the Company covered by such registration statement and containing the same terms as the Senior Subordinated Notes, except as set forth in this Prospectus, would be offered in exchange for Senior Subordinated Notes tendered at the option of the holders thereof. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Subordinated Notes, where such Senior Subordinated Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  If (a) prior to the consummation of the Exchange Offer, the Company reasonably determines in good faith that (i) the Exchange Notes would not, upon receipt, be tradeable by Holders that are not Affiliates without restriction under the Securities Act and without material restriction under applicable state securities laws or (ii) after conferring with counsel, the Commission is unlikely to permit the consummation of the Exchange Offer within 165 days after the Issue Date, (b) for any other reason the Exchange Offer is not consummated within 165 days of the Issue Date, (c) the Initial Purchaser so requests with respect to Senior Subordinated Notes (i) purchased by it from the Company on the Issue Date, (ii) not eligible to be exchanged for Exchange Notes in the Exchange Offer and (iii) held by it following consummation of the Exchange Offer or (d) any Holder (other than an exchanging dealer) is not eligible to participate in the Exchange Offer or, in the case of any Holder that participates in the Exchange Offer (other than an exchanging dealer), does not receive freely tradeable Exchange Notes in exchange for tendered Senior Subordinated Notes (and in either case so advises the Company within ten business days following the later of the consummation of the Exchange Offer or the time at which such Holder becomes aware or is notified by the Company of such circumstance) or if the Company so elects, in each case the Company shall promptly (and in any event within three business days) deliver to the Holders and the Trustee written notice thereof (the "Shelf Notice"). The Company will, at its expense, (i) as promptly as practicable after delivery of the Shelf Notice, file with the Commission a Shelf Registration Statement covering resales of the Notes to which such Shelf Registration Statement is applicable, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as possible after such filing occurs and (iii) use its best efforts to keep the Shelf Registration Statement effective until three years after its effective date (or such shorter period that will terminate when all the Notes covered thereby have been sold pursuant thereto or in certain other circumstances).

  In the event that (i) the Exchange Offer Registration Statement is not declared effective within 135 days after the Issue Date, (ii) the Exchange Offer is not consummated on or prior to 165 days after the Issue Date,
(iii) the Shelf Registration Statement is not filed with the Commission within 45 days after the Shelf Notice is required to be delivered or is not declared effective within 135 days after such date or (iv) the Shelf Registration Statement is filed and declared effective within 135 days after the date the Shelf Notice is required to be delivered but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional or amended Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company must pay liquidated damages. See "Senior Subordinated Notes Registration Rights."

TERMS OF THE EXCHANGE

  The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Registration Statement of which this Prospectus is a part (the "Letter of Transmittal"), $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Senior Subordinated Notes. The terms of the Exchange Notes are identical in all respects to the terms of the

Senior Subordinated Notes for which they may be exchanged pursuant to this Exchange Offer, except that (i) the Exchange Notes will generally be freely transferable by holders thereof and (ii) the holders of the Exchange Notes will not be entitled to registration rights under the Exchange and Registration Rights Agreement except under certain limited circumstances. See "Senior Subordinated Notes Registration Rights." The Exchange Notes will evidence the same debt as the Senior Subordinated Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Subordinated Notes being tendered or accepted for exchange.

  Based on interpretations set forth in no-action letters issued by the Staff to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Subordinated Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate, (ii) a broker-dealer who acquired Senior Subordinated Notes directly from the Company or (iii) a broker-dealer who acquired Senior Subordinated Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Subordinated Notes, where such Senior Subordinated Notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

  Tendering holders of Senior Subordinated Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Senior Subordinated Notes pursuant to the Exchange Offer.

  Interest on each Exchange Note issued pursuant to the Exchange Offer will accrue from the last interest payment date to which interest was paid on the Senior Subordinated Notes surrendered in exchange therefor or, if no interest has been paid on the Senior Subordinated Notes, from the date of original issue of the Senior Subordinated Notes.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

  The Exchange Offer will expire on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on May 9, 1997 unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to The Bank of New York (the "Exchange Agent") and by timely public announcement communicated by no later than 9:00 a.m. Eastern time on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Senior Subordinated Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

  The Exchange Date will be the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Senior Subordinated Notes for any reason, including if any of the events set forth below under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company prior to the Expiration Date and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Senior Subordinated Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Senior Subordinated Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Senior Subordinated Notes on the Exchange Date.

  If the Company amends the Exchange Offer to increase or decrease the percentage of the class of securities being sought or the consideration offered or the dealer's soliciting fee to be given in the Exchange Offer, such Exchange Offer shall remain open for at least ten business days from the date that notice of such increase or decrease is first published or sent or given to security holders. If the Company waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Senior Subordinated Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

  This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Senior Subordinated Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Senior Subordinated Notes.

HOW TO TENDER

  The tender to the Company of Senior Subordinated Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  General Procedures. A holder of a Senior Subordinated Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Senior Subordinated Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Subordinated Notes, where such Senior Subordinated Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  If tendered Senior Subordinated Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Senior Subordinated Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Senior Subordinated Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Senior Subordinated Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Senior Subordinated Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

  Any beneficial owner whose Senior Subordinated Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Senior Subordinated Notes should contact such holder promptly and instruct such holder to tender Senior Subordinated Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Senior Subordinated Notes himself or herself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Senior Subordinated Notes, either make appropriate arrangements to register ownership of the Senior Subordinated Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

  Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Senior Subordinated Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purpose of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Senior Subordinated Notes by causing the Book-Entry Transfer Facility to transfer such Senior Subordinated Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Senior Subordinated Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

  THE METHOD OF DELIVERY OF SENIOR SUBORDINATED NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

  Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer, and time will not permit a Letter of Transmittal or Senior Subordinated Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Senior Subordinated Notes being tendered, the names in which the Senior Subordinated Notes are registered and, if possible, the certificate numbers of the Senior Subordinated Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Senior Subordinated Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Senior Subordinated Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

  A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Senior Subordinated Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Senior Subordinated Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Senior Subordinated Notes (or a timely Book-Entry Confirmation).

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Senior Subordinated Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The party tendering Senior Subordinated Notes for exchange (the "Transferor") exchanges, assigns and transfers the Senior Subordinated Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Senior Subordinated Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Senior Subordinated Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Senior Subordinated Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Senior Subordinated Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Senior Subordinated Notes. The Transferor further agrees that acceptance of any tendered Senior Subordinated Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Exchange and Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor, and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

  By tendering Senior Subordinated Notes and executing the Letter of Transmittal, the Transferor certifies that (a) it is not an Affiliate, that it is not a broker-dealer that owns Senior Subordinated Notes acquired directly from the Company or an Affiliate of the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes or (b) that it is an Affiliate of the Company or of the Initial Purchaser and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

WITHDRAWAL RIGHTS

  Senior Subordinated Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Senior Subordinated Notes to be withdrawn, the certificate numbers of Senior Subordinated Notes to be withdrawn, the principal amount of Senior Subordinated Notes to be withdrawn, a statement that such holder is withdrawing his or her election to have such Senior Subordinated Notes exchanged, and the name of the registered holder of such Senior Subordinated Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Senior Subordinated Notes being withdrawn. The Exchange Agent will return the properly withdrawn Senior Subordinated Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF SENIOR SUBORDINATED NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE
NOTES

  Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Senior Subordinated Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Senior Subordinated Notes when, as and if the Company has given written notice thereof to the Exchange Agent.

  The Exchange Agent will act as agent for the tendering holders of Senior Subordinated Notes for the purposes of receiving Exchange Notes from the Company and causing the Senior Subordinated Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Senior Subordinated Notes will be made by the Exchange Agent promptly after acceptance of the tendered Senior Subordinated Notes. Senior Subordinated Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Senior Subordinated Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Senior Subordinated Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Senior Subordinated Notes not previously accepted and may, prior to the Expiration Date, terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement, unless otherwise required by applicable law or regulation) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Senior Subordinated Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

  Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

  In addition, the Company will not accept for exchange any Senior Subordinated Notes tendered, and no Exchange Notes will be issued in exchange for any such Senior Subordinated Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

  The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

  Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

  The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $650,000.

  No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Senior Subordinated Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Senior Subordinated Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

  HOLDERS OF SENIOR SUBORDINATED NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

  The exchange of the Senior Subordinated Notes for the Exchange Notes in the Exchange Offer should not constitute an exchange for federal income tax purposes. Consequently, (i) no gain or loss should be realized by a

U.S. Holder upon receipt of an Exchange Note; (ii) the holding period of the Exchange Note should include the holding period of the Senior Subordinated Note exchanged therefor; and (iii) the adjusted tax basis of the Exchange Note should be the same as the adjusted tax basis of the Senior Subordinated Note exchanged therefor immediately before the exchange. Even if the exchange of a Senior Subordinated Note for an Exchange Note were treated as an exchange, however, such an exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, an Exchange Note should have the same issue price as a Senior Subordinated Note and a U.S. Holder should have the same adjusted basis and holding period in the Exchange Note as it had in a Senior Subordinated Note immediately before the exchange. As used herein, the term "U.S. Holder" means a person who is, for United States federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

OTHER

  Participation in the Exchange Offer is voluntary, and holders should carefully consider whether to accept the Exchange Offer and tender their Senior Subordinated Notes. Holders of the Senior Subordinated Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  As a result of the making of, and upon acceptance for exchange of all validly tendered Senior Subordinated Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled covenants contained in the terms of the Senior Subordinated Notes and the Exchange and Registration Rights Agreement. Holders of the Senior Subordinated Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and subject to all the limitations applicable thereto, under the Indenture, except for any such rights under the Exchange and Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Senior Subordinated Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Senior Subordinated Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Subordinated Notes could be adversely affected. See "Risk Factors-- Consequences of Exchange and Failure to Exchange."

  The Company may in the future seek to acquire untendered Senior Subordinated Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Senior Subordinated Notes that are not tendered in the Exchange Offer.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1996, which reflects the effects of the Transactions and the Initial Offering and the application of the proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Selected Historical and Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                           DECEMBER 31, 1996
                                                         ----------------------
                                                         (DOLLARS IN THOUSANDS)
Long-term debt:
  Revolving Credit Facility(a)..........................        $    --
  Term Facility.........................................         281,000
  Senior Subordinated Notes due 2006....................         175,000
                                                                --------
    Total long-term debt................................         456,000
                                                                --------
Shareholders' equity:
  Common stock, $.01 par value, 275,000 shares
   authorized: 109,090 Class A shares and 13,910 Class B
   shares issued and outstanding........................               1
  Additional paid-in capital............................         122,999
  Accumulated deficit...................................          (2,889)
                                                                --------
    Total shareholders' equity..........................         120,111
                                                                --------
    Total capitalization................................        $576,111
                                                                ========

--------
(a) Borrowings of up to $150.0 million under the Revolving Credit Facility are available for working capital and general corporate purposes, including up to $50.0 million for letters of credit ($12.5 million of which were issued as of December 31, 1996). As of December 31, 1996, the Company's unused availability under the Revolving Credit Facility totaled approximately $105.9 million. See "Description of Senior Bank Facilities."

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following table sets forth summary historical financial and other data of the Company for each of the five years in the period ended December 31, 1996, and certain pro forma financial and other data for the year ended December 31, 1996. The pro forma financial data gives effect to the Transactions, the Initial Offering and the application of the proceeds therefrom, as if they had occurred on January 1, 1996 for statement of operations data purposes. The historical financial information for the period from October 17, 1996 through December 31, 1996 has been derived from the audited consolidated financial statements of the Company. Such consolidated financial statements have been audited by Coopers & Lybrand L.L.P. and are included elsewhere herein. The historical financial information for each of the years ended December 31, 1994 and 1995 and for the period January 1, 1996 through October 16, 1996 has been derived from the audited combined financial statements of the Company. Such combined financial statements have been audited by KPMG Peat Marwick LLP and are included elsewhere herein. The historical financial information for each of the years ended December 31, 1992 and 1993 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The pro forma information does not purport to represent what the Company's results would have actually been if the Transactions and the Initial Offering had occurred at the date indicated, nor does such information purport to project the results of the Company for any future period. The selected financial information should be read in conjunction with "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the related notes thereto included elsewhere in this Prospectus.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

                                                                        JANUARY 1,    OCTOBER 17,
                                                                           1996           1996
                                  YEAR ENDED DECEMBER 31,                 THROUGH       THROUGH        PRO
                          --------------------------------------------  OCTOBER 16,   DECEMBER 31,    FORMA
                            1992         1993       1994       1995        1996           1996         1996
                          ---------    ---------  ---------  ---------  -----------   ------------   --------
                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 One-way truck rentals..  $ 167,309    $ 184,875  $ 218,881  $ 224,369   $187,931      $  36,861     $224,792
 Local truck rentals....    196,015      209,049    229,053    214,520    167,140         47,343      214,483
 Accessory rentals and
  product sales(a)......     48,586       68,378     75,782     87,211     70,994         15,879       86,873
 Other revenues(b)......     14,455       17,625     25,917     20,621     13,714          2,928       16,642
                          ---------    ---------  ---------  ---------   --------      ---------     --------
Total revenues..........    426,365      479,927    549,633    546,721    439,779        103,011      542,790
Operating expense.......    171,956      182,893    204,552    185,920    155,264         34,732      189,996
Selling, general and
 administrative
 expense................    169,114      187,483    209,399    213,600    166,568         39,317      206,558
Depreciation expense
 (net of gains) and
 amortization(c)........     79,285       84,939     90,215    104,258     84,949(d)      19,398      111,370
Restructuring and other
 charges(e).............        --           --         --       6,370      1,891            --         1,891
                          ---------    ---------  ---------  ---------   --------      ---------     --------
Operating income........      6,010       24,612     45,467     36,573     31,107          9,564       32,975
Interest expense(f).....     20,590       20,049     24,256     29,663     20,291         14,261(g)    44,641 (h)
Miscellaneous expense,
 net....................          4           89        102        324        690            --           690
                          ---------    ---------  ---------  ---------   --------      ---------     --------
Earnings (loss) before
 income taxes...........    (14,584)       4,474     21,109      6,586     10,126         (4,697)     (12,356)
Provision (benefit) for
 income taxes...........     (5,484)       1,994      8,800      2,984      4,304         (1,808)      (4,351)
                          ---------    ---------  ---------  ---------   --------      ---------     --------
Net earnings (loss).....  $  (9,100)   $   2,480  $  12,309  $   3,602   $  5,822      $  (2,889)    $ (8,005)(h)
                          =========    =========  =========  =========   ========      =========     ========
OTHER FINANCIAL DATA:
EBITDA(i)...............  $  85,291    $ 109,462  $ 135,580  $ 140,507   $115,366      $  28,962     $143,655
EBITDA margin...........       20.0%        22.8%      24.7%      25.7%      26.2%          28.1%        26.5%
Adjusted EBITDA(j)......  $  85,291    $ 109,462  $ 135,580  $ 146,877   $117,257      $  28,962     $145,546
Adjusted EBITDA margin..       20.0%        22.8%      24.7%      26.9%      26.7%          28.1%        26.8%
Cash interest
 expense(k).............  $  20,590    $  20,049  $  24,256  $  29,663   $ 20,291      $   8,689     $ 42,028
Ratio of Adjusted EBITDA
 to cash interest
 expense................        4.1x         5.5x       5.6x       5.0x       5.8x           3.3x         3.5x
Ratio of earnings to
 fixed charges(l).......           (l)       1.2x       1.8x       1.2x       1.5x              (l)          (l)
Capital
 expenditures(m)........  $ 180,912    $ 195,675  $ 191,925  $ 223,749   $ 69,228      $     131     $ 69,359
Proceeds from
 disposition of trucks..     45,484       50,215     50,030     72,211     45,428         10,876(t)    56,304
STATEMENT OF CASH FLOWS
 DATA:
Net cash provided by
 operating activities...  $  68,325    $  78,054  $ 114,632  $  79,333   $116,843      $  44,427
Net cash used in
 investing activities...   (135,212)    (148,109)  (143,758)  (153,331)   (25,433)      (584,966)
Net cash provided by
 (used in) financing
 activities.............     67,239       69,924     30,285     74,777    (87,699)       558,046
FLEET DATA:
Number of trucks
 purchased..............      8,500(n)     8,011      7,442      8,468                                  2,515
Number of trucks sold...      6,384        6,530      5,883      7,603                                  5,212
Average operating
 fleet(o)...............     30,270       31,078     32,814     34,110                                 31,693
Utilization(p)..........       37.9%        39.8%      44.1%      41.8%                                  44.9%
Average age in months
 (end of period)........         35           32         31         29                                     36
Average number of
 dealers................      4,563        4,477      4,765      5,031                                  4,516(q)
BALANCE SHEET DATA (END
 OF PERIOD):
Revenue earning
 equipment(r)...........  $ 383,400    $ 448,949  $ 503,643  $ 547,365   $490,661      $ 477,391
Total assets............    430,376      506,501    575,933    629,817    555,267        621,846
Total debt(s)...........        --           --         --         --         --         456,000
Total shareholders'
 equity(s)..............    297,060      369,464    412,058    490,437    408,560        120,111

      See Notes to Selected Historical and Pro Forma Financial Information

       NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

(a) Includes rental of automobile towing equipment and moving accessories; sales of moving supplies; and sales of liability-limiting products such as physical damage waivers, personal accident and cargo protection, and supplemental liability protection.
(b) Other revenues represent household relocation services provided by the Company's subsidiary, Ryder Move Management, Inc. ("RMM").
(c) Gains on the disposition of trucks, net of vehicle disposition costs and other adjustments, have been reported as reductions of depreciation expense by the Company. Such gains amounted to $12.5 million, $20.5 million, $25.9 million, $21.9 million and $8.7 million during the years ended December 31, 1992, 1993, 1994 and 1995 and the period January 1, 1996 through October 16, 1996, respectively.
(d) Effective January 1, 1996, the Company changed the estimated useful lives and residual values used to calculate depreciation expense on certain types of trucks in order to better reflect recent experience. This accounting change was treated as a change in estimate and accounted for on a prospective basis from January 1, 1996. As a result of this change, depreciation expense was decreased by approximately $6.0 million for the period January 1, 1996 through October 16, 1996.
(e) The Company recorded restructuring and other charges of $6.4 million and $1.9 million for the year ended December 31, 1995 and the period January 1, 1996 through October 16, 1996, respectively. In the third quarter of 1995, the Company consolidated its 20 administrative locations into two area centers. As a result, the Company incurred restructuring and other charges for lease termination, employee severance and employee relocation costs. In 1996, additional consolidating and restructuring actions were taken by the Seller which impacted the Company; these actions included management and staff reductions and elimination of the company-owned car benefit program.
(f) Prior to October 17, 1996, historical interest expense consists of interest on advances from RSI.
(g) Includes the write-off of deferred financing costs of $5.1 million associated with the repayment of the Senior Subordinated Credit Facility and a portion of the Term Facility with the proceeds of the Initial Offering.
(h) Excludes the write-off of deferred financing costs of $5.1 million ($3.1 million, net of related income tax benefit) associated with the repayment of the Senior Subordinated Credit Facility and a portion of the Term Facility with the proceeds of the Initial Offering.
(i) EBITDA represents earnings before interest expense, income taxes, depreciation (net of gains on the disposition of trucks) and amortization. EBITDA does not include gains on the disposition of trucks. The Company includes information concerning EBITDA because it is used by certain investors as a measure of the Company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income or cash flows from operating activities presented in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
(j) Adjusted EBITDA represents EBITDA plus restructuring and other charges.
(k) Cash interest expense represents interest expense exclusive of amortization of deferred financing costs.
(l) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes and fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, including amortization of deferred financing costs, and the portion of rental expense considered to be interest (assumed to be one-third). Earnings were insufficient to cover fixed charges for the year ended December 31, 1992, for the period October 17, 1996 through December 31, 1996, and, on a pro forma basis, adjusted for the Transactions, the Initial Offering and the application of the proceeds therefrom, for the year ended December 31, 1996 by $14.6 million, $4.7 million and $12.4 million, respectively.
(m) Capital expenditures for rental trucks totaled $171.1 million, $189.0 million, $182.0 million, $210.8 million and $62.9 million for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 (pro forma), respectively. Capital expenditures for the year ended December 31, 1995 includes $10.3 million to purchase approximately 1,200 trucks that were added to the fleet in 1992 under operating leases.
(n) Includes approximately 1,500 trucks added to the fleet under operating leases, of which approximately 1,200 were purchased in 1995.
(o) Average operating fleet includes those trucks undergoing maintenance and excludes those trucks removed from the rental fleet for disposition.

(p) Utilization represents the total number of truck rental days generated by the fleet for the period divided by the total number of calendar days which were available for the average operating fleet for the period.
(q) At December 31, 1996, the Company had approximately 4,200 dealers.
(r) Revenue earning equipment consists of rental trucks, towing and other rental equipment and tires in service.
(s) Prior to October 17, 1996, shareholders' equity represents the investment by and interest-bearing advances from RSI. See Combined Financial Statements and related notes thereto.
(t) Includes $6.9 million receivable from truck sales as of December 31, 1996.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 1996 gives effect to the Transactions, the Initial Offering and the application of the proceeds therefrom, as if each of the underlying transactions had been consummated on January 1, 1996. The unaudited pro forma financial information does not purport to be indicative of the results that would actually have been obtained if the Transactions, the Initial Offering and the application of the proceeds therefrom had occurred on the date indicated, or of the results that may be obtained in the future. The unaudited pro forma financial information is presented for comparative purposes only. The pro forma adjustments, as described in the accompanying notes, are based on available information and certain assumptions that management believes are reasonable.

  The Acquisition is accounted for under the purchase method of accounting. The aggregate purchase price for the Acquisition of $573.3 million plus $9.4 million of fees and expenses (out of total fees and expenses of approximately $24.2 million) has been allocated to the tangible and identifiable intangible assets and liabilities of the acquired business based upon the Company's estimates of their fair value.

  For a period of up to two years, RTR has agreed to provide the Company with certain administrative and management information systems support services. RTR will also continue to provide various services which it performed prior to the Acquisition, including acting as a dealer in the rental of the Company's trucks and rental-related products at certain RTR branch locations, acting as an agent in the sale of used trucks and performing maintenance on the Company's trucks. The charge for these services is expected to approximately equal the internal rate that was previously charged to the Business. The Seller also charged the Business management-related fees for services such as finance, accounting, treasury, internal audit, legal and public relations. These services are expected to be replaced at approximately the same cost as has been historically charged by the Seller. See "Relationships with the Seller."

                                RYDER TRS, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                 HISTORICAL
                          ------------------------
                          JANUARY 1,  OCTOBER 17,
                             1996         1996
                            THROUGH     THROUGH
                          OCTOBER 16, DECEMBER 31, TRANSACTIONS   TRANSACTIONS INITIAL OFFERING ADJUSTED
                             1996         1996     ADJUSTMENTS     PRO FORMA     ADJUSTMENTS    PRO FORMA
                          ----------- ------------ ------------   ------------ ---------------- ---------
Truck rental and related
 revenue................   $439,779     $103,011     $    --        $542,790        $  --       $542,790
                           --------     --------     --------       --------        ------      --------
Operating expense.......    155,264       34,732          --         189,996           --        189,996
Selling, general and ad-
 ministrative expense...    166,568       39,317          673 (a)    206,558           --        206,558
Depreciation expense
 (net of gains) and am-
 ortization.............     84,949       19,398        7,023 (b)    111,370           --        111,370
Restructuring and other
 charges................      1,891          --           --           1,891           --          1,891
Interest expense........     20,291       14,261       15,258 (c)     49,810        (5,169)(d)    44,641
Miscellaneous expense,
 net....................        690          --           --             690           --            690
                           --------     --------     --------       --------        ------      --------
                            429,653      107,708       22,954        560,315        (5,169)      555,146
                           --------     --------     --------       --------        ------      --------
  Earnings (loss) before
   income taxes.........     10,126       (4,697)     (22,954)       (17,525)        5,169       (12,356)
Provision (benefit) for
 income taxes...........      4,304       (1,808)      (8,837)(e)     (6,341)        1,990 (e)    (4,351)
                           --------     --------     --------       --------        ------      --------
  Net earnings (loss)...   $  5,822     $ (2,889)    $(14,117)      $(11,184)       $3,179      $ (8,005)
                           ========     ========     ========       ========        ======      ========
OTHER DATA:
  EBITDA(f).............   $115,366     $ 28,962                                                $143,655
  EBITDA margin.........       26.2%        28.1%                                                   26.5%
  Adjusted EBITDA(g)....   $117,257     $ 28,962                                                $145,546
  Adjusted EBITDA
   margin...............       26.7%        28.1%                                                   26.8%


See Accompanying Notes to Unaudited Pro Forma Condensed Statement of Operations

                                RYDER TRS, INC.

        NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

(a) To reflect management fee expense of $850,000, on an annual basis, in accordance with the terms of the Management and Consulting Agreement between the Company and Questor Management Company.

(b) To reflect the increase in depreciation and amortization resulting from the step up of revenue earning equipment, including tires in service, by $14.3 million to its estimated fair value of $504.8 million, and software development costs and intangible assets by $61.8 million to their estimated fair value of $66.6 million (in thousands):

   Elimination of depreciation expense of the Business...............  $(84,949)
   Depreciation expense resulting from estimated fair values of revenue earning equipment ($504.8 million) and operating property and equipment ($14.9 million) for the period January 1, 1996
    through October 16, 1996.........................................    87,359
   Amortization of acquired capitalized software development costs and intangible assets of $66.6 million over useful lives of 5 to
    15 years for the period from January 1, 1996 through October 16,
    1996.............................................................     4,613
                                                                       --------
                                                                       $  7,023
                                                                       ========

  Prior to October 17, 1996, depreciation of revenue earning equipment was computed using the straight-line method over the estimated useful lives (5 to 7 years) of the assets, giving effect to estimated residual values. Gains on sales of revenue earning equipment, net of vehicle disposition costs, were reported as reductions of depreciation expense. Following the completion of the Acquisition on October 17, 1996, the Company reviewed planned operating strategies regarding the age and composition of the truck rental fleet and the expected useful life of the fleet. Upon completion of this review, the Company established remaining estimated useful lives for the purchased fleet assuming estimated useful lives of 5 to 8 years from the date a truck was originally purchased and increased, in some cases, the estimated residual values of certain classes of trucks.

(c) To reflect the net increase in interest expense resulting from the incurrence of the Acquisition debt as follows (in thousands):

   Elimination of interest expense of the Business..................  $(20,291)
   Interest resulting from Senior Subordinated Credit Facility of
    $100.0 million at an assumed average interest rate of 12.80% for
    the period January 1, 1996 through October 16, 1996.............    10,133
   Interest resulting from the Term Facility of $350.0 million at an assumed average interest rate of 7.79% for the period January 1,
    1996 through October 16, 1996...................................    21,585
   Interest resulting from Revolving Credit Facility of $31 million less interest income resulting from a preliminary purchase price reduction of $6.1 million due from Seller, at an assumed average interest rate of 7.79% for the period January 1, 1996 through
    October 16, 1996................................................     1,537
   Estimated annual fees associated with Senior Bank Facilities for
    the period January 1, 1996 through October 16, 1996.............       693
   Amortization of deferred financing costs related to the above for the period January 1, 1996 through October 16, 1996, excluding the write-off of deferred financing costs of $5.1 million
    associated with the Initial Offering............................     1,601
                                                                      --------
                                                                      $ 15,258
                                                                      ========

(d) To reflect the net decrease in interest expense resulting from the Initial Offering of the $175.0 million Senior Subordinated Notes due 2006 and the application of the net proceeds therefrom of $169.0 million as follows (in thousands):

   Elimination of interest on the Senior Subordinated Credit Facility of $100.0 million for the period January 1, 1996 through November
    25, 1996.........................................................  $(11,552)
   Elimination of interest on the Term Facility of $69.0 million for
    the period January 1, 1996 through November 25, 1996.............    (4,851)
   Elimination of write-off of deferred financing costs associated
    with the Senior Subordinated Credit Facility and Term Facility...    (5,102)
   Interest on the $175.0 million Senior Subordinated Notes due 2006 at an interest rate of 10.00% for the period January 1, 1996
    through November 25, 1996........................................    15,794
   Amortization of deferred financing costs related to the Initial
    Offering.........................................................       542
                                                                       --------
                                                                       $ (5,169)
                                                                       ========

  A 1/4% variance in interest rate on the Senior Subordinated Credit
  Facility, Term Facility and the Revolving Credit Facility would change interest expense and net loss by $0.6 million and $0.3 million, respectively.
(e) To reflect the income tax benefit resulting from items (a) through (d) at an assumed tax rate of 38.5%.
(f) EBITDA represents earnings before interest expense, income taxes, depreciation (net of gains on the disposition of trucks) and amortization. EBITDA does not include gains on the disposition of trucks. The Company has included information concerning EBITDA because it is used by certain investors as a measure of the Company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income or cash flows from operating activities presented in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
(g) Adjusted EBITDA represents EBITDA plus restructuring and other charges.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the financial condition and results of operations covers periods before completion of the Transactions. As a result of the Acquisition, the Company's assets and liabilities assumed were adjusted to their estimated fair values as of October 17, 1996. In addition, the Company entered into new financing arrangements and, as a newly formed company, has its own capital structure. Accordingly, the results of operations for periods subsequent to October 17, 1996 will not be comparable to prior periods. For further discussion relating to the impact that the Transactions may have on the Company, see "Summary--The Acquisition, Financing and Related Transactions," "Risk Factors," "Selected Historical and Pro Forma Financial Information," "Unaudited Pro Forma Financial Information" and the Financial Statements and notes thereto included elsewhere in this Prospectus.

  Unless otherwise indicated, 1996 amounts discussed below represent the pro forma results as if the Transactions, the Initial Offering and the application of proceeds therefrom had occurred on January 1, 1996.

GENERAL

  The Company is the second largest provider of truck rentals and related moving supplies and services to the consumer and light commercial markets in the United States. The Company rents trucks, towing equipment and accessory equipment and sells liability-limiting products and moving supplies to consumers and commercial customers through its nationwide network of approximately 4,200 dealers as of December 31, 1996. The Company supplements its truck rental business with a range of other products and services. The Company rents automobile towing equipment and other moving accessories such as hand trucks and furniture pads and sells moving supplies such as boxes, tape and packing materials. The Company also offers customers a range of liability-limiting products such as physical damage waivers, personal accident and cargo protection, and supplemental liability protection. As is the case with many other vehicle rental companies, liability-limiting products provide the Company with an important and continuing source of revenue and cash flow. Over the last four years, total revenues have grown at a compound average annual rate of 6.2% from $426.4 million in 1992 to $542.8 million in 1996.

  In 1995, fleet utilization and revenue per truck (including accessory rentals and product sales) declined from 1994 levels, in part due to an increase in average fleet size of approximately 1,300 trucks. Accordingly, the Company accelerated vehicle dispositions in 1995 and 1996, and reduced capital expenditures for new vehicles purchased in 1996. As a result, the average fleet for the year ended December 31, 1996 comprised approximately 2,417 fewer trucks than for the comparable period of 1995. Although total revenues in 1996 decreased 0.7% from 1995, fleet utilization and revenue per truck increased. In 1996 fleet utilization was 44.9% compared with 41.8% in 1995, while revenue per truck, including accessory rentals and product sales, increased by 7.6% in 1996 compared with 1995.

  In order to streamline its operations, the Company consolidated its 20 administrative locations into two area centers in the third quarter of 1995. As a result, in 1995 the Company incurred restructuring and other charges of $6.4 million consisting of employee relocation costs of $3.3 million, employee severance costs of $2.2 million and lease termination costs of $0.9 million. During the period January 1, 1996 through October 16, 1996 additional actions were taken by RSI which impacted the Company, including management and staff reductions and the elimination of the company-owned car benefit program. The Company recorded restructuring charges of $1.9 million related to these actions.

  The Company plans to relocate its corporate headquarters from Miami, Florida, to Denver, Colorado. The relocation is expected to begin on July 1, 1997. The Company entered into an agreement in March 1997 pursuant to which it will lease approximately 66,000 square feet of space in downtown Denver for a minimum term of 10 years and a minimum annual rent commitment ranging from $0.9 million to $1.4 million. Certain staff from the

Company's facilities in Miami, Florida, Atlanta, Georgia, Dallas, Texas and Aurora, Colorado will be transferred to the new headquarters in Denver. The Company also intends to recruit additional employees in the Denver area. As part of the purchase accounting for the Acquisition, the Company recorded a reserve of $6.0 million for severance, relocation, lease termination and other costs associated with these plans.

  Over the last four years, the Company's EBITDA increased at a compound average annual rate of 13.9% from $85.3 million in 1992 to $143.7 million in 1996. Excluding the restructuring charges discussed above, the Company's EBITDA increased at a compound average annual rate of 14.3% from $85.3 million in 1992 to $145.5 million in 1996. Management believes that the increase in EBITDA is primarily the result of better utilization of revenue earning equipment, increased sales of rental-related products and reduction of certain operating costs.

  The Company incurs significant annual capital expenditures primarily to purchase trucks. Capital expenditures for trucks totaled $182.0 million, $210.8 million and $62.9 million in 1994, 1995 and 1996, respectively. The decrease in capital spending in 1996 was due primarily to a planned decrease in the average size of the fleet. Based on the average age and running cost statistics for different trucks, the Company regularly disposes of vehicles. Dispositions, including trade-ins through manufacturers, generated proceeds of $50.0 million, $72.2 million and $56.3 million in 1994, 1995 and 1996, respectively.

  Purchasing of trucks is coordinated through the Company's headquarters in Miami, Florida. Purchases are negotiated annually with each manufacturer. Orders are typically placed in October or November of each year for delivery primarily between March and June of the following year. The Company believes that its purchasing expertise and the volume of its purchases enable it to buy vehicles on terms believed to be more favorable than those available to its smaller competitors. The Company disposes of its vehicles through several outlets, including trade-ins through manufacturers, sales through RTR's used truck sales operations and sales through the Company's dealers. The Company disposes of its trucks throughout the year, with a larger proportion being sold or traded in during the six month period from October through March.

  Prior to October 17, 1996, depreciation of revenue earning equipment was computed using the straight-line method over the estimated useful lives (5 to 7 years) of the assets, giving effect to estimated residual values. Gains on sales of revenue earning equipment, net of vehicle disposition costs, were reported as reductions of depreciation expense. Following the completion of the Acquisition on October 17, 1996, the Company reviewed planned operating strategies regarding the age and composition of the truck rental fleet and the expected useful life of the fleet. Upon completion of this review, the Company established remaining estimated useful lives for the purchased fleet assuming estimated useful lives of 5 to 8 years from the date a truck was originally purchased and increased, in some cases, the estimated residual values of certain classes of trucks.

  In connection with the Acquisition, the Company and RTR entered into agreements pursuant to which RTR will provide the Company with various services which it performed prior to the Acquisition. For a period of up to two years, RTR has agreed to provide the Company with certain administrative and management information systems support services related to the business. RTR has also agreed to act as a dealer in the rental of the Company's trucks and rental-related products at certain RTR branch locations and as an agent in the sale of trucks and to perform maintenance on the Company's trucks. The charges for these services are expected to approximately equal the internal rates that were previously charged to the Business. The Seller also charged the Business management-related fees for services such as finance, accounting, treasury, internal audit, legal and public relations. These services are expected to be replaced at approximately the same cost as has been historically charged by the Seller. During the years ended December 31, 1994, 1995 and 1996, the total charges for the aforementioned services amounted to $109.3 million, $95.0 million and $88.9 million, respectively, including annual management-related fees of approximately $5.0 million for 1994, 1995 and the period from January 1, 1996 through October 16, 1996. See "Relationships with the Seller."

  Prior to October 17, 1996, the Company was included in consolidated income tax filings of the Seller for federal and state income tax purposes. However, the income tax provisions were determined as if the Company were an independent stand-alone entity filing separate income tax returns.

CERTAIN PRO FORMA EFFECTS OF THE TRANSACTIONS

  The Pro Forma Condensed Statement of Operations for the year ended December 31, 1996, reflect the Transactions, the Initial Offering and the application of the proceeds therefrom, as if they had occurred on January 1, 1996. The pro forma results of operations do not purport to be indicative of the results that would actually have been obtained if the Transactions, the Initial Offering and the application of the proceeds therefrom had occurred on January 1, 1996, or of the results that may be obtained in the future. See "Unaudited Pro Forma Financial Information."

  On a pro forma basis for 1996, the Company's net loss would have been $8.0 million compared to a reported combined (including the periods before and after the Acquisition Closing Date) net income of $2.9 million in 1996. Major components of these changes include: (i) an increase in depreciation and amortization expense as a result of the step-up of revenue earning equipment, capitalized software development costs and intangible assets to estimated fair value as part of the Transactions, (ii) an increase in interest expense resulting from the financing incurred in connection with the Transactions, the Initial Offering and the application of the proceeds therefrom and (iii) income tax benefits resulting from the tax effect of the aforementioned adjustments at an assumed tax rate of 38.5%.

  Excluded from pro forma net loss is the write-off of deferred financing costs ($3.1 million, net of related income tax benefit) associated with the repayment of the Senior Subordinated Credit Facility and a portion of the Term Facility with the proceeds of the Initial Offering.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain historical income statement data (pro forma for 1996) for the Company as a percentage of revenues:

                                                   YEAR ENDED DECEMBER 31,
                                                   -------------------------
                                                    1994     1995     1996
                                                   -------  -------  -------
Revenues:
  One-way truck rentals...........................    39.8%    41.0%    41.4%
  Local truck rentals.............................    41.7     39.2     39.5
  Accessory rentals and product sales.............    13.8     16.0     16.0
  Other revenues..................................     4.7      3.8      3.1
                                                   -------  -------  -------
    Total revenues................................   100.0    100.0    100.0
                                                   -------  -------  -------
Operating expense.................................    37.3     34.0     35.0
Selling, general and administrative expense.......    38.1     39.1     38.1
Depreciation expense (net of gains) and
 amortization.....................................    16.4     19.1     20.5
Restructuring and other charges...................     --       1.2      0.3
Interest expense..................................     4.4      5.4      8.3
Miscellaneous expense, net........................     --       --       0.1
                                                   -------  -------  -------
    Total costs and expenses......................    96.2     98.8    102.3
                                                   -------  -------  -------
    Earnings (loss) before income taxes...........     3.8%     1.2%    (2.3%)
                                                   =======  =======  =======

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenues. Revenues in 1996 were $542.8 million compared with $546.7 million in 1995, a decrease of $3.9 million or 0.7%. Revenues from one-way truck rentals, local truck rentals and accessory rentals and product sales were essentially flat, while revenues from RMM declined. Revenues from one-way rentals increased by 0.2% to $224.8 million. Revenues from local truck rentals were $214.5 million in both 1996 and 1995. Accessory rentals and product sales decreased by 0.4% to $86.9 million in 1996 compared with 1995. Revenues from liability-limiting products were $54.2 million in 1996 and $53.8 million in 1995.

  Operating expense. Operating expense increased to $190.0 million from $185.9 million in 1995, an increase of $4.1 million or 2.2%. Operating expense as a percentage of revenues increased to 35.0% in 1996 from 34.0% in 1995. The increase in operating expense was primarily due to higher vehicle maintenance cost. Vehicle maintenance costs in 1996 increased to $100.0 million from $93.9 million in 1995. The increase in vehicle maintenance cost was primarily the result of an increase in the average age of the fleet from 29 months at December 31, 1995 to 36 months at December 31, 1996. Vehicle maintenance cost was 18.4% as a percentage of revenues in 1996 compared with 17.2% in 1995. This increase was partially offset by a reduction in vehicle operating lease expense due to the purchase of approximately 1,200 trucks in late 1995 that had been leased in 1992.

  Selling, general and administrative expense. Selling, general and administrative expense declined to $206.6 million in 1996 from $213.6 million in 1995, a decrease of $7.0 million or 3.3%. Selling, general and administrative expense as a percentage of revenues declined to 38.1% in 1996 from 39.1% in 1995. This decrease resulted from cost savings generated from the consolidation of administrative functions in late 1995 as well as reduced advertising expenses in 1996 compared with 1995.

  Depreciation expense (net of gains) and amortization. Depreciation expense (net of gains) and amortization increased to $111.4 million from $104.3 million in 1995, an increase of $7.1 million or 6.8%. Depreciation expense (net of gains) and amortization as a percentage of revenues increased to 20.5% in 1996 from 19.1% in 1995. Depreciation expense before gains on vehicle sales and other charges and amortization declined to $120.1 million in 1996 from $126.2 million in 1995. This decrease resulted in part from a 9.3% decrease in the average size of the fleet during 1996 as well as changes during 1996 in the estimated useful lives and residual values used to calculate the provision for depreciation on certain types of trucks. The impact of these items was partially offset by increased depreciation and amortization expense associated with the step-up of revenue earning equipment, software development costs and intangible assets to their estimated fair value in connection with the Acquisition. Gains on vehicle sales declined $9.9 million to $12.0 million in 1996 from $21.9 million in 1995. Additionally, a $3.3 million charge against vehicle gains as a result of a physical inventory of revenue earning equipment conducted prior to the sale is reflected in the 1996 results. The Company did not recognize any vehicle gains or losses for the period October 17, 1996 through December 31, 1996 as a result of acquired vehicles being adjusted to their fair market values at the date of Acquisition.

  Restructuring and other charges. Restructuring and other charges were $1.9 million for 1996, compared with $6.4 million in 1995. The 1996 charge reflects $0.8 million in costs associated with the elimination of the Company-owned car benefit program and employee severance costs of $1.1 million resulting from actions taken by RSI during the second and third quarters of 1996. The 1995 charge reflects the Company's consolidation of its 20 administrative locations into two area centers and includes $0.9 million for lease termination costs, $2.2 million for employee severance costs and $3.3 million for employee relocation costs related to these actions.

  Interest expense. Interest expense increased $15.0 million to $44.6 million for 1996 from $29.7 million in 1995. Prior to October 17, 1996, interest expense reflects charges from RSI based upon its overall interest expense. The increase reflects the impact of borrowings associated with the Transactions. Pro forma interest expense excludes the write-off of deferred financing costs of $5.1 million associated with the repayment of the Senior Subordinated Credit Facility and a portion of the Term Facility with the proceeds of the Initial Offering.

  Income taxes. The Company's pro forma income tax rate was 35.2% for 1996 compared with 45.3% in 1995. The decrease in the 1996 tax rate compared with 1995 resulted primarily from the impact of a level amount of non-deductible expenses on changing levels of pre-tax earnings.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Revenues. Revenues in 1995 were $546.7 million compared with $549.6 million in 1994, a decrease of $2.9 million or 0.5%. Higher revenues from one-way truck rentals and accessory rentals and product sales, primarily liability-limiting products, were more than offset by declines in revenues from local truck rentals and from RMM. Revenues from one-way truck rentals increased by $5.5 million, or 2.5%, to $224.4 million in 1995 as a result of a 6.4% increase in the number of transactions partially offset by a 3.7% decrease in the average revenue per transaction. Revenues from local truck rentals decreased $14.6 million, or 6.4%, to $214.5 million in 1995. Lower local truck rental revenues resulted from a 2.6% decrease in the number of transactions as well as a 3.7% decrease in the average revenue per transaction. Accessory rentals and product sales increased $11.4 million, or 15.1%, to $87.2 million in 1995, resulting primarily from sales of new liability-limiting products such as supplemental liability and towed vehicle coverage, which were introduced in 1995. Revenues from liability-limiting products were $54.8 million in 1995 and $45.8 million in 1994.

  Operating expense. Operating expense was reduced to $185.9 million in 1995 from $204.6 million in 1994, a decrease of $18.7 million or 9.1%. Operating expense as a percentage of revenues declined to 34.0% in 1995 from 37.3% in 1994. This decrease was primarily due to lower bodily injury and property damage costs as a percentage of revenues, 7.8% in 1995 compared with 9.4% in 1994. Improvement in incident frequency and severity as well as favorable developments on reserves for open claims resulting from the Company's increased emphasis on dealer training and safety programs contributed to the expense reduction in 1995. In addition, maintenance expenses as a percentage of revenues were slightly lower during 1995 as a result of a decrease in the average age of the fleet.

  Selling, general and administrative expense. Selling, general and administrative expense increased to $213.6 million in 1995 from $209.4 million in 1994, an increase of $4.2 million, or 2.0%. Selling, general and administrative expense as a percentage of revenues increased to 39.1% in 1995 from 38.1% in 1994. The increase was primarily due to start-up costs such as supplies and training costs associated with the two area centers.

  Depreciation expense (net of gains). Depreciation expense (net of gains) increased to $104.3 million in 1995 compared to $90.2 million in 1994, an increase of $14.1 million or 15.6%. The increase in net depreciation expense reflects greater depreciation expense and lower gains on vehicle sales. Depreciation expense (net of gains) as a percentage of revenues increased to 19.1% in 1995 from 16.4% in the same period of 1994. Depreciation expense before gains on vehicle sales increased to $126.2 million in 1995 from $116.1 million in 1994. The increase resulted from a 3.9% increase in the average size of the fleet during 1995 compared with 1994. Depreciation related to investments in systems technology and development also contributed to the increase. Gains on vehicle sales decreased to $21.9 million in 1995 from $25.9 million in 1994. The decrease in gains was due to a 34% reduction in the average gain per vehicle sold, partially offset by a 29% increase in the number of vehicles sold. Management attributes the decline in the average gain per vehicle in part to a change in the mix of vehicles sold.

  Restructuring and other charges. Restructuring charges of $6.4 million in 1995 resulted from the Company's consolidation of its 20 administrative locations into two area centers. As a result, the Company incurred restructuring and other charges totaling $3.1 million, including $0.9 million for lease termination costs and $2.2 million for employee severance costs. In addition, the Company incurred relocation costs of $3.3 million in 1995 related to these actions.

  Interest expense. Interest expense reflecting charges from RSI increased to $29.7 million in 1995 from $24.3 million in 1994, an increase of $5.4 million. This change resulted from an increase in the balance of interest bearing advances from RSI as well as an increase in RSI's overall average cost of debt.

  Income taxes. The Company's effective income tax rate was 45.3% in 1995 compared with 41.7% in 1994. The increase in the 1995 tax rate compared with 1994 resulted primarily from the impact of a level amount of non-deductible expenses on changing levels of pre-tax earnings.

SEASONALITY

  Truck rentals display some seasonality, with generally higher levels of demand occurring during the summer months. The Company's third quarter is typically its strongest quarter. For 1996, the third quarter represented 30.2% of annual revenues, while the first, second and fourth quarters represented 19.5%, 27.0% and 23.3% of annual revenues, respectively. On average, approximately 50% of the Company's annual revenues are earned during the five-month period beginning in May and ending in September. The Company's strongest month is typically August, which on average accounts for 11% to 12% of annual revenues.

  Because a significant portion of the Company's customers are self-movers, a larger portion of its sales are concentrated on weekends. In addition, rentals are generally stronger during the last weekend of the month, when residential rent and lease contracts typically expire.

  The Company's cash flows display more seasonality than its earnings primarily due to the timing of truck purchases and dispositions. The Company typically receives delivery of trucks between March and June of each year, resulting in additional borrowing needs during that period. Dispositions are spread more evenly throughout the year, with greater dispositions occurring during the first and fourth quarters. Going forward, management anticipates that dispositions will occur at times that more optimally meet supply and demand requirements.

INFLATION

  The Company does not believe that inflation has had a material impact on its financial position or results of operations during the periods covered by the Financial Statements included herein.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity needs arise primarily from debt service on indebtedness incurred in connection with the Acquisition, working capital needs and the funding of capital expenditures.

  Principal and interest payments under the Senior Bank Facilities and the Notes represent significant liquidity requirements for the Company. Pursuant to the Term Facility and after giving effect to the Initial Offering and application of the proceeds therefrom, the Company will be required to make principal payments totaling $16.1 million in each of fiscal 1998, 1999 and 2000, and $232.7 million in 2001. Outstanding balances under the Senior Bank Facilities will bear interest at floating rates based upon the interest rate option selected by the Company. In compliance with the terms of the Senior Bank Facilities, the Company entered into interest rate collar agreements effective December 9, 1996 with respect to $125.0 million aggregate principal amount outstanding under the Term Facility. These interest rate collar agreements establish an effective floor of 5.33% on the base LIBOR rate and an effective cap of 6.65% on the base LIBOR rate with respect to $125.0 million of the Company's floating rate debt for periods of up to three years. See "Description of Senior Bank Facilities."

  The Company intends to refinance all of the Term Facility, and a portion of the Revolving Credit Facility, with the proceeds of the Securitization by Leasco. It is currently anticipated that the Securitization will be effected through a commercial paper financing, a medium term note financing or other forms of borrowing and including credit enhancement facilities, but the refinancing intended to be effected by the Securitization could take other forms. There can be no assurance that Leasco will be able to effect the Securitization or that it will be able to effect the Securitization on terms acceptable to Leasco or the Company. The Company anticipates that following the Securitization it will retain a smaller revolving credit facility to meet short term working capital needs.

  The Company's capital expenditures, primarily for the purchase of revenue earning equipment, were $69.4 million in 1996, compared with $223.7 million in 1995 and $191.9 million in 1994. The Company estimates that its total capital expenditures for 1997 will range between $100.0 million and $115.0 million. The decrease in capital spending in 1996 was due primarily to a planned decrease in the average size of the fleet. The increase in capital spending during 1995 relative to 1994 was due primarily to the replacement of older trucks and a change in fleet mix coupled with a simultaneous increase in the size of the fleet. The Company's ability to make capital expenditures is subject to certain restrictions under the Senior Bank Facilities.

  The Company's principal source of cash to fund its liquidity needs is net cash from operating activities, proceeds from sales of revenue earning equipment and borrowings under the Revolving Credit Facility.

  The components of net cash from operating activities are detailed in the Financial Statements and the related notes thereto included elsewhere in this Prospectus and include net income (loss) adjusted for (i) depreciation and amortization, (ii) deferred income taxes and (iii) changes in operating assets and liabilities. Net cash flows from operating activities for the period from October 17, 1996 to December 31, 1996 amounted to $44.4 million. Such amount is comprised of $20.3 million of income before depreciation, amortization and other non-cash charges and $24.1 million of working capital changes, principally accounts payable and accrued liabilities. The growth in liabilities reflects the impact of the Acquisition and the fact that the Company assumed only a small portion of the normal current liabilities of the Business as of the Acquisition Closing Date. Net cash flows from operating activities amounted to $116.8 million for the period January 1, 1996 through October 16, 1996. During the period of January 1, 1996 through October 16, 1996, receivables decreased due to reductions in used vehicle sales, while accounts payable decreased due to the timing of vehicle purchases. Cash flows from operating activities were $79.3 million in 1995 and $114.6 million in 1994. The decrease in 1995 compared with 1994 resulted primarily from lower earnings combined with changes in certain working capital items, including reduced accounts payable due to the timing of vehicle purchases. These items were somewhat offset by higher non-cash charges for depreciation, net of gains in 1995.

  The Company disposes of its vehicles through several outlets, including trade-ins through manufacturers, sales through RTR's truck sales operations and sales through the Company's independent dealers. Proceeds from such dispositions were $56.3 million in 1996, a decrease of 22.0%, or $15.9 million, from $72.2 million in 1995. For 1994, proceeds from such dispositions totaled $50.0 million. The change in the amount of proceeds from dispositions is primarily related to the number and type of vehicles sold during the respective periods. The Company also disposes of other property and equipment in the ordinary course of business. Proceeds from such dispositions are not material.

  As of December 31, 1996, no loans were outstanding under the Revolving Credit Facility, and letters of credit in the amount of $12.5 million had been issued thereunder. Amounts available under the Revolving Credit Facility are subject to borrowing base availability and may be used for working capital and general corporate purposes (including $50.0 million for letters of credit), subject to certain limitations under the Senior Bank Facilities. At December 31, 1996, the Company's availability under the Revolving Credit Facility was approximately $105.9 million. The Company believes that cash generated from operations and asset dispositions, together with the amounts available under the Revolving Credit Facility, will be adequate to meet its debt service requirements, capital expenditure requirements and working capital needs for the foreseeable future, although no assurance can be given in this regard. The Company's future operating performance and ability to service or refinance the Notes and to extend or refinance the Senior Bank Facilities will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.

                                THE ACQUISITION

  On the Acquisition Closing Date, pursuant to the Acquisition Agreements, (i) the Company acquired (for a cash purchase price of approximately $87.1 million) from RTR substantially all of the assets of the Division, other than the trucks used in the Business, and (ii) Leasco acquired (for a cash purchase price of approximately $492.3 million) approximately 32,200 trucks and certain related assets used in the Business, for an aggregate cash purchase price of $579.4 million. The purchase price was subsequently reduced by $6.1 million pursuant to post-closing adjustment provisions. Leasco was formed by the Company to facilitate transfers to one entity of ownership of and legal title to the trucks and to be the issuer of securities in a proposed securitized financing of the trucks. Leasco leases the trucks to the Company pursuant to a Master Motor Vehicle Lease Agreement. See "Leasco and Proposed Securitization."

  In addition to the trucks, the assets acquired include moving equipment and related accessories, including car carriers, hand trucks, movers' dollies, furniture pads and service vehicles, prepaid advertising and license fees and certain management information systems, hardware and software systems that comprise the yield management and fleet management systems. The assets also include the royalty-free right to use the 1-800-GO-RYDER telephone number, subject to certain restrictions, for a period of up to 13 years; for a period of three years thereafter, the Seller has agreed not to market the 1-800-GO-RYDER number in any truck rental or leasing business. In addition, the Company acquired the royalty-free right to use (i) Ryder trademarks, subject to certain restrictions, for a period of up to ten years, provided that the Company must begin using the Ryder name in conjunction with a successor name after five years, and (ii) the Ryder signature color scheme in perpetuity, subject to certain restrictions. The Company also acquired all of the outstanding stock of two wholly-owned subsidiaries of RTR, RMM and Ryder Truck Rental One-Way, Inc.

  Pursuant to the Acquisition Agreements, the Company agreed to assume all liabilities and obligations of the Business (i) arising out of the conduct of the Business by the Company on or after the Acquisition Closing Date, (ii) as a result of the condition of any asset of the Business (other than with respect to environmental liability), but only to the extent that the harm to third parties occurred on or after the Acquisition Closing Date, (iii) arising from the violation of any laws, but only with respect to periods on or after the Acquisition Closing Date, and (iv) to the extent recorded as a liability on the statement of the net book value of the Business as of the Acquisition Closing Date. RTR and the Company agreed that the Company would not be liable for environmental conditions existing prior to the Acquisition Closing Date, whether discovered or undiscovered.

  In connection with the Acquisition, the Company and RTR entered into certain agreements pursuant to which RTR provides services to the Company, including the provision of maintenance, sales of used trucks and administrative services and management information systems support. See "Relationships with the Seller."

                                   BUSINESS

GENERAL

  The Company is the second largest provider of truck rentals and related moving supplies and services to the consumer and light commercial markets in the United States, with a fleet of approximately 31,400 trucks as of December 31, 1996. The Company rents trucks, towing equipment and accessory equipment and sells liability-limiting products and moving supplies to consumers and commercial customers through its nationwide network of approximately 4,200 dealers as of December 31, 1996. The average age of the Company's trucks is 36 months, which is considerably younger than that of its principal competitor. The Company believes it has the second largest share of the domestic consumer truck rental market and the largest share of the domestic light commercial truck rental market. See "--Industry Overview." The Company's revenues increased 12.6% in 1993, 14.5% in 1994 and decreased 0.5% in 1995 and 0.7% in 1996. The Company's EBITDA increased 28.3% in 1993, 23.9% in 1994, 3.6% in 1995 and 2.2% in 1996. Over the same period, EBITDA margins increased from 20.0% to 26.5%. On a pro forma basis for the year ended December 31, 1996, the Company generated total revenues of $542.8 million, EBITDA of $143.7 million and a net loss of $8.0 million. (See "Summary Historical and Pro Forma Financial Information" and "Selected Historical and Pro Forma Financial Information" for cash flows data.)

  The Company rents trucks primarily to consumers who are moving to new household locations. These customers generally rent trucks from one Ryder location and return them either to the same location (a "local" rental) or to a different location (a "one-way" rental). Revenues from consumer rentals accounted for approximately 74% of the Company's total truck rental revenues in 1996, of which one-way revenues represented 70% and local revenues represented 30%. The Company has focused on the one-way segment because it is generally more profitable, generates higher revenues per day and capitalizes on the competitive advantages provided by the Company's state-of-the-art yield management system as well as its modern and dependable fleet.

  In addition to serving the consumer market, the Company rents trucks, primarily on a local basis, to businesses for a wide range of light commercial uses. Commercial customers range from small local businesses, such as florists, package delivery companies and local private moving companies, to large national companies that rent Ryder trucks primarily for the transportation and delivery of inventory and packages. Revenues from light commercial rentals accounted for approximately 26% of the Company's total truck rental revenues in 1996. The light commercial segment complements the Company's consumer rental business by enabling the Company to improve utilization of its trucks on weekdays, when consumer demand is typically lower than it is on weekends.

  The Company supplements its truck rental business with a range of other products and services. The Company rents automobile towing equipment and other moving accessories such as hand trucks and furniture pads and sells moving supplies such as boxes, tape and packing materials. The Company also offers customers a range of liability-limiting products such as physical damage waivers, personal accident and cargo protection and supplemental liability protection. These accessory products enhance the Company's appeal to consumers by offering customers "one-stop" moving services.

  The Company derives important competitive advantages from its proprietary one-way yield management system, which has enabled the Company to increase fleet utilization and optimize pricing for one-way transactions and thereby increase profitability and return on assets. The one-way yield management system was rolled out to the Company's dealers through its proprietary point-of-sale (the "POS") system in 1992 and 1993. Management believes that the Company is the only national truck rental company to have sophisticated POS computers at every dealer location. The yield management system is designed to optimize fleet utilization and revenue per vehicle by renting the greatest number of vehicles each day at the best possible rates. This system determines the optimal price for each one-way transaction, based on forecasted demand, vehicle availability, existing reservations, operating costs and competitors' pricing in each market. In addition, the system enables the Company to offer its one-way customers a wide range of pricing alternatives to increase utilization during off-peak periods and position its trucks for the most profitable peak period rentals. The yield management system has assisted the Company in increasing utilization and annual revenue per truck (including accessory rentals and product sales) from 36% and $12,797 in 1991 to 45% and $16,601 in 1996.

  In addition to automating the customer reservation process and providing the dealers with pricing information, the Company's POS system provides all of its dealers with valuable information on the location, mileage and maintenance status of each truck available in a specific market. Furthermore, the POS system is integrated with the Company's management information systems, providing management with access to certain operational and financial information, which is updated at least daily, concerning the Company's performance at all levels, including the individual dealer.

INDUSTRY OVERVIEW

  The Company competes in two primary segments of the truck rental industry:
(i) the consumer market, consisting of people who rent trucks primarily to move household goods (the "consumer market"), and (ii) the light commercial market, which serves a wide range of businesses that rent light- and medium-duty trucks (i.e., trucks with a gross vehicle weight of less than 26,000 pounds) for a variety of commercial applications (the "light commercial market").

  The Consumer Market. Management believes that the four largest consumer truck rental companies accounted for approximately 93% of 1996 estimated consumer market revenues (which includes truck rental and rental-related products), approximately 80% of which the Company estimates was related to household moves. Based on data published by the United States Census Bureau, the total number of household moves, which include people who rent trucks, hire full service van lines or use owned or borrowed trucks, was approximately 16 million in 1996, approximately 30% of which management estimates involved the rental of trucks. More than 50% of the total number of household moves are conducted with owned or borrowed vehicles (the "owned/borrowed market"), which the Company believes provides an opportunity to expand the consumer truck rental market. Management estimates that, over the past seven years, the percentage of household moves in the owned/borrowed market has decreased from approximately 61% in 1989 to approximately 54% in 1996. During this same period, the percentage of household moves in the truck rental segment has increased from 27% to 30%. Management believes that, while the total number of household relocations has tended to decline slightly during economic downturns, the total number of truck rental transactions has either remained stable or has increased. Management believes that truck rentals account for a higher percentage of household moves during economic downturns because renting a truck is usually more economical than hiring a full-service van line.

  The consumer truck rental market is comprised of the one-way segment and the local segment. The following table sets forth estimated market shares, based on the study referred to below, for participants in the consumer market for 1995 and 1996:

                            ONE-WAY SEGMENT      LOCAL SEGMENT         TOTAL CONSUMER
                             REVENUE SHARE       REVENUE SHARE      MARKET REVENUE SHARE
                            ---------------     ---------------     --------------------
   PARTICIPANTS              1995      1996      1995      1996        1995         1996
   ------------             -------   -------   -------   -------   ----------   ----------
   U-Haul..................      42%       54%       57%       59%          47%          55%
   RYDER TRS, INC. ........      34        27        22        20           30           25
   Penske..................      10        13         4         5            8           10
   Budget..................       5         4         2         2            4            3
   Other...................       9         2        15        14           11            7
                            -------   -------   -------   -------   ----------   ----------
                                100%      100%      100%      100%         100%         100%
                            =======   =======   =======   =======   ==========   ==========

--------
Source: "Market Segment Share Tracking Study" by ICR dated January 14, 1997 (study commissioned by the Company).

  The table above indicates that the Company's market share of the consumer truck rental market as set forth in the Market Segment Share Tracking Study declined from 1995 to 1996. However, the indicated decline would, based on the Company's financial results, require that the size of such market increased from approximately $1.3 billion in 1995 to approximately $1.6 billion in 1996. Such decline would also require that the one-way segment of the overall consumer truck rental market increased 25% from 1995 to 1996. The Company does not believe that available industry information supports the conclusion that the consumer truck rental market grew from 1995 to 1996 to the extent so suggested and, accordingly, the Company does not believe that its market share has declined to the extent indicated. However, in the absence of other industry data, the Company is unable to provide a different estimate.

  Based on the total market estimates set forth above, the one-way segment of the consumer truck rental market is estimated to have revenues of $1.0 billion for 1996 and $800 million for 1995 and the local segment of the consumer truck rental market is estimated to have revenues of $600 million for 1996 and $500 million for 1995. One-way rentals generate higher revenues per day than local rentals and, in general, are more profitable.

  The Commercial Market. Management estimates that the five largest light commercial truck rental companies accounted for approximately 84% of 1996 estimated light commercial truck rental revenues of $520 million. Customers in the light commercial market range from small local businesses to large national companies, which rent trucks primarily for the transportation and delivery of inventory and packages. Management estimates that since 1992, the light commercial market has grown at a compound annual rate of approximately 6%. Management attributes a large part of this increase in demand for light-duty commercial trucks to growth in the number of small businesses, a trend towards outsourcing and an emphasis on "just-in-time" inventory management. The following table sets forth management's estimated market shares for participants in the light commercial market for the 12-month period ended August, 1996:

                                                                LIGHT COMMERCIAL
                                                                 MARKET REVENUE
   PARTICIPANTS                                                      SHARE
   ------------                                                 ----------------
   RYDER TRS, INC..............................................        28%
   RTR.........................................................        27
   Rollins.....................................................        12
   U-Haul......................................................        10
   Penske......................................................         7
   Other.......................................................        16
                                                                      ---
                                                                      100%
                                                                      ===

--------
Source: Based on "1996 Commercial Truck Rental Market Size and Market Share Study" by Advertising Research Corporation dated October 25, 1996 (study commissioned by the Company).

BUSINESS STRATEGY

  The Company's strategy for achieving continued growth in revenues, profitability and fleet utilization includes: (i) achieving cost reductions and improving return on capital; (ii) expanding yield management capabilities;
(iii) increasing sales of rental-related products; (iv) enhancing marketing and advertising efforts; and (v) improving customer service and conversion rates.

  Achieve Cost Reductions and Improve Return on Capital. Management believes that opportunities exist to implement approximately $10 million to $20 million of continuing annual cost savings over the next several years by streamlining general and administrative processes, reducing telecommunications costs, improving insurance claims processing, creating operational efficiencies through MIS initiatives and more effectively managing maintenance procedures. In addition, through better utilization of the fleet, the Company anticipates an additional reduction of its average operating fleet to approximately 31,000 trucks for 1997, resulting in lower interest expense and reduced ongoing capital expenditure requirements.

  Expand Yield Management Capabilities. Management believes that an effective way to maximize profitability and return on assets is to optimize utilization by renting the greatest number of vehicles each day at the best possible rates. Management believes that the Company's one-way yield management system is the most extensive and advanced in the industry and is largely responsible for the increase in fleet utilization from 36% in 1991 (the period immediately preceding the rollout of the one-way yield management system) to 45% in 1996. The Company is in the process of enhancing this system by implementing a complementary local yield management system, which is expected to be available on-line through the POS system to each dealer in 1997. This system will apply to the Company's local consumer and light commercial business the same principles that the Company has successfully used to more efficiently manage its one-way business. Local rental prices will be updated daily based on forecasted demand, vehicle availability, existing reservations, operating costs and competitors' pricing in each market. Management believes that the Company will be the only major participant in the industry using sophisticated yield management techniques to price and manage one-way and local transactions. This should not only result in an increase in local consumer and light commercial market share but also enable the Company to allocate its fleet more efficiently between the local and one-way segments, thus further improving overall fleet utilization and profitability.

  Increase Sales of Rental-Related Products. Management believes that there are significant opportunities to increase revenues and profitability through greater sales of liability-limiting products and moving supplies. For example, less than 60% of the Company's consumer customers purchased liability-limiting products in 1995, even though most consumers are not covered for truck rentals under traditional personal automobile insurance policies. In addition, less than one-third of the Company's dealers actively participate in the Company-sponsored moving supplies program. The Company intends to increase the quality and frequency of dealer training to improve the marketing and merchandising of liability-limiting products and moving supplies and increase the number of dealers that participate in the Company-sponsored moving supplies program. The Company is also considering implementing a new dealer compensation structure to provide better incentives for dealers to sell these products.

  Enhance Marketing and Advertising Efforts. As an independent entity, the Company will be able to focus marketing and advertising programs specifically on the consumer and light commercial markets. Such marketing efforts will capitalize on the Company's competitive advantages, featuring the unique benefits of its modern, comfortable and reliable fleet. Management believes that these enhanced marketing activities should not only increase the Company's share of the truck rental market but also attract additional customers from the owned/borrowed market.

  Improve Customer Service and Conversion Rates. Management believes that there is a significant opportunity to increase the percentage of customer inquiries that result in booked reservations, referred to as the conversion rate. Telephone inquiries placed to the 1-800-GO-RYDER number are handled both by professional customer service agents and by dealers. In general, professional customer service agents tend to achieve higher conversion rates than dealers. The Company will seek to provide professional customer service agents with more accurate information on the location and availability of vehicles, enabling these professional agents to process a higher percentage of calls placed to the 1-800-GO-RYDER number. Management also believes that there is broad disparity in the quality of individual dealers' handling of telephone inquiries. Management will seek to increase the quality and frequency of dealer training in customer service in an effort to increase the conversion rate for those calls that are placed directly to the dealers.

PRODUCTS AND SERVICES

  The Company's principal line of business consists of renting trucks and towing equipment and selling moving supplies and rental-related products to consumers and commercial customers. In addition, the Company offers comprehensive household goods relocation services to corporate employee relocation departments through RMM. The following is a brief summary of the Company's products and services.

Truck Rentals

  The Company rents the following four types of vehicles to consumer and commercial customers: the mini moving van (10 feet); the midsize moving van (15 feet); the full size moving van (20 feet); and the maxi moving van (24 feet).

  One-Way Truck Rentals. The one-way truck rental business involves the rental of trucks to customers who rent vehicles from one Ryder location and return them to a different Ryder location. This segment serves primarily consumer customers. The Company is one of four national companies to offer one-way truck rentals, which command higher revenues per day and are generally more profitable than local transactions. The Company's proprietary yield management system is designed to determine the optimal price for each one-way transaction, based on forecasted demand, vehicle availability, existing reservations, operating costs and competitors' pricing in each market. The yield management system updates prices daily on each one-way transaction, allowing dealers to offer customers a variety of different rates for alternative moving dates.

  Local Truck Rentals. The local truck rental business involves the rental of trucks to customers who generally rent and return trucks at the same Ryder location. This segment serves both consumer and light commercial customers. Although the majority of local consumer renters are individuals who are moving to a new household location in the same area, local consumer renters also include individuals who may rent a truck for other purposes such as to pick up furniture from a local store or move appliances from one location to another. Commercial customers range from small local businesses, such as florists, package delivery companies and local private moving companies, to large national companies that rent Ryder trucks primarily for the transportation and delivery of inventory and packages. In many instances, commercial customers rent Ryder trucks during their peak demand periods; for example, a florist may rent Ryder trucks just before Valentine's Day.

Accessory Rentals and Product Sales

  The Company offers additional rental-related products that complement its truck rental business.

    Towing Equipment and Accessory Rentals. The Company rents automobile towing equipment, including automobile carriers (which carry an entire car) and tow dollies (which lift only the front two wheels of the car). In addition, the Company rents furniture pads (which protect furniture during the moving process), hand trucks and movers' dollies for moving appliances, boxes and other large or heavy objects.

    Liability-Limiting Products. As part of its rental business, the Company offers its customers a range of liability-limiting products, including physical damage waivers, personal accident and cargo protection and supplemental liability protection. The Company carries commercial insurance coverage with respect to its supplemental liability protection, and retains the risk for all other liability-limiting products. More than half of the Company's 1996 truck rental transactions involved the sale of one or more liability-limiting products.

    Sales of Moving Supplies. The Company sells a variety of moving supplies, including boxes, packing materials and tape. Management believes that there is a significant opportunity to increase the sale of moving supplies and will seek to increase the sale of these products in the future. See "-- Dealer Network."

Ryder Move Management, Inc.

  RMM specializes in the management of household goods transportation services for large and medium sized companies relocating their employees. Operating as a broker, RMM works with a network of full-service van line operators and relocation service providers to offer a variety of transportation and relocation services.

Revenue from Products and Services

  The following table sets forth the percentage of total revenues that each of the Company's products and/or services represents for each of the last four fiscal years.

                                                     1993   1994   1995   1996
                                                     -----  -----  -----  -----
   One-Way Truck Rentals............................  38.5%  39.8%  41.0%  41.4%
   Local Truck Rentals..............................  43.6   41.7   39.2   39.5
   Accessory Rentals and Product Sales. ............  14.2   13.8   16.0   16.0
   Ryder Move Management, Inc. .....................   3.7    4.7    3.8    3.1
                                                     -----  -----  -----  -----
     Total.......................................... 100.0% 100.0% 100.0% 100.0%
                                                     =====  =====  =====  =====

MANAGEMENT INFORMATION SYSTEMS

  The Company's proprietary yield management system is designed to optimize utilization and revenue per vehicle by renting the greatest number of vehicles each day at the best possible rates. This system determines the optimal price for each one-way transaction, based on forecasted demand, vehicle availability, existing reservations, operating costs and competitors' prices in each market. In addition, the system enables the Company to offer its one-way customers a wide range of pricing alternatives to improve utilization during off-peak periods and position its trucks for the most profitable peak period rentals. The yield management system has assisted the Company in increasing utilization and annual revenue per vehicle (including accessory rentals and product sales) from 36% and $12,797 in 1991 to 45% and $16,601 in 1996. In addition, by more efficiently managing its truck inventory, the Company has been able to reduce the long-distance transfer of trucks from one location to another. The Company is in the process of enhancing this system by implementing a complementary local yield management system that it expects to be available on-line through the POS system to each dealer in 1997. This system will apply to the Company's local consumer and light commercial business the same principles that the Company has successfully used in managing its one-way business. Management believes that the implementation of the local yield management system should not only result in an increase in local consumer and light commercial market share and profitability, but should also enable the Company to allocate its fleet more efficiently between the local and one-way segments, thus further improving overall fleet utilization and profitability.

  The Company interfaces with its dealers through its POS system. Management believes that it is the only national truck rental company to have a sophisticated POS computer at every dealer location. Each dealer is equipped with a computer that provides valuable information on reservations and pricing, as well as the location, mileage and maintenance status of each truck available in that dealer's market. The POS system is integrated with the Company's management information systems, which provide management with real-time access to operational and financial information concerning the Company's performance at all levels, including the individual dealer.

  The Company continually upgrades existing systems and develops new systems to enhance its operations and improve the management decision process. The Company has several new technology initiatives under development. For example, a new reservations system would provide customer service agents with more accurate information on the location and availability of vehicles, as well as information on customer inquiries and reservations. Additionally, in early 1997 the Company implemented its Transfer Optimization Model, which automates the local vehicle transfer decision process, minimizing costs associated with the transfer of trucks between dealers.

SALES, MARKETING AND ADVERTISING

  The Company's marketing and promotional activities are designed to build brand awareness and preference by positioning Ryder as the high-quality truck rental provider and emphasizing the convenience and ease of doing business with the Company. Approximately half of the Company's advertising budget is devoted to Yellow Pages advertising, which management believes is the most effective advertising medium for truck rentals. According to a study commissioned by the Company, approximately 65% of all renters use the Yellow Pages to select a truck rental company. The Company also utilizes national television advertising to build Ryder brand awareness and to position Ryder as the highest quality truck rental company in the industry. The Company also utilizes local radio, print and direct mail to support specific market objectives. In 1992, the Company launched its 1-800-GO-RYDER number designed to communicate the "ease of doing business" with Ryder.

  The Company uses a number of other advertising media to target potential customers just before they move. For example, the Company currently is a sponsor of the United States Postal Service Mover's Guide, which is available in post offices throughout the United States and contains the official post office change-of-address form which is typically filled out prior to a move. The guide features a yellow truck on the cover, and contains the Company's advertisement and coupons. The Company also sponsors "Smart Moves," a moving planner that is provided to the Apartment Management Association, a nationwide apartment management group, for distribution to apartment renters when they sign new leases. This program targets frequent movers, providing them with moving tips and coupons from the Company.

MAINTENANCE

  The Company's maintenance program establishes a schedule of preventive maintenance customized to each vehicle category. In addition, the Company's information systems maintain an up-to-date maintenance history on each vehicle in the fleet, and the POS system notifies dealers when vehicles are due for preventive maintenance. Each dealer is responsible for performing on-site vehicle condition inspections after each rental. Management believes that, as a result of this program, the Company is able to obtain more dependable performance from its fleet, extend the useful life of its fleet and obtain more favorable prices for used trucks when they are sold.

VEHICLE ACQUISITION AND DISPOSITION

  The Company purchases the chassis for its trucks primarily from General Motors, Ford and Navistar, and purchases the "boxes" (the storage compartment on the back of the truck) from Morgan Body Company, UtiliMaster, Grumman Olson and Supreme Corporation. As of December 31, 1996, the Company's fleet consisted of approximately 16,100 smaller trucks, consisting of mini moving vans (10 feet) and midsize moving vans (15 feet) and approximately 15,300 larger trucks, consisting of full size moving vans (20 feet) and maxi moving vans (24 feet). The Company has not experienced any significant delays in obtaining delivery of its trucks.

  Purchasing of trucks is coordinated through the Company's headquarters in Miami, Florida. Purchases are negotiated annually with each manufacturer. Orders are placed in October or November for delivery primarily between March and June of the following year in time for the busy summer season. The Company believes that its purchasing expertise and the volume of its purchases enable it to buy vehicles on terms that are more favorable than those available to its smaller competitors.

  The Company disposes of its used vehicles through several outlets, including trade-ins through manufacturers, sales through RTR's truck sales operations and sales through the Company's dealers. In 1996, the Company sold 23% of its used vehicles through trade-ins, 69% through RTR's sales operations and 8% through selected independent dealers. The Company disposes of its trucks throughout the year, with a larger proportion being sold or traded in during the first and fourth quarters after the busy summer season.

  The Company uses various quantitative analyses to make disposition decisions based upon the average age and running cost statistics for different trucks. The Company may dispose of a certain year and make of truck prior to its targeted holding period if that particular model has high running costs or above average downtime. Similarly, it will hold trucks beyond the average holding period if they have low running costs.

OPERATIONS

  The Company is presently headquartered in Miami, Florida and operates under the Ryder name through a national network that approximated 4,200 dealers at December 31, 1996. The Company has area centers in Norcross, Georgia and Aurora, Colorado, and maintains regional marketing offices in eleven metropolitan areas. The Company plans to relocate its corporate headquarters to Denver, Colorado. See "--Facilities."

  Each regional marketing office is headed by a Director of Business Development ("DBD") who reports to the Vice President, Sales and Dealer Development. DBDs are primarily responsible for overall business development and recruiting, training and managing Ryder dealers. Each of the eleven geographic areas has eight to twelve Dealer Development Managers ("DDMs"), each of whom manages approximately 5 to 10 Market Teams, each of which, in turn, is comprised of 3 to 8 dealers. Each geographic area also has a team of dealer coordinators, based in the respective area centers, who are collectively responsible for the operation and management of the fleet and who report to the Vice President of Operations. In addition, each DBD also supervises a Sales Executive who is responsible for RMM's sales and account management.

  Trucks are shared among the members of each Market Team, and dealers have access through their POS systems to information concerning inventory levels at all dealers within their team. The Company involves its dealers in business planning through local, regional and national dealer councils which meet on a regular basis to provide the Company with input regarding operating and marketing issues.

DEALER NETWORK

  The Company's truck rental services are offered nationwide through approximately 3,860 independent dealers, and 340 dealers owned and operated by the Seller. The number of dealers peaked above 5,000 in 1995 and has now been reduced to the current level as a result of the Company's efforts to rationalize its distribution network. Dealer turnover, which often occurs during the first year after a dealership is established, was approximately 16% in 1995. In 1996, dealer turnover increased to approximately 27%, primarily due to a planned reduction in the number of dealers. As part of the rationalization of the distribution network, management sought to eliminate dealers with the lowest transaction volume and to allocate its fleet to its most successful dealers. Management intends to apply more stringent dealer selection criteria in the future, which it believes should further reduce the dealer turnover rate.

  Dealerships consist primarily of auto parts retailers and service suppliers, self storage centers, car rental locations and other vehicle-related businesses that are owned by independent parties. These dealers rent Ryder trucks in addition to operating their principal lines of business. The 340 dealers owned and operated by the Seller also rent trucks on behalf of the Company on substantially the same terms and conditions as for independent dealers. A small number of independent dealers are affiliated with national organizations (e.g., Shurgard Storage Centers) that negotiate certain matters with the Company on behalf of the affiliated dealers.

  All of the Company's dealers sell liability-limiting products and less than one-third actively participate in the Company-sponsored moving supplies program. With respect to moving supplies, the Company's suppliers receive orders directly from participating dealers and then forward invoices to the Company, which in turn bills the dealers. Although such products currently represent a small portion of the dealers' overall business, the Company believes that opportunities exist to increase the sale of these products within the dealer network.

  Independent dealers receive a 17% commission on all truck rentals, sales of liability-limiting products and rentals of moving-related products generated by their dealerships. Certain incentives are offered from time to time to influence sales in certain areas of the business. The average dealer earns approximately $20,000 per year in commissions. Dealership agreements can be terminated by either party upon 30 to 90 days' prior written notice, depending on dealer tenure. RTR dealership arrangements can be terminated at certain times depending on dealer revenues. See "Relationships with the Seller--Dealer and Cooperation Arrangements."

  The Company currently operates, either through dealers or directly, 24 pilot Ryder stores that, in addition to renting trucks, sell a more extensive array of moving supplies, such as boxes, tape, storage containers and other packing supplies. These stores have a modern "retail store" design. In some cases, these stores also earn revenue from other sources such as car or motorcoach rental, or operate as parcel packaging and shipping stores, but their primary source of revenue is the rental of Ryder trucks and related services.

COMPETITION

  The truck rental industry is highly competitive, with U-Haul being the principal competitor with a greater market share and potentially greater financial resources than the Company. U-Haul has more dealers and operates a significantly greater number of its own stores than does the Company. However, management believes that the Company's fleet of trucks is younger than U-Haul's fleet. Other competitors include Budget Rent-A-Car and Penske Truck Leasing. Competition in the truck rental industry is generally based on price, product quality, brand name recognition, service, convenience and availability.

EMPLOYEES

  As of December 31, 1996, the Company had approximately 571 full-time employees, none of whom was represented by a union. The Company also hires part-time personnel to transfer trucks among dealers. The Company believes that its relationship with its employees is adequate.

FACILITIES

  The Company leases all of its office and retail locations. Of 54 facilities, 30 are used for office space while 24 are pilot Ryder stores. The Company owns no real property.

  Significant office operations are located in Miami, Florida, where the Company presently maintains its headquarters, and in Norcross, Georgia and Aurora, Colorado, the Company's two area centers. The Miami office is subleased from the Seller for a period of two years with three annual renewal options. Each of the area centers contains approximately 25,000 square feet and is leased for an initial five-year term with options for annual renewals thereafter.

  The Company plans to relocate its corporate headquarters from Miami, Florida, to Denver, Colorado. The relocation is expected to begin on July 1, 1997. The Company entered into an agreement in March 1997 pursuant to which it will lease approximately 66,000 square feet of space in downtown Denver for a minimum term of 10 years and a minimum annual rent commitment ranging from $0.9 million to $1.4 million. Certain staff from the Company's facilities in Miami, Florida, Atlanta, Georgia, Dallas, Texas and Aurora, Colorado will be transferred to the new headquarters in Denver. The Company also intends to recruit additional employees in the Denver area. As part of the purchase accounting for the Acquisition, the Company recorded a reserve of $6.0 million for severance, relocation, lease termination and other costs associated with these plans.

  Ryder stores are typically storefront locations in suburban areas. These locations, on average, contain approximately 800 to 2,500 square feet of store space, plus a parking area for the rental trucks. Lease terms are typically two to four years, and the rent is generally no greater than $30,000 annually. The Company's independent dealers generally operate out of facilities owned or leased by them for their principal businesses.

INTELLECTUAL PROPERTY

  The Company has the royalty-free right to use certain Ryder trademarks, subject to certain restrictions, for a period of up to ten years. After October 17, 2001, the Company must begin using these trademarks in conjunction with a successor name. On October 17, 2006, the Company will no longer be permitted to use the "Ryder" name in any manner. The Company has the royalty-free right to use the 1-800-GO-RYDER number, subject to certain restrictions, for a period of up to 13 years. The Company has the royalty-free right to use the Ryder signature color scheme in perpetuity, subject to certain restrictions. See "Relationships with the Seller--Intellectual Property." Ryder's material trademarks have been registered with the United States Patent and Trademark Office. The unexpected loss of such trademarks prior to the expiration of the ten-year period could have a material adverse effect on the Company's business.

INSURANCE

  Historically the Company participated in the Seller's overall risk management programs for automobile and general liability insurance, workers' compensation and other insurance programs. In connection with the Acquisition, the Seller retained liability for claims arising prior to the Acquisition Closing Date. Since the Acquisition Closing Date, the Company has retained a portion of its risk under automobile and general liability insurance and other insurance programs. The reserves for these claims at December 31, 1995 and 1996 were $45.4 million and $4.8 million, respectively. See Notes to Financial Statements included herein.

  Recorded reserves reflect estimated liabilities, including claims incurred but not reported. Such liabilities are necessarily based on actuarial or other estimates. There can be no assurance that the estimates will not change as a result of limitations inherent in the estimation process. Changes in the estimates of these reserves are charged or credited to income in the period determined.

GOVERNMENTAL REGULATION

  The Company and its operations are subject to various federal, state and local laws and regulations, including those relating to taxing and licensing of vehicles, transportation and vehicle safety, consumer protection, insurance, advertising, used vehicle sales and labor matters. The Company believes that it is in substantial compliance with applicable laws and regulations. However, the Company may be affected by changes, from time to time, in such laws and regulations. In addition, the Company's operations, as well as those of its competitors, could be affected by any limitation in fuel supply or any rationing of fuel.

  The Company offers for sale, in addition to the rental of trucks, certain liability-limiting products, such as physical damage waivers and limited damage waivers, pursuant to which the Company agrees to waive its right to recovery from a renter for damage to the truck. Approximately 8.0%, 10.0% and 10.0% of the Company's revenues in 1994, 1995 and 1996, respectively, were generated from the sale of such liability-limiting products. Certain states have enacted legislation, generally applicable to automobile rentals, which limits the rates that may be charged for collision damage waivers, limits potential customer liability for damage to rented vehicles or restricts the sale of such waivers. In addition, Congress has from time to time considered legislation to regulate the sale of collision damage waivers by rental companies, but no such legislation has been enacted to date. The adoption of additional state or federal legislation applicable to truck rentals that would restrict the sale, or limit the rates, of collision damage waivers or other liability-limiting products, or would limit potential customer liability could adversely affect sales of these products by the Company.

  A number of states currently hold a vehicle owner, including vehicle rental companies, vicariously liable, regardless of fault, for the actions of any person lawfully driving such owned vehicle.

ENVIRONMENTAL MATTERS

  The Company and its operations are subject to various federal, state and local environmental laws and regulations, including laws and regulations which relate to the ownership or use of tanks for the storage of petroleum products, the management and removal of asbestos-containing materials in buildings, and the disposal of solid or liquid wastes. The Company believes that it is in substantial compliance with applicable environmental laws and regulations. Such laws and regulations impose liability on responsible parties to remediate, or contribute to the costs of remediating, sites at which petroleum products or hazardous wastes or substances were disposed of or released, which may include sites operated by the Company or to which it may have sent waste products for disposal, treatment or recycling. Such remediation requirements may be imposed without regard to fault or legality at the time of disposal or release.

  The Seller has remediated contamination at one property pursuant to such remediation laws, and there can be no assurance that contamination requiring remediation will not be found in the future at other properties leased by the Company. Also, there can be no assurance that asbestos-containing building materials, such as asbestos-containing floor and ceiling materials, do not exist in one or more of its leased buildings. The Seller, however, has agreed, pursuant to the Acquisition Agreements, to retain liability for certain environmental conditions existing at the properties at the time the Company assumed the leases from the Seller. Therefore, the Company believes that it will not incur material liability in the event that such environmental conditions are found to exist.

  The Company also maintains aboveground storage tanks at one property for the storage of petroleum products, and performs light vehicle maintenance at some of its leased properties. While the Seller has retained liability with respect to environmental conditions existing prior to the date of the Acquisition, whether discovered or undiscovered, there can be no assurance that present or future activities undertaken by the Company will not result in environmentally related expenditures for which the Company may be responsible. The Company believes, however, that such expenditures would not have a material adverse effect on its financial condition.

LEGAL PROCEEDINGS

  From time to time, the Company is a party to legal actions in the normal course of its business. The Company is not currently involved in any legal proceedings that it believes would have a material adverse effect upon its financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information with respect to the executive officers and directors of the Company:

          NAME            AGE                            POSITION
          ----            ---                            --------
Jay Alix................   41 Chairman of the Board of Directors and Chief Executive Officer
Lawrence J. Ramaekers...   58 Vice Chairman of the Board of Directors
Gerald R. Riordan.......   48 President, Chief Operating Officer and Director
Wayne M. Mincey.........   39 Vice President, Operations
Deborah L. Riston.......   45 Vice President, Human Resources
David S. Russell........   37 Vice President, Sales and Dealer Development
Gary L. Andrews.........   55 Vice President, Maintenance
Stephen T. D. Dixon.....   37 Vice President and Chief Information Officer
Larry D. Thogmartin.....   48 Vice President and Controller
Christopher G. Mumford..   51 Vice President and Director
Steven R. Davison.......   45 Vice President and Treasurer
Alfred A. Piergallini...   50 Director
Thomas R. Reusche.......   42 Director
Edward L. Scarff........   66 Director

  The By-Laws of the Company provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board, such number being limited to 15. The members of the Board were elected in accordance with the provisions of a Shareholders' Agreement among the Company and all of the shareholders of the Company pursuant to which Madison Dearborn Capital Partners, L.P. ("Madison Dearborn") has the right to designate one director, with the other directors being designated by Questor. See "Certain Transactions--Shareholders' Agreement."

  Each director of the Company will hold office until the next annual meeting of shareholders of the Company or until his successor has been elected and qualified. Officers of the Company are elected by the Board of Directors and serve at the discretion of the Board of Directors.

  JAY ALIX has been a principal of Questor Principals, Inc. ("Questor Principals") and Questor Management Company ("Questor Management") since 1995 and has been President of Jay Alix & Associates, Inc. ("JA&A"), a nationally known turnaround management firm located in Southfield, Michigan, Chicago and New York City, since 1981. From 1992 to 1995, Mr. Alix and JA&A were retained by General Motors Corporation to direct the restructuring of its National Car Rental subsidiary, and during that period Mr. Alix was the Chief Executive Officer and a director of National Car Rental.

  LAWRENCE J. RAMAEKERS has been a principal of JA&A since 1982. In February of 1997, he became interim Chief Executive Officer of Centennial Technologies, Inc., which designs, manufactures and markets an extensive line of personal computer card-based solutions and provides contract manufacturing services to original equipment manufacturers. Previously, among other engagements, Mr. Ramaekers was Chief Operating Officer of National Car Rental during the two and a half years that JA&A was engaged by that entity.

  GERALD R. RIORDAN joined the Seller in 1972. Mr. Riordan has been President of the Company since December 1992. From October 1991 to December 1992, Mr. Riordan served as Senior Executive Vice President and General Manager of the Company.

  WAYNE M. MINCEY joined the Seller in 1979. Mr. Mincey has been Vice President, Operations, of the Company since August 1995. From July 1993 to August 1995, Mr. Mincey served as Vice President, Central

Area. From July 1991 to July 1993, Mr. Mincey served as Vice President, Operations & Development of the Company and General Manager of RMM.

  DEBORAH L. RISTON joined the Seller in 1978. Ms. Riston has been Vice President, Human Resources, of the Company since October 1995. From July 1991 to October 1995, Ms. Riston served as Director of Human Resources and, prior to that, as Director of Employee Benefits of the Company.

  DAVID S. RUSSELL joined the Seller in 1982. Mr. Russell has been Vice President, Sales and Dealer Development, of the Company since August 1995. From November 1993 to August 1995, Mr. Russell served as Vice President, Operations & Development of the Company and General Manager of RMM. From September 1991 to November 1993, Mr. Russell served as District Manager of the Company.

  GARY L. ANDREWS joined the Seller in 1963. Prior to becoming Vice President, Maintenance, in October 1996, Mr. Andrews had been Director of Consumer Maintenance of the Seller since June 1992. From September 1985 to June 1992, Mr. Andrews served as Director of Maintenance of RSI.

  STEPHEN T. D. DIXON joined the Seller in 1986. Prior to becoming Vice President and Chief Information Officer, Mr. Dixon had been Director, Central Operations & Development of the Company and General Manager of RMM since October 1995. From August 1993 to October 1995, Mr. Dixon served as Director of Pricing and Inventory Management of RSI. From January 1990 to August 1993, Mr. Dixon served as Senior Manager, Rental Pricing of RSI.

  LARRY D. THOGMARTIN joined the Seller in 1971. Prior to becoming Vice President and Controller, Mr. Thogmartin had been Controller of the Company since June 1991. Prior to June 1991, Mr. Thogmartin served as the District and Region Controller for RTR.

  CHRISTOPHER G. MUMFORD has been a managing director of Questor Management since 1995 and a general partner of Scarff, Sears & Associates in San Francisco, an investment firm, since 1986. From 1982 to 1994, Mr. Mumford also served as Executive Vice President and Chief Financial Officer of Arcata Corporation. Mr. Mumford has been a director of the general partner of Crown Pacific Limited Partnership and its predecessor entities since 1991.

  STEVEN R. DAVISON joined the Company in 1997. Immediately prior thereto, Mr. Davison served as a consultant to Questor Management. Mr. Davison was with Hartmarx Corporation, a high-quality apparel manufacturer, from January 1985 to September 1995, most recently as Treasurer.

  ALFRED A. PIERGALLINI has been President and Chief Executive Officer of Gerber Products Co., which manufactures and sells baby food and offers life insurance services, since April 1989. Mr. Piergallini is also a director of Comerica Incorporated and Toy Biz Inc.

  THOMAS R. REUSCHE has been a principal of Madison Dearborn and a Vice President of Madison Dearborn Partners, Inc., an investment firm, since their inceptions in January 1993. From June 1983 to December 1992, he was a Senior Investment Manager at First Chicago Venture Capital. He is also a director of Hines Horticulture, Inc.

  EDWARD L. SCARFF has been a principal of Questor Principals and Questor Management since 1995 and the founder and a general partner of Scarff, Sears & Associates in San Francisco, an investment firm, since 1983. Mr. Scarff has been a private investment banker in San Francisco since 1971. Prior to establishing his own business, Mr. Scarff was a Senior Industrial Economist at the Stanford Research Institute from 1955 to 1959, Head of Investment Research at Investors Diversified Services from 1959 to 1963, President of North American Securities Corporation from 1964 to 1965 and President and Chief Operating Officer of Transamerica Corporation from 1965 to 1970. Mr. Scarff is also a director of Clorox Company.

COMPENSATION OF DIRECTORS

  The current directors of the Company presently receive no compensation. The Company expects that Mr. Piergallini, who became a director in December 1996, and other directors appointed or elected in the future who are not otherwise affiliated with the Company, will be compensated as may be determined by the Board of Directors from time to time.

SUMMARY COMPENSATION TABLES

  The following table sets forth the annual and long-term compensation paid by the Seller for services rendered by certain of the Company's executive officers (collectively, the "Named Officers") during fiscal 1995, the last full fiscal year for which the Named Officers received compensation from the
Seller:

                                                                 ALL OTHER
                                ANNUAL COMPENSATION            COMPENSATION
                          ------------------------------- -----------------------
                                           OTHER ANNUAL      401(K)     INSURANCE
        NAME AND          SALARY   BONUS  COMPENSATION(A) CONTRIBUTIONS PREMIUMS
   PRINCIPAL POSITION        $       $           $              $           $
   ------------------     ------- ------- --------------- ------------- ---------
Gerald R. Riordan.......  240,000 150,000      2,994          8,314       7,376
 President
Wayne M. Mincey.........  135,098  55,000      1,469          2,250       3,387
 Vice President, Eastern
 Area
Deborah L. Riston.......  119,750  42,500      1,497          1,541       3,280
 Vice President, Human
 Resources
David S. Russell........  116,583  44,000          0          2,250         650
 Vice President, Western
 Area
Gary L. Andrews.........  113,333  18,000          0          2,250           0
 Director of Consumer
 Maintenance

--------
(a) This column represents amounts reimbursed for the payment of taxes on certain perquisites provided to the Named Officers.

  For fiscal 1996, from the Acquisition Closing Date through December 31, 1996, the compensation paid by the Company to the Named Officers was as follows:

                                                           COMPENSATION
                                                   -----------------------------
                                                                      OTHER
                                                   SALARY BONUS  COMPENSATION(A)
NAME AND PRINCIPAL POSITION                          $      $           $
---------------------------                        ------ ------ ---------------
Gerald R. Riordan................................. 54,083 13,273      3,000
 President
Wayne M. Mincey................................... 31,792 19,219      1,041
 Vice President, Eastern Area
Deborah L. Riston................................. 28,875 17,420      1,041
 Vice President, Human Resources
David S. Russell.................................. 30,958 16,608      1,041
 Vice President, Western Area
Gary L. Andrews................................... 28,167  8,347        166
  Director of Consumer Maintenance

--------
(a) This column represents amounts reimbursed for the payment of taxes on certain perquisites provided to the Named Officers.

  Mr. Alix does not receive any compensation in his capacity as Chief Executive Officer. See "Certain Transactions."

RSI OPTION GRANTS

  The following table sets forth information regarding grants of options to the Named Officers to purchase stock of RSI during fiscal 1995.

                       OPTION GRANTS IN FISCAL YEAR 1995

                                                                           POTENTIAL REALIZED VALUE
                                         % OF TOTAL                         AT ASSUMED ANNUAL RATES
                                          OPTIONS                               OF STOCK PRICE
                            NUMBER OF    GRANTED TO                         APPRECIATION FOR OPTION
                           SECURITIES    EMPLOYEES  EXERCISE OR                      TERM
                           UNDERLYING    IN FISCAL  BASE PRICE  EXPIRATION -------------------------
          NAME           OPTIONS GRANTED    YEAR      ($/SH)       DATE         5%          10%
          ----           --------------- ---------- ----------- ---------- ------------ ------------
Gerald R. Riordan.......     20,000         1.75%     25.4375    10/02/05  $    319,950 $    810,816
Wayne M. Mincey.........      6,000         0.52      25.4375    10/02/05        95,985      243,245
Deborah L. Riston.......      4,500         0.39      25.4375    10/02/05        71,989      182,434
David S. Russell........      5,000         0.43      25.4375    10/02/05        79,988      202,704
Gary L. Andrews.........      1,500         0.13      25.4375    10/02/05        23,996       60,811

AGGREGATED RSI OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

  The following table sets forth, on an aggregated basis, information regarding stock of RSI underlying unexercised options during fiscal 1995 by the Named Officers.

                                                             NUMBER OF
                                                            SECURITIES       VALUE OF
                                                            UNDERLYING   UNEXERCISED IN-
                                                            UNEXERCISED        THE-
                                                            OPTIONS AT   MONEY OPTIONS AT
                                                           YEAR END 1995   YEAR END 1995
                                                           ------------- ----------------
                         SHARES ACQUIRED ON                EXERCISABLE/    EXERCISABLE/
          NAME                EXERCISE      VALUE REALIZED UNEXERCISABLE  UNEXERCISABLE
          ----           ------------------ -------------- ------------- ----------------
Gerald R. Riordan.......         --                --      97,820/61,500 $281,975/18,750
Wayne M. Mincey.........         --                --      15,066/ 9,250    19,227/  --
Deborah L. Riston.......       1,641           $19,745     12,299/ 6,300    28,671/  --
David S. Russell........       1,641             4,493      3,350/ 6,550       -- /  --
Gary L. Andrews.........         --                --       7,032/ 2,300    11,518/  --

OFFERING OF STOCK AND OPTIONS TO MANAGEMENT EMPLOYEES

  The Company has offered to certain management employees of the Company the opportunity to purchase shares of Class C Common Stock for $1,000 per share (being the price paid by all existing shareholders for the Company's Class A and Class B Common Stock issued in connection with the Acquisition). The total number of shares that could be acquired by all such management employees would be approximately 3,400 shares. In addition, management employees electing to purchase such shares would receive options to purchase, for the same price, additional shares of Class C Common Stock in a number equal to the number of shares purchased directly. There can be no assurance that any or all of the offered shares will be acquired by the management employees.

  The agreements pursuant to which such shares would be issued would contain provisions requiring the Company to repurchase such shares (and any other shares of Class C Common Stock acquired by such employees) upon an employee's death or retirement or termination of employment with the Company (generally, for fair market value in the case of death and fair market value or book value in the case of retirement or termination of employment, depending upon the circumstances of such event). The purchasers of such shares would have certain other rights, including rights to participate in certain issuances of shares of capital stock to affiliates of the Company, the right to sell shares in certain sales by Questor of its own shares of Common Stock and the right to participate in certain other specified transactions. The agreements would provide further that it would be a condition to an initial public offering of the Company's Common Stock that the Company's Restated and Amended Certificate of Incorporation be amended to provide for the conversion of Class C Common Stock into Common Stock of the kind held by Questor. The agreements would generally terminate (except with respect to options granted thereunder) upon such an initial public offering.

  The options referred to above would be exercisable for ten years (subject to certain provisions for earlier termination) and would be exercisable to the extent of 20% of the shares covered thereby during each year in the period 1998 through 2002. The options would be generally non-transferable, and the right to exercise any unexercised portion thereof would expire upon, or within 30 days after, termination of employment.

  The maximum numbers of shares being offered for purchase to each of the Named Officers pursuant to the agreements described above are as follows:
Gerald R. Riordan - 525, Wayne M. Mincey - 215, Deborah L. Riston - 203, David
S. Russell - 197 and Gary L. Andrews - 128.

  The Company also expects to grant to certain management employees options to purchase Class C Common Stock without regard to whether such employees purchase shares as described above.

                          OWNERSHIP OF CAPITAL STOCK

  The Company is authorized to issue 275,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of which 225,000 shares shall be Class A Common Stock, 25,000 shares shall be Class B Common Stock and 25,000 shares shall be Class C Common Stock. As of December 31, 1996, 109,090 shares of Class A Common Stock and 13,910 shares of Class B Common Stock were issued and outstanding.

  The holders of Class A Common Stock are entitled to vote on all matters to be voted upon by shareholders of the Company. Holders of Class B Common Stock and Class C Common Stock have no voting rights other than as required by law and with respect to certain mergers or other transactions in which such holders would be treated differently from holders of Class A Common Stock. Shares of Class A Common Stock are convertible into the same number of shares of Class B Common Stock, and shares of Class B Common Stock are convertible into the same number of shares of Class A Common Stock in connection with certain events, including certain sales of securities, mergers or similar transactions that would result in a change of control of the Company, as provided in the Company's Restated and Amended Certificate of Incorporation. Shares of Class C Common Stock are not convertible into shares of Class A Common Stock or Class B Common Stock, except under the circumstances described under "--Offering of Stock and Options to Management Employees."

  The table below sets forth certain information, as of December 31, 1996, regarding the ownership of the Class A Common Stock by (i) each person who beneficially owns five percent or more of the outstanding shares of such Common Stock, (ii) each director and executive officer of the Company and
(iii) all directors and executive officers of the Company as a group.

                                                  NUMBER OF PERCENT OF CLASS A
                NAME AND ADDRESS                   SHARES      COMMON STOCK
                ----------------                  --------- ------------------
Questor Partners Fund, L.P.(1)...................  62,433          57.2%
 103 Springer Building
 3411 Silverside Road
 Wilmington, Delaware 19810
Questor Side-by-Side Partners, L.P.(1)...........   4,479           4.1%
 103 Springer Building
 3411 Silverside Road
 Wilmington, Delaware 19810
Madison Dearborn Capital Partners, L.P.(2).......  24,600          22.6%
 Three First National Plaza Suite 1330
 Chicago, Illinois 60602
All executive officers and directors as a group    91,512          83.9%
 (14 in number)(3)...............................

--------
(1) Questor Principals is the general partner of (i) Questor General Partner, L.P., the general partner of Questor Partners Fund, L.P. ("Questor Partners"), and (ii) Questor Side-by-Side Partners, L.P. ("Questor Side-by-Side"). Questor Management has been appointed to act on behalf of the general partners of Questor Partners and Questor Side-by-Side with respect to matters relating to such partnerships. Questor Partners and Questor Side-by-Side together own beneficially 66,912 shares of Class A Common Stock, representing 61.3% of the outstanding shares of such stock. Jay Alix, Melvyn N. Klein, Dan W. Lufkin and Edward L. Scarff are the shareholders of each of Questor Principals and Questor Management, with the power, jointly, to direct the actions of such corporations, and may be deemed to share beneficial ownership of the shares owned by Questor Partners and Questor Side-by-Side by virtue of their status and rights as such shareholders, but each expressly disclaims beneficial ownership of such shares by reason of such status and rights.

(2) Thomas R. Reusche, a director of the Company, is the designee of Madison Dearborn as a director of the Company.
(3) Consists of (i) the shares of Class A Common Stock owned by Questor Partners and Questor Side-by-Side, as to which Messrs. Alix and Scarff, directors of the Company, may be deemed to share beneficial ownership (see note (1)), and (ii) the shares of Class A Common Stock owned by Madison Dearborn, as to which Mr. Reusche, as the designee of Madison Dearborn as a director of the Company, may be deemed to have beneficial ownership, but Mr. Reusche expressly disclaims beneficial ownership of such shares by reasons of such status.

  Each of Societe Generale Investment Corporation and Chase Equity Associates, an affiliate of Chase, owns 5,345 shares of Class A Common Stock (each representing 4.9% of the outstanding Class A Common Stock). Societe Generale Investment Corporation also owns 9,415 shares of Class B Common Stock and Chase Equity Associates also owns 4,495 shares of Class B Common Stock.

SHAREHOLDERS' AGREEMENT

  In connection with its formation and the Acquisition, the Company entered into a Shareholders' Agreement (the "Shareholders Agreement") with all of the holders of its Class A Common Stock and Class B Common Stock (collectively, the "Shareholders"). The Shareholders Agreement contains certain restrictions on transfers of Common Stock and provisions under which Shareholders may sell Common Stock or require other Shareholders to sell Common Stock or under which the Company may acquire Common Stock from Shareholders. The Shareholders Agreement provides that, upon certain issuances by the Company of equity securities to any of the initial Shareholders (or their permitted transferees), Shareholders will have rights to maintain their percentage equity interests in the Company's capital stock by purchasing a portion of such equity securities.

  Pursuant to the Shareholders Agreement, each of the Shareholders agrees to vote its shares of Common Stock so that the Board of Directors will consist of one director appointed by Madison Dearborn and as many other directors as shall be appointed by Questor.

  Subject to certain conditions, the Shareholders will have certain demand and "piggyback" rights to have their shares of Common Stock registered under the Securities Act. The Company has agreed to pay the costs and expenses associated with any such registration, except for discounts and commissions.

  The Shareholders Agreement will expire on the earlier to occur of the closing of the underwritten initial public offering of Common Stock of the Company and October 17, 2006.

                             CERTAIN TRANSACTIONS

MANAGEMENT AGREEMENT WITH QUESTOR MANAGEMENT

  The Company has entered into a Management and Consulting Agreement with Questor Management, pursuant to which Questor Management will provide consulting, management and advisory services to the Company, including services with respect to strategic planning, financial matters and operations. As compensation for such services, Questor Management will be paid an annual management fee of $850,000 and costs and expenses incurred by Questor Management in providing such services. In consideration of services previously rendered by Madison Dearborn and in consideration of consulting, management, and advisory services relating to the Company to be rendered at a reasonable level in the future at the request of Questor Management, Questor Management has agreed to pay to Madison Dearborn 20% of the annual management fee paid to Questor Management. The Company has also agreed to indemnify Questor Management and its affiliates from liabilities and claims arising out of or in connection with the performance by Questor Management of such services, other than those resulting from the gross negligence or willful misconduct of Questor Management. This agreement will continue for so long as Questor Management or any affiliate thereof or affiliate of any such affiliate continues to hold any shares of common stock of the Company. The Senior Bank Facilities require that payment of at least 50% of the management fee be deferred during the occurrence and continuance of an event of default under the Senior Bank Facilities and that the payment of all of the management fee be deferred following a change of control of the Company. The agreements provided for in this Management and Consulting Agreement constituted part of the agreement by affiliates of Questor Management for the capitalization of the Company, and, as the Company is controlled by such affiliates, may be deemed not to have been negotiated at arm's length.

AGREEMENT WITH JAY ALIX & ASSOCIATES, INC. FOR MANAGEMENT CONSULTING SERVICES

  The Company has entered into an agreement with JA&A, pursuant to which JA&A will provide advisory services to facilitate the Company's achievement of its business plan, including evaluating the Company's organizational structure, providing and implementing a cash flow planning model and assisting with capital expenditure planning and other matters. For such services, JA&A will be paid on an hourly basis and will be paid or reimbursed for its out-of-pocket expenses. The Company paid JA&A a retainer of $250,000 upon execution of this agreement, and JA&A has estimated that its total fees and expenses under the terms of the agreement, excluding contingent success fees, would approximate $2.6 million. The agreement provides that JA&A will receive a contingent success fee that ranges from 6% to 15% of EBITDA in excess of certain EBITDA levels for 1997 and 1998.

  The Company has also agreed to indemnify JA&A and its principals, employees and agents from liabilities and claims relating to or arising from the engagement of JA&A, other than for actions taken or omitted to be taken by JA&A in bad faith or gross negligence. The agreement may be terminated at any time by either party, provided that notwithstanding any such termination, JA&A will be entitled to any fees and expenses earned under the provisions of the agreement. The Company believes that the terms of the agreement are at least as favorable to it as those that could have been obtained from an unaffiliated third party.

OTHER TRANSACTIONS WITH AFFILIATES

  On the Acquisition Closing Date, Questor Management and Madison Dearborn received $7.6 million and $400,000, respectively, in merger and acquisition fees relating to the Acquisition.

                         RELATIONSHIPS WITH THE SELLER

  In connection with the Acquisition, the Company entered into a number of agreements with the Seller, which are summarized below.

NON-COMPETITION COVENANTS

  In connection with the sale of the Business, RTR and the Company have each agreed not to engage in certain types of rental transactions after the Acquisition Closing Date. In particular, for a period of ten years after such date (which period may be extended to twelve years in certain circumstances) (such period, the "Seller Non-Compete Period"), RTR has agreed not to engage in the "one-way" consumer and "one-way" light commercial truck rental businesses. For a period of two years following the Acquisition Closing Date, RTR has agreed to refer to the Company all customers in the one-way consumer and one-way light commercial rental businesses. For purposes of the Agreement, the term "one-way" rental means the rental of a truck that is not returned to the original renting office or, in the case of a commercial rental, to a rental office within 35 miles of the original renting office.

  For as long as the Company is using the Ryder name (such period, the "Buyer Non-Compete Period"), the Company has agreed not to engage in leasing (generally defined as the renting of a truck for a period in excess of ninety days) or heavy duty truck rentals (defined as the renting of vehicles with a manufacturer's gross vehicle weight of 26,000 pounds or more). Until October 17, 1998, the Company has agreed to refer to RTR all customers of leasing or heavy duty truck rentals. In the event the Company fails to cure a willful and material breach of its non-competition covenant within 45 days after notice thereof by RTR, RTR may, among other things, terminate the service arrangements described below under "Service Agreements."

  The Company and RTR will each engage in the local consumer rental business and the local light commercial rental business. For this purpose RTR will serve as a dealer of the Company's trucks. However, during the Seller Non-Compete Period, RTR has agreed not to advertise with respect to the local consumer rental business or to engage through third party dealers, agents or franchisees in the local consumer rental business.

  Except as described in the second paragraph of "Dealer and Cooperation Arrangements" below, neither party, however, is restricted from engaging in the local light commercial rental business (defined as the rental of trucks with a manufacturer's gross vehicle weight of under 26,000 pounds for a business purpose). Pursuant to the Acquisition Agreements, the Company and RTR have agreed to cooperate with each other to develop a joint marketing and truck rental program with respect to certain of the largest of RTR's current customers in the light commercial rental business.

DEALER AND COOPERATION ARRANGEMENTS

  Pursuant to the Dealer Agreement, RTR has agreed to act as a dealer of the Company's trucks and accessory equipment at certain of the RTR branch locations. RTR's dealers will be paid a commission of up to 16.5% of gross rental revenues through December 31, 1998 for renting the Company's trucks (which is below the Company's standard dealer commission rate of up to 17%). This commission will be adjusted to match the Company's standard commission rate beginning in 1999. Each party may, upon 60 days' notice to the other party, remove RTR's dealer locations as dealers of the Company's trucks without cause (based on rental revenues for such dealers for the immediately preceding year) according to the following schedule: in 1996, dealers accounting for up to $1 million of 1995 rental revenues; in 1997, dealers accounting for up to $6 million of 1996 rental revenues; and in 1998 and each year thereafter, dealers accounting for up to $12 million of rental revenues for the previous calendar year. RTR or the Company may terminate the Dealer Agreement with respect to any dealer location upon a material breach of the terms of such agreement not cured within 30 days after notice thereof.

  Pursuant to the Office License Agreements, RTR has granted the Company the right to use portions of several of the Seller's facilities that were occupied by Division managers prior to the Acquisition Closing Date. Such agreements may be terminated upon sixty days prior written notice.

  RTR has agreed to limit the size of its vehicle fleet of light duty trucks (i.e., trucks having a manufacturer's gross vehicle weight of 16,000 pounds or less) to 6,500 trucks in 1997 and 7,500 trucks in 1998, so long as the Company
(i) makes available to RTR dealers a minimum daily average number of 2,600 trucks (calculated on a rolling four calendar quarters in arrears basis) and
(ii) does not open any new dealers within a two-mile radius of any branch of RTR during such period.

  Pursuant to the Acquisition Agreements, the Company and RTR have also agreed for a period of up to ten years to cooperate with each other in structuring a joint program for Yellow Pages advertising in phonebooks. RTR has also agreed to sell to the Company, through RTR's affiliate, Network Sales, Inc., truck parts and components at wholesale cost for so long as such affiliate is a distributor of repair parts and components.

SERVICE AGREEMENTS

  Following the Acquisition Closing Date, RTR will continue to provide the Company with various services which it performed prior to the Acquisition, including acting as agent in the sale of used trucks and providing maintenance on the Company's trucks.

  RTR has agreed to act as the Company's agent in selling the Company's used trucks at RTR's Used Truck Centers and other RTR branch locations. Upon delivery of the used trucks to RTR, the Company (on behalf of Leasco) must designate both an asking price and an acceptable sale price ("Take Price") for each truck. RTR may not sell any used truck for more than $500 below the Take Price designated by the Company without the prior consent of the Company. In consideration for such services, the Company has agreed to pay RTR a fixed amount per vehicle sold, plus a per vehicle sales commission in accordance with RTR's used truck representative sales compensation plan consistent with past practice. The Company also agreed to reimburse RTR for a fixed amount per truck sold for advertising expenses. The Company has also agreed to consign to RTR at least 40% of the total number of used vehicles it trades or sells in 1997, 35% in 1998, 30% in 1999, 25% in 2000 and 20% in 2001. After December
31, 2001, either party may terminate the agreement upon 60 days' notice.

  RTR has agreed, pursuant to the Vehicle Maintenance Agreement, to provide maintenance for the Company's vehicles at a rate that is intended to approximate the rate RTR charged the Company prior to the Acquisition Closing Date. The Company has agreed to order a minimum amount of labor hours of repairs each year from RTR, which each party has the unilateral right to reduce (i) in 1997 by an amount up to 10% of the minimum amount of labor hours for that year and (ii) in 1998 and thereafter, by an amount up to 20% of the minimum amount of labor hours for that year.

  RTR has agreed, pursuant to the Administrative Services Agreement and the MIS Support Agreement, to provide the Company, at its request, for a period of up to two years, with certain administrative and management information systems support services related to the Business. Services provided under these agreements include those relating to financial reporting activities, accounting and tax functions, payroll administration, vehicle purchasing administration, employee and dealer training, third party automobile liability claims management and computer systems support. Pursuant to the MIS Support Agreement, the Company will be charged a rate that is intended to approximate the internal transfer pricing rate charged the Company by RTR prior to the Acquisition Closing Date, which rate is fixed for the term of the contract, provided that the Company's usage of such services does not increase from the Company's usage prior to the Acquisition Closing Date. Any or all services may be discontinued upon 90 days' notice from the Company. Pursuant to the Administrative Services Agreement, the Company will be charged a rate that is intended to approximate the internal transfer pricing rate charged by RTR to the Company prior to the Acquisition Closing Date, plus a markup with respect to certain services. Any or all services may be discontinued upon 60 days' notice from the Company.

INTELLECTUAL PROPERTY

  Pursuant to the License Agreement, RSI has granted the Company the royalty-free right to use certain Ryder trademarks in connection with providing its truck rental services and the marketing of such services until October 17, 2006. However, no later than October 17, 2001, the Company must begin using the Ryder trademarks in conjunction with a successor tradename and trademarks (subject to approval by the Seller) until the expiration of the License Agreement. The Company has the royalty-free right, subject to certain restrictions, to use the Ryder signature color scheme in perpetuity, notwithstanding the expiration or termination of the License Agreement.

  Pursuant to the License Agreement and the Acquisition Agreements, RTR has granted the Company the right to use the 1-800-GO-RYDER Number and service mark. The Company will allocate incoming calls among its dealers, including RTR dealers, based on the geographic proximity of the applicable dealer to the prospective customer. If an incoming call for a local transaction is directed to an RTR dealer, such dealer may rent an RTR truck rather than a Company truck if an RTR truck is available. The Company has the right to use the phone number, subject to such limitation, for up to 13 years and, for a period of three years thereafter, the Seller has agreed not to market the 1-800-GO-RYDER number in any truck rental or leasing business.

  RTR has assigned certain patents, including patents relating to loading ramps, to the Company. Pursuant to the Patent License Agreement, the Company has granted RTR the right to use these patents.

  Pursuant to the Copyright License Agreement, RTR has granted the Company the royalty-free right to use written promotional materials, which were developed and copyrighted by RTR prior to the Acquisition Closing Date, in connection with marketing the Business for ten years, subject to certain restrictions. The Company may grant sublicenses of its rights to its dealers, subject to certain restrictions.

  Pursuant to the Software License Agreement, RTR has granted the Company a royalty-free perpetual right to use certain computer software necessary for the operation of the Company's business that was not transferred to the Company by RTR in the Acquisition.

  The Company believes that the overall arrangement with the Seller is adequate, in all material respects, to provide for an effective transition of the Company to an independently operating entity.

                      LEASCO AND PROPOSED SECURITIZATION

  In connection with the Acquisition, the Company formed Leasco as a wholly-owned, special purpose subsidiary to facilitate transfers to one entity of ownership in and legal title to the truck fleet and to create an entity that may be the issuer of obligations in a proposed securitized financing of the trucks.

  On October 17, 1996, Leasco purchased the trucks and certain related assets being sold by RTR pursuant to the Acquisition Agreements for $492.3 million, such funds having been contributed to Leasco as capital by the Company, giving effect to adjustments for Acquisition post-closing provisions and purchase price allocations. Upon such purchase, the Company and Leasco entered into a Master Motor Vehicle Lease Agreement (the "Lease Agreement"), pursuant to which Leasco agreed to lease to the Company, and the Company agreed to lease from Leasco, the trucks so purchased and all other trucks purchased by Leasco thereafter. The rent payable by the Company under the Lease Agreement is calculated, for each vehicle, on the basis of the fair market value (in the case of the initial trucks) or the capitalized cost (in the case of subsequently acquired trucks) for such vehicle, taking into account the remaining economic life of the truck and an interest factor.

  Pursuant to the Lease Agreement, the Company (i) provides maintenance for the vehicles, at Leasco's cost, obtains insurance, places vehicle orders with Leasco and handles certain other matters with respect to the trucks and (ii) after consultation with Leasco, sells used trucks on Leasco's behalf. Leasco is responsible for registering, licensing and titling the trucks. The Company has indemnified Leasco against losses and liabilities arising out of the use and rental of the trucks by the Company in its business. Subject to certain restrictions, Leasco may terminate the Lease Agreement upon the occurrence of a default by the Company thereunder, which includes a failure to make lease payments, breach of a covenant or bankruptcy. The Lease Agreement will expire on the date of expiration of the lease of the last truck subject to the Lease Agreement, which will be the date representing the expiration of two-thirds of the economic life of such truck or such earlier date as of which the truck is disposed of or Leasco receives proceeds of a casualty with respect thereto.

  Legal title (but not rights of ownership) to the trucks was not transferred to Leasco on the Acquisition Closing Date but will be transferred prior to October 17, 1997. To provide for such transfers, Leasco and RTR entered into a Vehicle Title Nominee Agreement pursuant to which RTR will, until transfer of title, hold title to the trucks as nominee of Leasco and Leasco will undertake to effect transfers of title by April 17, 1997. Leasco has indemnified RTR for claims arising out of or relating to ownership of the trucks after the Acquisition Closing Date (except for claims otherwise provided for in the Acquisition Agreements or in the following sentence). RTR has indemnified Leasco for claims by a creditor or purchaser of a truck as a result of RTR's retention of legal title to the vehicle or breach of the Vehicle Title Nominee Agreement. The Vehicle Title Nominee Agreement also contains provisions relating to insurance for the trucks.

  The Company intends to refinance all of the Term Facility, and a portion of the Revolving Credit Facility, with the proceeds of a securitization by Leasco of the truck rental fleet (the "Securitization"). It is currently anticipated that the Securitization will be effected through a commercial paper financing, a medium term note financing, other borrowing or a combination thereof, but the refinancing intended to be effected by the Securitization could take other forms. There can be no assurance that Leasco will be able to effect the Securitization or that it will be able to effect the Securitization on terms acceptable to Leasco or the Company.

  The Company expects that the documents to be entered into in connection with the Securitization will provide for certain restrictions and limitations on Leasco's business and assets.

  Leasco is not a guarantor of the Notes or the Senior Bank Facilities, and the lenders under the Senior Bank Facilities do not have liens on or security interests in any of the assets of Leasco as security for such facilities. However, the Senior Bank Facilities provide that if the Securitization has not been consummated on or prior to July 17, 1997, the Company may be required by the agents or the lenders under the Senior Bank Facilities to cause Leasco to guarantee the Senior Bank Facilities on a senior basis, and in such event the obligations of Leasco under such guarantee would be secured by liens on, and security interests in, the assets of Leasco. If such a guarantee of the Senior Bank Facilities is provided, the Company would also be required to cause Leasco and the other subsidiaries of the Company to guarantee the Notes on an unsecured, senior subordinated basis. All of the capital stock of Leasco is presently pledged as security for the Senior Bank Facilities. See "Description of Senior Bank Facilities."

  The Leasco Charter requires that the membership of the Board of Directors of Leasco shall consist of at least two independent directors, each of whom (i) is not a stockholder (whether direct, indirect or beneficial), partner, customer or supplier of JA&A or Questor Management or any affiliate of any of the foregoing (the "Related Corporate Group"), (ii) is not a director, officer, employee, affiliate or associate of any member of the Related Corporate Group (other than the Company), (iii) is not a person related to any person referred to in clause (i) or (ii), (iv) is not a trustee, conservator or receiver for any member of the Related Corporate Group and (v) has (A) prior experience as an independent director for a corporation whose charter documents required the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable bankruptcy law and (B) at least three years of employment experience with one or more entities that provide, in the ordinary course of business, advisory, management or placement services to issuers of securitization or structured finance securities. All independent directors of Leasco must affirmatively vote for any dividend or distribution payable on the common stock of Leasco or any loan or advance to the Company. The affirmative vote of the independent directors is also required for certain other actions by Leasco, including certain mergers, sales of assets or acquisitions and the filing, or consent to the filing, of any petition under bankruptcy or insolvency laws, and the affirmative vote of at least one independent director is required for Leasco to grant a guarantee or liens on assets. See "Risk Factors--Limitations on Access to Cash Flow and Assets of Leasco."

  The By-Laws of Leasco contain various provisions relating to the conduct of the business of Leasco, including a requirement that Leasco conduct all transactions and dealings with other members of the Related Corporate Group on terms that Leasco reasonably believes to be on an arm's-length basis and for fair consideration. The By-Laws also require that Leasco have at least one officer who is not an officer of the Company.

                     DESCRIPTION OF SENIOR BANK FACILITIES

  The Company entered into a Credit Agreement dated as of October 17, 1996 (the "Credit Agreement") with Chase, as administrative agent and lender, and Citicorp, U.S.A., Inc., as documentation agent, collateral agent and lender, and the other lenders party thereto that provided for term loans of $350.0 million (the "Term Facility") and a revolving credit facility of $150.0 million, of which up to $50.0 million is available for letters of credit (the "Revolving Credit Facility" and, together with the provisions of the Credit Agreement relating to the Term Facility, the "Senior Bank Facilities"). Proceeds of the Initial Offering were used to repay approximately $69 million of loans then outstanding under the Term Facility. The following is a summary of the principal terms of the Credit Agreement and is subject to and qualified in its entirety by reference to the Credit Agreement and related loan documents, which are available upon request from the Company.

  Use of Facilities. On the Acquisition Closing Date, the Company borrowed the full amount of the Term Facility and $31.0 million under the Revolving Credit Facility and used $380.6 million of the proceeds thereof, together with certain other funds, for payment of the purchase price of the Acquisition and related fees and expenses, with $0.4 million remaining as excess cash. On such date, the Company also obtained letters of credit for use in the ordinary course of business in the aggregate face amount of $10.0 million and a letter of credit issued to RTR in the face amount of $2.5 million. The remainder of the Revolving Credit Facility is available (subject to borrowing base availability) for general corporate purposes.

  Security; Guarantees. The obligations of the Company under the Credit Agreement are unconditionally guaranteed, jointly and severally, by each existing, and will be so guaranteed by each subsequently acquired or organized domestic and, to the extent that no adverse tax consequences would result, foreign, subsidiary of the Company, other than Leasco. The obligations under the Senior Bank Facilities and the guarantees thereof are secured by substantially all the assets of the Company and the Existing Subsidiaries other than Leasco, including (i) a first priority pledge of all the capital stock of Leasco and each existing and subsequently acquired or organized subsidiary of the Company (which pledge, in the case of foreign subsidiaries, would be limited to 65% of the capital stock of each such subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Company) and (ii) perfected first priority security interests in substantially all tangible and intangible assets of the Company and of each existing and subsequently acquired or organized subsidiary of the Company, other than Leasco, including accounts receivable, inventory, equipment, intellectual property, general intangibles, owned real property, cash and proceeds of the foregoing, in each case subject to certain exceptions. Notwithstanding the foregoing, at the request of the agents or the lenders under the Senior Bank Facilities, the Company may be required to cause Leasco to guarantee the obligations of the Company under the Credit Agreement, and to grant security interests in, and liens on, Leasco's assets as security for such guarantee, if the Securitization has not been consummated on or prior to July 17, 1997.

  Borrowing Base. Loans under the Revolving Credit Facility are subject to maintenance by the Company of a borrowing base, which equals the sum of specified fixed percentages of (i) eligible accounts receivable, (ii) the original cost of eligible revenue-producing vehicles, (iii) the book value of eligible non-vehicle revenue-producing equipment, (iv) the book value of eligible non-revenue-producing vehicles, (v) the appraised fair market value of eligible real estate, and (vi) the book value of eligible non-vehicle non-revenue-producing equipment.

  Amortization; Interest. The Term Facility matures on October 17, 2001 and amortizes in equal quarterly installments totaling $20.0 million in each of fiscal 1998, 1999, and 2000, and $290 million in fiscal 2001. The Term Facility bears interest at a rate per annum equal (at the Company's option) to
(i) an adjusted London inter-bank offered rate ("Adjusted LIBOR") plus 2.0% or
(ii) an Alternate Base Rate (equal to the highest of Chase's prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1%) plus 1.0%. The Revolving Credit Facility matures on October 17, 2001 and bears interest at a rate per annum equal (at the Company's option) to
(i) Adjusted LIBOR plus 2.0% or (ii) the Alternate Base Rate plus 1.0%. If the Securitization is not consummated on or prior to July 17, 1997, the Term Facility and Revolving Credit Facility borrowings will each bear interest at a rate per annum equal (at the Company's option) to (i) Adjusted LIBOR plus 2.5% or (ii) the Alternate Base Rate plus 1.5%. In compliance with the terms of the Senior Bank Facilities, the Company entered into interest rate collar agreements effective December 9, 1996 with respect to $125.0 million aggregate principal amount outstanding under the Term Facility. These interest rate collar agreements establish an effective floor of 5.33% on the base LIBOR rate and an effective cap of 6.65% on the base LIBOR rate with respect to $125.0 million of the Company's floating rate debt for periods of up to three years.

  Prepayments and Reduction of Commitments. The Senior Bank Facilities permit the Company to prepay loans and permanently reduce revolving credit commitments, in whole or in part, at any time in minimum principal amounts of $5.0 million, without premium or penalty, subject to reimbursement of the lenders' redeployment costs in the case of a prepayment of borrowings bearing interest at Adjusted LIBOR other than on the last day of the relevant interest period. Until such time as the Securitization is consummated, the Company will be required to make mandatory prepayments of loans under the Senior Bank Facilities, subject to certain exceptions, with (i) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Company and (ii) up to 100% of the net proceeds of issuances of equity and debt obligations (other than the Notes) of the Company and its subsidiaries. In addition, if the Securitization is not consummated on or prior to July 17, 1997, then until such time as the Securitization has been consummated, the Company will be required to make mandatory prepayments of loans under the Senior Bank Facilities with 75% of excess cash flow (as such term is defined in the Senior Bank Facilities), subject to reduction to 50% based upon financial performance and certain other standards.

  The mandatory prepayments described in the preceding paragraph will initially be applied to the Term Facility, first to the next two scheduled amortization payments and then in inverse order of maturity to the remaining amortization payments thereunder. When the Term Facility has been paid in full, such mandatory prepayments will be applied to reduce loans (but not commitments) under the Revolving Credit Facility. Subject to certain conditions, the Company may from time to time make optional prepayments under the Term Facility without premium or penalty. Any optional prepayments of the Term Facility will be applied pro rata against the remaining scheduled amortization payments of the Term Facility.

  Fees. The Company will be required to pay the lenders under the Revolving Credit Facility, on a quarterly basis, a commitment fee equal to 3/8 of 1% per annum on the undrawn portion of the Revolving Credit Facility; provided, that if the Securitization is not consummated on or prior to July 17, 1997, such fee will be increased to 1/2 of 1% per annum until such time as the Securitization has been consummated. The Company will also be required to pay
(i) a letter of credit fee equal to the difference between the spread over Adjusted LIBOR under the Revolving Credit Facility and 1/4 of 1% on the average daily exposure of letters of credit, (ii) to the issuing bank, a fee of 1/4 of 1% on the aggregate face amount of outstanding letters of credit,
(iii) annual administration fees, and (iv) agent, arrangement and other similar fees. The fees set forth in clauses (i) and (ii) above are computed on an annual basis and are paid quarterly.

  Covenants. The Senior Bank Facilities contain a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain other debt instruments, pay dividends or make distributions, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, issue capital stock, change the business conducted by the Company or its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain corporate activities, including with respect to the Company's vehicle sales and bank accounts. In addition, under the Senior Bank Facilities, the Company is required to comply with specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios, minimum EBITDA requirements and minimum fixed charge coverage ratios.

  Events of Default. The Senior Bank Facilities contain customary events of default, including defaults relating to payments, breach of representations and warranties, covenants, cross-defaults and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA, judgments, actual or asserted invalidity of security and change of control.

                             DESCRIPTION OF NOTES

GENERAL

  The Exchange Notes will be issued, and the Senior Subordinated Notes were issued, under an Indenture, dated as of November 25, 1996 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"), a copy of which is available upon request to the Company.

  The following summary of the material provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended ("TIA"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the section "--Certain Definitions."

  Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee, at 101 Barclay Street, New York, New York 10286), except that, at the option of the Company, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses.

  The Exchange Notes will be issued, and the Senior Subordinated Notes were issued, only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge was made, or will be made, for any registration of transfer or exchange of Senior Subordinated Notes or Exchange Notes, as the case may be, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

  The Exchange Notes will be, and the Senior Subordinated Notes are, unsecured obligations of the Company, limited to $175.0 million aggregate principal amount, and will mature on December 1, 2006. Each Note will bear interest at a rate of 10% per annum from November 25, 1996, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing June 1, 1997.

OPTIONAL REDEMPTION

  The Notes will be redeemable, at the Company's option, in whole or in part, at any time on or after December 1, 2001, and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

                                                                      REDEMPTION
                                  PERIOD                                PRICE
                                  ------                              ----------
      2001...........................................................  105.000%
      2002...........................................................  103.333%
      2003...........................................................  101.667%
      2004 and thereafter............................................  100.000%

  In addition, at any time and from time to time prior to December 1, 1999, the Company may redeem in the aggregate up to 33- 1/3% of the original aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings by the Company following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount thereof) of 110% plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 66- 2/3% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption.

  At any time on or prior to December 1, 2001, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event more than 180 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

SELECTION

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any
Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

  Prior to the Subordination Termination Date (as defined below), the indebtedness evidenced by the Notes will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment, as set forth in the Indenture, to the payment when due of all existing and future Senior Indebtedness of the Company, will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes will also be effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "--Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein. On the first date (but not earlier than January 1, 1998) as of which (i) the Securitization has been consummated, (ii) any consents required under the Senior Bank Facilities in connection with the transaction contemplated by this sentence shall have been obtained and (iii) no default or event of default shall have occurred and be continuing under the Senior Bank Facilities, the subordination provisions of the Notes will terminate and cease to be effective with respect to any Indebtedness, whenever incurred, and the Notes will constitute Senior Indebtedness of the Company. The date as of which the subordination provisions of the Notes shall terminate and cease to be effective in accordance with the foregoing provisions is referred to herein as the "Subordination Termination Date." The Company has agreed that it will use its reasonable best efforts as determined in good faith by the Board of Directors to obtain any consents required in order to effectuate the foregoing provisions.

  Certain of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company. At December 31, 1996, the total liabilities of the Company's Subsidiaries were approximately $2.5 million, including Trade Payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

  At December 31, 1996, the outstanding Senior Indebtedness of the Company amounted to $281.0 million (exclusive of unused commitments) all of which would have been Secured Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness which the Company may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Indebtedness" below.

  "Senior Indebtedness" means the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication: (i) all obligations consisting of Bank Indebtedness; (ii) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company regardless of whether postfiling interest is allowed in such proceeding) in respect of (1) indebtedness of the Company for money borrowed and (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise;
(iii) all Capitalized Lease Obligations of the Company; (iv) all obligations of the Company (1) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (2) under interest rate swaps, caps, collars, options and similar arrangements and foreign currency hedges entered into in respect of any obligations described in clauses (i), (ii) and (iii) (such obligations to be equal at any time to the termination value of such agreements or arrangements that would be payable by such Person at such time) or (3) issued or assumed as the deferred purchase price of property and all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement; (v) all obligations of other Persons of the type referred to in clauses (ii), (iii) and (iv) and all dividends of other Persons for the payment of which, in either case, the Company is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and (vi) all obligations of the Company consisting of modifications, renewals, extensions, replacements, refinancings and refundings of any obligations described in clauses (i), (ii), (iii), (iv) and (v); unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable and accruals or other liabilities (other than those specified above) arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness, Guarantee or obligation of the Company that is subordinate or junior to any other Indebtedness, Guarantee or obligation of the Company or
(5) any Indebtedness that is incurred in violation of the Indenture. If any Designated Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Designated Senior Indebtedness nevertheless will constitute Senior Indebtedness. "Senior Indebtedness" of any Note Guarantor has a correlative meaning.

  The following provisions under this caption "--Ranking" are applicable to the Notes prior to the Subordination Termination Date as described above.

  Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

  The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded in writing or (y) such Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because such Designated Senior Indebtedness has been repaid in full or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than Bank Indebtedness, a Representative of Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the Noteholders are entitled to receive any payment and until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interest may appear. If a distribution is made to Noteholders that due to the subordination provisions should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

  If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

  By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Senior Subordinated Indebtedness.

CHANGE OF CONTROL

  Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under "--Optional Redemption":

    (i) prior to the first public offering of Voting Stock of the Company, either (x) Permitted Holders cease to be the "beneficial owner" or "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange
  Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company, or (y) Permitted Holders cease to be entitled by voting power, contract or otherwise to elect or cause the election of directors of the Company having a majority of the total voting power of the Board of Directors, in each case, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (i) and clause (ii) below, Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, a majority of the Voting Stock of the parent entity);

    (ii) following the first public offering of Voting Stock of the Company, any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year), directly or indirectly, of more than 35% of the Voting Stock of the Company; provided that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors; or

    (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

  In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all Bank Indebtedness or offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

  The Board of Directors of the Company may not waive the covenant relating to the Holders' right to redeem upon the occurrence of a "Change of Control". Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

  The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

  The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

CERTAIN COVENANTS

  The Indenture contains covenants including, among others, the following:

  Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company may Incur Indebtedness if on the date of the Incurrence of such Indebtedness the Consolidated Coverage Ratio would be greater than 2.75:1.00. Notwithstanding the foregoing, the Company shall not permit any Subsidiary to issue, to any party other than the Company, any Preferred Stock.

  (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

    (i) Indebtedness under the Term Loans included in the Senior Credit Agreement (as the same may be amended from time to time, without increasing the committed amount thereunder, except as otherwise permitted by this covenant) and any Refinancing Indebtedness of the Company with respect thereto in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (i) and then outstanding, shall not exceed $350.0 million less the aggregate amount of all prepayments of principal applied to reduce the then outstanding Indebtedness under the Term Loans actually made since the Issue Date;

    (ii) Indebtedness of the Company consisting of revolving credit, working capital or letter of credit facilities in an aggregate principal amount at any time outstanding not in excess of $150.0 million (less the aggregate amount of all repayments of principal actually made thereunder since the Issue Date with Net Available Cash from Asset Dispositions pursuant to clause (a)(iii)(A) of the covenant described under "--Limitation on Sales of Assets");

    (iii) the Securitization; provided, however, that the amount of Indebtedness outstanding under clauses (i) and (ii) above and this clause
  (iii) shall not in the aggregate exceed $465.0 million at any one time outstanding;

    (iv) Indebtedness (A) of the Company to any Wholly Owned Restricted Subsidiary or to any Note Guarantor and (B) of any Restricted Subsidiary to the Company or any other Wholly Owned Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, an Incurrence of Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

    (v) Indebtedness represented by the Notes, any Indebtedness (other than the Indebtedness described in clauses (i), (ii), (iii) or (iv) above) outstanding on the date of the Indenture and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (v) or paragraph (a);

    (vi) Indebtedness of the Company or any Restricted Subsidiary for the deferred purchase price of newly acquired property (other than Vehicles) of the Company and its Subsidiaries used in the ordinary course of business of the Company and its Subsidiaries (provided such purchase money financing is entered into within 180 days of the acquisition of such property) in an amount (based on the remaining balance of the obligations therefor on the books of the Company and its Restricted Subsidiaries) which shall not exceed $20.0 million in the aggregate at any one time outstanding, when taken together with any Indebtedness outstanding under the covenant described in clause (b)(viii) below;

    (vii) Indebtedness of the Company or any Restricted Subsidiary (which may comprise Bank Indebtedness) in an aggregate principal amount at any one time outstanding not in excess of $20.0 million;

    (viii) Indebtedness of the Company or any Restricted Subsidiary in the form of Capitalized Lease Obligations in an aggregate amount not in excess of $20.0 million at any one time outstanding, when taken together with the principal amount of any Indebtedness outstanding under the covenant described in clause (b)(vi) above; provided, however, that any Indebtedness incurred by a Restricted Subsidiary pursuant to the covenant described in clause (vi) or (vii) above or this clause (viii) must be secured and all such Indebtedness shall not exceed $20.0 million in aggregate principal amount at any time outstanding;

    (ix) Indebtedness represented by the Note Guarantees and Guarantees of Indebtedness Incurred pursuant to clause (i) or (ii) above;

    (x) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into for bona fide hedging purposes of the Company or Leasco in the ordinary course of business; and

    (xi) Indebtedness of a Restricted Subsidiary issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred (A) as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or (B) otherwise in connection with, or in contemplation of, such acquisition) and any Refinancing Indebtedness with respect thereto; provided, however, that on the date of any such acquisition of a Restricted Subsidiary, the Company shall have been able to Incur at least an additional $1.00 of Indebtedness under paragraph (a) above.

  (c) Notwithstanding the foregoing, the Company will not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

  Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary (provided that if such Restricted Subsidiary is not wholly owned, to its other shareholders on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

    (1) a Default shall have occurred and be continuing (or would result therefrom);

    (2) the Company could not incur at least an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

    (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Company's Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Company's Board of Directors) declared or made subsequent to the date of the Indenture would exceed the sum of:

      (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

      (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Restricted Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which the Company is liable as Guarantor or otherwise);

      (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or other property (other than Capital Stock), distributed by the Company upon such conversion or exchange); and

      (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was treated as a Restricted Payment.

  (b) The provisions of the foregoing paragraph (a) will not prohibit:

    (i) any purchase or redemption of Capital Stock of the Company or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

    (ii) any purchase or redemption of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

    (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "-- Limitation on Sales of Assets"; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

    (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with paragraph (a); provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; or

    (v) Permitted Employee Payments in an aggregate amount not in excess of $5.0 million in the aggregate at any time (giving effect to any repayments); provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments.

  Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except:

    (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture;

    (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

    (3) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no more restrictive taken as a whole (as conclusively determined in good faith by the Company's Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Company's Board of Directors) than encumbrances and restrictions contained in such agreements;

    (4) in the case of clause (iii) above, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or
  (C) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements;

    (5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

    (6) in the case of Leasco, restrictions created in connection with the Securitization that, in the good faith determination of the Board of Directors, are necessary to effect the Securitization.

  Limitation on Sales of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, (ii) at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness (other than Preferred Stock) of a Wholly Owned Subsidiary), to prepay, repay or purchase Senior

Indebtedness (including the Notes after the Subordination Termination Date) or such Indebtedness (other than Preferred Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within six months after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary) with Net Available Cash received by the Company or another Restricted Subsidiary within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Notes pursuant and subject to the conditions of the Indenture to the Noteholders at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any corporate purpose; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $5.0 million.

  For the purposes of this covenant, the following are deemed to be cash: (x) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

  (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(A) or (a)(iii)(C), the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the Purchase Date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (a)(iii)(D) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(iii)(A) and (a)(iii)(B) above) is less than $5.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

  (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph (c) by virtue thereof.

  Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service but excluding rentals of Vehicles (and related ancillary services) in the ordinary course of business at then prevailing rates) with any Affiliate of the Company (an "Affiliate Transaction") on terms (i) that are less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $2.5 million, are not in writing and have not been approved by a majority of

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

the members of the Board of Directors having no personal stake in such Affiliate Transaction. In addition, any transaction (excluding rentals of Vehicles (and related ancillary services) in the ordinary course of business at then prevailing rates) involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $7.5 million will also require an opinion from an independent investment banking firm or appraiser of national prominence, as appropriate, to the effect that the terms of such transaction are either (i) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not an Affiliate or (ii) fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments", (ii) the performance of the Company's or Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of compensation to employees, officers or directors in the ordinary course of business, (iv) maintenance in the ordinary course of business of benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, (v) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (vi) payment of management fees to Questor Management Company pursuant to the terms of the Management Agreement in an aggregate amount of up to $850,000 in any 12 month period unless (x) a Default or Event of Default shall have occurred and be continuing or would result therefrom in which event no more than 50% of such aggregate amount may be paid to Questor Management Company in any such period or (y) a Change of Control shall have occurred, in which case no such amount may be paid to Questor Management Company or (vii) fees paid in respect of the letter agreement between the Company and Jay Alix & Associates, Inc. dated as of October 15, 1996, as in effect on and as of the date of the Indenture, without giving effect to any subsequent downward adjustment to the 1997 and 1998 EBITDA levels set forth therein.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company will not sell any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock except: (i) to the Company or a Wholly Owned Subsidiary; or (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary. Notwithstanding the foregoing, the Company is permitted to sell all the Capital Stock of a Subsidiary as long as the Company is in compliance with the terms of the covenant described under "-- Limitation on Sales of Assets".

  Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness, unless contemporaneously therewith effective provision is made to secure the obligations due under the Indenture and the Notes and, in respect of Liens on any Restricted Subsidiary's property or assets, any Guarantee of the Notes by such Restricted Subsidiary equally and ratably with (subject to the subordination provisions of the Notes prior to the Subordination Termination Date, or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes and such Guarantee) such obligation for so long as such obligation is so secured, provided, however, that prior to the Subordination Termination Date, no such equal and ratable security need be provided if the Indebtedness secured is Senior Indebtedness of the Company.

  Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Related Business.

  SEC Reports. Notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file (if then permitted to do so) with the SEC and provide (whether or not so filed with the SEC) the Trustee and Noteholders and prospective Noteholders (upon request) with the annual reports and the information, documents and other reports,

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

in each case without exhibits, which are specified in Sections 13 and 15(d) of the Exchange Act; provided, however, that the Company shall provide one copy of the exhibits to the foregoing to the Trustee and shall (upon request) provide additional copies of such exhibits to any Noteholder or prospective Noteholder. The Company also will comply with the other provisions of TIA (S) 314(a).

  No Subsidiary Guarantees; Future Note Guarantors. The Company will cause each Domestic Subsidiary other than Leasco (unless Leasco is a Guarantor under the Senior Credit Agreement) that Incurs Indebtedness or is a guarantor of Indebtedness pursuant to clause (b)(i) or (b)(ii) of the covenant described under "--Limitation on Indebtedness" to execute and deliver to the Trustee a Note Guarantee pursuant to which such Subsidiary will Guarantee payment of the Notes; provided, however, that there will be no such Note Guarantees from the Existing Subsidiaries unless (i) Leasco is or becomes a Guarantor under the Senior Credit Agreement, in which case all Existing Subsidiaries will become Note Guarantors, or (ii) any of the Existing Subsidiaries, other than Leasco, and any subsequently acquired or organized Domestic Subsidiary (other than any subsidiary of Leasco) or, to the extent that no adverse tax consequences would result, Foreign Subsidiary becomes a Significant Subsidiary, in which case each such Subsidiary that becomes a Significant Subsidiary will become a Note Guarantor. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

MERGER AND CONSOLIDATION

  The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
(i) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

  The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

  Notwithstanding the foregoing clauses (ii), (iii) and (iv), (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate incorporated for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

DEFAULTS

  An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated

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

Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "--Ranking" above, (iii) the failure by the Company to comply with its obligations under the covenant described under "--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "--Change of Control" or "--Certain Covenants" above (in each case, other than a failure to purchase Notes), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture, (vi) the failure by any Note Guarantor to comply with its obligations under any Note Guarantee to which such Note Guarantor is a party, after any applicable grace period, (vii) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision"), (viii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (ix) the rendering of any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision") or (x) the failure of any Note Guarantee by a Note Guarantor which is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation by any such Note Guarantor of its obligations under the Indenture or any Note Guarantee if such Default continues for 10 days.

  The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

  However, a Default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

  If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least a majority in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing,
(ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and
(v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder, (vii) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or (viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

  Without the consent of any Holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change (provided that the foregoing does not apply to the change in subordination provisions described in "--Ranking").

  The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

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

TRANSFER AND EXCHANGE

  A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Noteholder to pay any taxes or other government changes required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to the mailing of a notice of redemption. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "--Certain Covenants", the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) under "--Merger and Consolidation" above ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (viii) with respect only to Subsidiaries, (ix) or (x) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "-- Merger and Consolidation" above.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

  The Bank of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Acquisition" means the acquisition by the Company and its assignee, Leasco, of all or substantially all the assets of the Consumer Truck Rental business unit of Ryder Truck Rental, Inc., a Florida corporation, on October 17, 1996.

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

  "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenant described under "--Certain Covenants-- Limitation on Sales of Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value of all remaining required interest and principal payments due on such Note, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the then-outstanding principal amount of such Note.

  "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of inventory, equipment or Vehicles in the ordinary course of business, (iii) the sale of Temporary Cash Investments in the ordinary course of business, (iv) the sale of used or obsolete equipment in the ordinary course of business so long as the fair market value of the assets disposed of pursuant to this clause (iv) does not exceed $500,000 in the aggregate in any fiscal year, (v) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets" only, a disposition subject to the covenant described under "--Certain Covenants--Limitation on Restricted Payments", (vi) transfers required in connection with the Securitization, (vii) Permitted Liens and (viii) Permitted Investments.

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Bank Indebtedness" means any and all amounts payable under or in respect of the Senior Credit Agreement and the other Senior Credit Documents, Indebtedness Incurred pursuant to the covenant described in clause (b)(ii) under "--Certain Covenants--Limitation on Indebtedness," the Securitization and any Refinancing Indebtedness with respect to any of the foregoing, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for postfiling interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters (in each case, determined, for each fiscal quarter of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such period); provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or

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earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total consolidated interest expense of the Company and its Restricted Subsidiaries, plus, to the extent incurred by the Company and its Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and rent expense associated with Attributable Debt, (ii) the earned discount or yield with respect to a sale of receivables and any corresponding amount relating to the Securitization, (iii) amortization of debt discount and debt issuance cost, (iv) capitalized interest, (v) noncash interest expense, (vi) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing, (vii) interest in respect of or other obligation of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary,
(viii) net costs associated with Hedging Obligations, (ix) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of the Company and Disqualified Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary; and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there shall be excluded therefrom (i) any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary, and (ii) any write-off of debt issuance costs of the Company and its Restricted Subsidiaries associated with the Indebtedness Incurred to finance the Acquisition. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements.

  "Consolidated Net Income" means, for any period, the consolidated net income
(loss) of the Company and its Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

    (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income,

    (ii) any net income (loss) of any person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

    (iii) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

    (iv) any gain (but not loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or

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

  otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person,

    (v) any extraordinary gain or loss, and

    (vi) the cumulative effect of a change in accounting principles.

  "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and the Restricted Subsidiaries, determined on a Consolidated basis, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

  "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

  "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $5.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes.

  "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

  "EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation and depletion expense and (iv) amortization of intangibles and amortization of other non-cash charges or non-cash losses (including financing and acquisition expenses incurred in connection with the Acquisition).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Existing Subsidiaries" means Leasco, Ryder Move Management, Inc., Ryder Truck Rental One-Way, Inc., Ryder Relocation Services, Inc. and The Move Shop, Inc.

  "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.


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

  "GAAP" means generally accepted accounting principles in the United States of America applied on a consistent basis.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other nonfinancial obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or such other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holder" or "Noteholder" means the Person in whose name a Note is registered in the Register.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

    (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money,

    (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

    (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), but shall not include commercial letters of credit or letters of credit issued in connection with liabilities incurred in the ordinary course of business (including those issued to governmental entities to self-insure under applicable workers' compensation statutes and the $2.5 million standby letter of credit issued to Ryder System, Inc. pursuant to the Acquisition) prior to the time of a drawing that gives rise to a reimbursement obligation,

    (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services,

    (v) all Capitalized Lease Obligations and all Attributable Debt of such Person,

    (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary of the Company, any Preferred Stock (but excluding, in each case, any accrued dividends),

    (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons,

    (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person, and

    (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

  The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

  "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

  "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

  "Investors" means Questor and the other parties that purchased equity interests in the Company on October 17, 1996.

  "Issue Date" means November 25, 1996, the date on which the Senior Subordinated Notes were originally issued.

  "Jay Alix & Associates, Inc." means Jay Alix & Associates, Inc., a Michigan corporation.

  "Leasco" means RCTR, Inc., a special purpose Delaware corporation that is a Wholly Owned Subsidiary, and any other Wholly Owned Subsidiary that is established for the purpose of entering into a Securitization with respect to the Vehicles.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Loan Agreement" means the loan agreement dated as of October 17, 1996, among the Company, the several lenders (the "Lenders") from time to time parties thereto and The Chase Manhattan Bank, a New York banking corporation, as administrative agent for the Lenders.

  "Management Agreement" means the Management Agreement dated October 15, 1996, between the Company and Questor Management Company (and its permitted successors and assigns), as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

  "Moody's" means Moody's Investors Service, Inc., and its successors.

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,
(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

  "Net Cash Proceeds" means, with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Note Guarantee" means any guarantee that may from time to time be executed and delivered by a Subsidiary of the Company pursuant to the covenant described under "--Certain Covenants--Future Note Guarantors". Prior to the Subordination Termination Date, each such Note Guarantee shall have subordination provisions equivalent to those contained in the Indenture and shall be a senior unsecured guarantee after the Subordinated Termination Date.

  "Note Guarantor" means any Subsidiary that has issued a Note Guarantee.

  "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer, the Secretary or the Controller of the Company.

  "Officer's Certificate" means a certificate signed by one Officer.

  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

  "Permitted Employee Payments" means Restricted Payments by the Company or any Restricted Subsidiary in respect of (i) the repurchase of Capital Stock of the Company or any Restricted Subsidiary from an employee of the Company or any Restricted Subsidiary or their assigns, estates or heirs upon the death, retirement or termination of such employee or (ii) loans or advances to employees of the Company or any Subsidiary made in the ordinary course of business.

  "Permitted Holders" means the Investors, their respective Affiliates and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's Capital Stock.

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary, the Company or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments;

(iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and
(viii) securities received as consideration in sales of assets made in compliance with the covenant described under "--Limitation on Sales of Assets."

  "Permitted Liens" means:

    (a) Liens for taxes, assessments or other governmental charges not yet delinquent or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

    (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not yet due or that are bonded or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

    (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

    (d) pledges or deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

    (e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially detract from the aggregate value of the properties of the Company and its Subsidiaries, taken as a whole, or materially interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries on the properties subject thereto, taken as a whole;

    (f) Liens incurred in connection with the Securitization;

    (g) Liens existing on the date of the Indenture;

    (h) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

    (i) Liens securing Hedging Obligations incurred in compliance with the covenant described under "--Certain Covenants--Limitation on Indebtedness";

    (j) Liens arising out of judgments or awards (other than any judgment that is described in clause (viii) under "--Defaults" and constitutes an Event of Default thereunder) in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided that the Company shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award;

    (k) leases or subleases to third parties;


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

    (l) Liens securing Indebtedness incurred in compliance with clause
  (b)(vi) or (b)(viii) of the covenant described under "--Certain Covenants-- Limitation on Indebtedness"; and

    (m) Liens securing commercial bank indebtedness.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note that is due or overdue or is to become due at the relevant time.

  "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

  "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act.

  "Questor" means, collectively, Questor Partners Fund, L.P., a Delaware limited partnership, and Questor Side-by-Side Partners, L.P., a Delaware limited partnership.

  "Questor Management Company" means Questor Management Company, a Delaware corporation.

  "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

  "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are reasonably related or incidental thereto.

  "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Revolving Credit Loans" means revolving credit loans available for working capital needs and letter of credit made under commitments pursuant to the Senior Credit Agreement.

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

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

  "SEC" means the Securities and Exchange Commission.

  "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

  "Securitization" means a financing or series of financings consisting principally of an asset-backed program based on rental Vehicles owned by Leasco (funded by the issuance of commercial paper, medium term notes or other forms of borrowing and including credit enhancement facilities), and which may consist of or include such other forms of financing consistent with the foregoing as the Board of Directors shall approve in good faith.

  "Senior Credit Agreement" means the credit agreement dated as of October 17, 1996, as amended, waived or otherwise modified, among the Company, the several lenders party thereto, Chase as administrative agent and Citibank, U.S.A., Inc., as documentation and collateral agent (except to the extent that any such amendment, waiver or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Trustee.)

  "Senior Credit Documents" means the collective reference to the Senior Credit Agreement, the notes issued pursuant thereto and the Guarantee Agreement, the Security Agreement, the Indemnity, Subrogation and Contribution Agreement, the Pledge Agreement (each as defined in the Senior Credit Agreement) and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.16 of the Senior Credit Agreement.

  "Senior Subordinated Indebtedness" means, prior to the Subordination Termination Date, the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes and is not subordinated by its terms to any Indebtedness or other obligation of the Company that is not Senior Indebtedness.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

  "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

  "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

  "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

  "Successor Company" shall have the meaning assigned thereto in clause (i) under "--Merger and Consolidation."

  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations (x) of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof or (y) of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" by S&P or "A-1" by Moody's, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's, (vi) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC, under the Investment Company Act of 1940, as amended, and
(vii) similar investments approved by the Board of Directors in the ordinary course of business.

  "Term Loans" means term loans made pursuant to the Senior Credit Agreement.

  "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-77bbbb) as in effect on the date of the Indenture.

  "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to the Stated Maturity; provided, however, that if the period from the Redemption Date to the Stated Maturity is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to the Stated Maturity is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

  "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under "--Certain Covenants--Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "Vehicles" shall mean any trucks or other vehicles owned by the Company or any Subsidiary and registered and based in the United States of America, the body (including the "box" or storage component thereto) and equipment mounted thereon and all accessions, attachments, and accessories of any type or description attached to such trucks or vehicles.

  "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

                         BOOK-ENTRY; DELIVERY AND FORM

  The certificates representing the Exchange Notes will be issued in fully registered form. The Company expects that the Exchange Notes will be issued initially in the form of a permanent global certificate in fully registered form (the "Global Note") and will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

  Global Note. The Company expects that upon the issuance of the Global Note, DTC or its custodian will credit, on its book-entry registration and transfer system, the respective principal amount of Exchange Notes of the individual beneficial interests represented by such Global Note to the accounts of Persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the Initial Purchaser. Ownership of beneficial interests in the Global Note will be limited to Persons who have accounts with DTC ("participants") or Persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of Persons other than participants).

  So long as DTC, or its nominee, is the registered owner or holder of the Exchange Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture.

  Payments of the principal of, premium (if any) and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amounts of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a certificated Exchange Note for any reason, including to sell Exchange Notes to persons in states which require physical delivery of such Exchange Notes, or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for certificated Exchange Notes, which it will distribute to its participants.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of

Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities. If DTC is at any time unwilling or unable to continue as a depository for the Global Note and a successor depository is not appointed by the Company within 90 days, Exchange Notes in definitive form will be issued in exchange for the Global Note.

                 SENIOR SUBORDINATED NOTES REGISTRATION RIGHTS

  The Company and the Initial Purchaser entered into the Exchange and Registration Rights Agreement on the Issue Date pursuant to which the Company agreed to (i) file with the Commission on or prior to 45 days after the Issue Date a registration statement on Form S-1 or Form S-4, if the use of such form is then available (the "Exchange Offer Registration Statement") relating to the Exchange Offer and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 135 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer to the holders of Senior Subordinated Notes who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Senior Subordinated Notes for Exchange Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Senior Subordinated Notes. For each Senior Subordinated Note surrendered to the Company for exchange pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Senior Subordinated Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Senior Subordinated Note surrendered in exchange therefor or, if no interest has been paid on such Senior Subordinated Note, from the date of original issuance. See "The Exchange Offer."

  In the event that (a) prior to the consummation of the Exchange Offer, the Company reasonably determines in good faith that, after conferring with counsel, that the Commission is unlikely to permit the consummation of the Exchange Offer within 165 days after the Issue Date, (b) for any other reason the Exchange Offer is not consummated within 165 days of the Issue Date, (c) the Initial Purchaser so requests with respect to Senior Subordinated Notes
(i) purchased by it from the Company on the Issue Date, (ii) not eligible to be exchanged for Exchange Notes in the Exchange Offer and (iii) held by it following consummation of the Exchange Offer or (d) any holder (other than an exchanging dealer) is not eligible to participate in the Exchange Offer or, in the case of any holder that participates in the Exchange Offer (other than an exchanging dealer), does not receive freely tradeable Exchange Notes in exchange for tendered Senior Subordinated Notes (and in either case so advises the Company within ten business days following the later of the consummation of the Exchange Offer or the time at which such holder becomes aware or is notified by the Company of such circumstance) or if the Company so elects, in each case the Company shall promptly (and in any event within three business days) deliver to the holders and the Trustee written notice thereof (the "Shelf Notice"). After delivery of the Shelf Notice, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities (as defined) by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer; (ii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

  The Company will use its best efforts to have the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will commence the Exchange Offer and will use its best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 165 days after the Issue Date. If applicable, the Company will use its best efforts to keep the Shelf Registration Statement effective for a period of three years after the date the Shelf Registration Statement is declared effective by the Commission or such shorter period that will terminate when all the Notes covered by the Shelf Registration Statement (i) have been sold pursuant to the Shelf Registration Statement or (ii) are distributed to the public pursuant to Rule 144 under the Securities Act or are saleable pursuant to Rule 144(k) under the Securities Act. If (i) the Exchange Offer Registration Statement is not declared effective within 135 days after the Issue Date; (ii) the Exchange Offer is not consummated on or prior to 165 days after the Issue Date; (iii) the Shelf Registration Statement is not filed with the Commission within 45 days after the Shelf Notice is required to be delivered or is not declared effective within 135 days after such date or (iv) the Shelf Registration Statement is filed and declared effective within 135 days after the date the Shelf Notice is required to be delivered but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional or amended Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company will pay liquidated damages to each holder of Transfer Restricted Securities, during the period of Registration Default, in an amount equal to $0.192 per week per $1,000 principal amount of the Notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed or declared effective, the Exchange Offer is consummated or the Shelf Registration Statement again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

  The Exchange and Registration Rights Agreement provides that the Company (i) shall make available for a period of 90 days after the consummation of the Exchange Offer additional copies of the prospectus meeting the requirements of the Securities Act and any amendment or supplement thereto to any broker-dealer for use in connection with any resale of any such Exchange Notes and
(ii) shall pay all expenses incident to the Exchange Offer (including the expense of one counsel to the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

  Each holder of Senior Subordinated Notes who wishes to exchange such Senior Subordinated Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangements or understandings with any person to participate in the distribution of the Senior Subordinated Notes or the Exchange Notes and (iii) it is not an Affiliate.

  If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Senior Subordinated Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  Holders of the Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with any Shelf Registration Statement in order to have their Notes included in the Shelf Registration Statement. A holder who sells Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

  For so long as the Notes are outstanding, the Company will continue to provide to holders of the Notes and to prospective purchasers of the Notes the information required by Rule 144A(d)(4) under the Securities Act.

  The foregoing summary of certain provisions of the Exchange and Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                             PLAN OF DISTRIBUTION

  Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Senior Subordinated Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "Affiliate," (ii) a broker-dealer who acquired Senior Subordinated Notes directly from the Company or (iii) broker-dealers who acquired Senior Subordinated Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes; provided that broker-dealers receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Subordinated Notes where Senior Subordinated Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until July 7, 1997, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify such holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Exchange Notes will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

  The consolidated balance sheet of Ryder TRS, Inc. and subsidiaries as of December 31, 1996, and the consolidated statements of operations, changes in shareholders' equity and cash flows for the period from September 5, 1996 (date of inception) to December 31, 1996, included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The Combined Financial Statements of the Division as of October 16, 1996, December 31, 1995 and 1994 and for the period January 1, 1996 to October 16, 1996 and for each of the years in the two-year period ended December 31, 1995 included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent accountants, as stated in their reports appearing herein. Such Combined Financial Statements are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE

RYDER TRS, INC.

Report of Independent Accountants.........................................  F-2
Consolidated Balance Sheet as of December 31, 1996........................  F-3
Consolidated Statement of Operations for the period from September 5, 1996
 (date of inception)
 to December 31, 1996.....................................................  F-4
Consolidated Statement of Changes in Shareholders' Equity for the period from September 5, 1996 (date of inception) to December 31, 1996..........  F-5
Consolidated Statement of Cash Flows for the period from September 5, 1996
 (date of inception) to December 31, 1996.................................  F-6
Notes to Consolidated Financial Statement.................................  F-7

RYDER CONSUMER TRUCK RENTAL DIVISION

Report of Independent Auditors............................................  F-16
Combined Balance Sheets at December 31, 1994 and 1995.....................  F-17
Combined Statements of Operations and Changes in Ryder Investment for the
 years ended
 December 31, 1994 and 1995...............................................  F-18
Combined Statements of Cash Flows for the years ended December 31, 1994 and 1995.................................................................  F-19
Notes to Combined Financial Statements....................................  F-20
Report of Independent Auditors............................................  F-28
Combined Balance Sheet at October 16, 1996................................  F-29
Combined Statement of Earnings and Changes in Ryder Investment for the Pe-
 riod January 1, 1996
 to October 16, 1996......................................................  F-30
Combined Statement of Cash Flows for the Period January 1, 1996 to October
 16, 1996.................................................................  F-31
Notes to Combined Financial Statements....................................  F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
Ryder TRS, Inc.

  We have audited the accompanying consolidated balance sheet of Ryder TRS, Inc. and Subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the period from September 5, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ryder TRS, Inc. and Subsidiaries as of December 31, 1996 and the consolidated results of their operations and their cash flows for the period from September 5, 1996 (date of inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Miami, Florida
March 17, 1997

                        RYDER TRS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                               ASSETS
Current assets:
 Cash and cash equivalents........................................... $ 17,507
 Accounts receivable, less allowance for doubtful accounts of $305...    9,151
 Receivable from truck sales.........................................    6,926
 Purchase price refund receivable from Ryder Truck Rental, Inc. .....    6,190
 Tires in service....................................................   23,228
 Prepaid expenses and other current assets...........................    8,455
                                                                      --------
    Total current assets.............................................   71,457
Revenue earning equipment, net.......................................  454,163
Operating property and equipment, net................................   12,977
Software development costs, net......................................   13,929
Intangible assets, net...............................................   51,862
Deferred financing costs, net........................................   15,381
Deferred income taxes................................................    2,077
                                                                      --------
    Total assets..................................................... $621,846
                                                                      ========
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable.................................................... $  9,598
 Payable to Ryder Truck Rental, Inc., net............................    5,966
 Accrued expenses....................................................   25,715
                                                                      --------
    Total current liabilities........................................   41,279
Senior bank facilities...............................................  281,000
Senior subordinated notes............................................  175,000
Other non-current liabilities........................................    4,456
                                                                      --------
    Total liabilities................................................  501,735
                                                                      --------
Shareholders' equity:
 Common stock: $.01 par value, 275,000 shares authorized, 109,090
  Class A shares
  and 13,910 Class B shares issued and outstanding...................        1
 Additional paid-in capital..........................................  122,999
 Accumulated deficit.................................................   (2,889)
                                                                      --------
    Total shareholders' equity.......................................  120,111
                                                                      --------
    Total liabilities and shareholders' equity....................... $621,846
                                                                      ========

   The accompanying notes are an integral part of these financial statements.

                        RYDER TRS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
        FROM SEPTEMBER 5, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Truck rental and related revenue..................................... $103,011
Operating expense....................................................   34,732
Selling, general and administrative expense..........................   39,317
Depreciation and amortization expense................................   19,398
                                                                      --------
    Operating income.................................................    9,564
Interest expense.....................................................   14,261
                                                                      --------
    Loss before income taxes.........................................   (4,697)
Income tax benefit...................................................   (1,808)
                                                                      --------
    Net loss......................................................... $ (2,889)
                                                                      ========
    Net loss per common share........................................ $ (23.49)
                                                                      ========
    Weighted average common shares...................................  123,000
                                                                      ========

   The accompanying notes are an integral part of these financial statements.

                        RYDER TRS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
        FROM SEPTEMBER 5, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                               CLASS A          CLASS B
                            COMMON STOCK      COMMON STOCK   ADDITIONAL
                          ----------------- ----------------  PAID-IN   ACCUMULATED
                          SHARES  PAR VALUE SHARES PAR VALUE  CAPITAL     DEFICIT    TOTAL
                          ------- --------- ------ --------- ---------- ----------- --------
Balance at September 5,       --    $--        --    $ --     $   --      $   --    $    --
 1996
 (date of inception)
Initial capitalization..  109,090      1    13,910     --      122,999        --     123,000
Net loss................      --     --        --      --          --      (2,889)    (2,889)
                          -------   ----    ------   -----    --------    -------   --------
Balance at December 31,
 1996...................  109,090   $  1    13,910   $ --     $122,999    $(2,889)  $120,111
                          =======   ====    ======   =====    ========    =======   ========




   The accompanying notes are an integral part of these financial statements.

                        RYDER TRS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
        FROM SEPTEMBER 5, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996
                                 (IN THOUSANDS)

Cash flows from operating activities:
 Net loss............................................................ $ (2,889)
 Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization expense..............................   19,398
  Amortization of deferred financing costs...........................    5,573
  Deferred income tax benefit........................................   (2,077)
  Change in operating assets and liabilities, net of effects of ac-
   quisition:
   Accounts receivable...............................................   (9,259)
   Prepaid expenses and other current assets.........................     (349)
   Accounts payable..................................................    8,419
   Accrued expenses..................................................   19,645
   Payable to Ryder Truck Rental, Inc., net..........................    5,966
                                                                      --------
    Net cash provided by operating activities........................   44,427
                                                                      --------
Cash flows from investing activities:
 Cash paid for acquisition........................................... (582,703)
 Purchase price refund receivable from Ryder Truck Rental, Inc. .....   (6,082)
 Capital expenditures................................................     (131)
 Proceeds from sales of revenue earning equipment....................    3,950
                                                                      --------
    Net cash used in investing activities............................ (584,966)
                                                                      --------
Cash flows from financing activities:
 Deferred financing costs............................................  (20,954)
 Borrowing under senior bank facilities..............................  381,000
 Borrowing under senior subordinated credit facility.................  100,000
 Borrowing under senior subordinated notes...........................  175,000
 Payment on senior subordinated credit facility...................... (100,000)
 Payment on senior bank facilities................................... (100,000)
 Capital contributions...............................................  123,000
                                                                      --------
    Net cash provided by financing activities........................  558,046
                                                                      --------
    Increase in cash and cash equivalents............................   17,507
Cash and cash equivalents at beginning of period.....................      --
                                                                      --------
Cash and cash equivalents at end of period........................... $ 17,507
                                                                      ========
Supplemental disclosures:
 Cash paid for:
    Interest......................................................... $  3,398
                                                                      ========
    Income taxes..................................................... $    --
                                                                      ========

   The accompanying notes are an integral part of these financial statements.

                       RYDER TRS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS:

  Ryder TRS, Inc. ("TRS") was incorporated on September 5, 1996 for the purpose of consummating the transactions that are more fully described in Note 2 below. TRS (together with its subsidiaries, the "Company") is a provider of truck rentals and related moving supplies and services to the consumer and light commercial markets in the United States, with a fleet of approximately 31,400 trucks during the year. The Company rents trucks, towing equipment and accessory equipment, and sells liability-limiting products and moving supplies to consumers and commercial customers through a nationwide network that approximated 4,200 dealers at December 31, 1996.

2. ACQUISITION OF THE RYDER CONSUMER TRUCK RENTAL BUSINESS:

  On October 17, 1996, pursuant to an Asset and Stock Purchase Agreement, the Company acquired from Ryder Truck Rental, Inc., a subsidiary of Ryder System, Inc. (collectively, the "Seller"), substantially all the assets and assumed certain of the liabilities of the Seller's Consumer Truck Rental division (the "Business"). The aggregate cash purchase price for the net assets acquired was approximately $573.3 million, net of a refund of approximately $6.1 million receivable pursuant to post-closing adjustment provisions of the agreements. In addition, the Company paid approximately $9.4 million of fees and expenses that were capitalized as part of the acquisition cost (see Note 4). The acquisition of the Business has been accounted for as a purchase and, accordingly, its results of operations are included in the consolidated financial statements since the date of acquisition.

  Financing for the acquisition and for an additional $14.8 million of deferred financing costs consisted of (i) $123.0 million of equity capital through the issuance of 109,090 shares of Class A Common Stock and 13,910 shares of Class B Common Stock; (ii) $350.0 million of term loans and $31.0 million of revolving loans borrowed under a $500.0 million senior secured credit facility with certain banks (the "Senior Bank Facilities"); and (iii) $100.0 million of loans borrowed under a senior subordinated loan facility (see Notes 8 and 9).

  The purchase price has been allocated to assets acquired and liabilities assumed based on fair market value at the date of acquisition. An excess of fair market value over cost of approximately $24.9 million has been allocated to non-current assets acquired based on the relative fair market value of the applicable assets. The resulting adjusted fair value of assets acquired and liabilities assumed is summarized as follows (in thousands):

     Tires in service................................................. $ 23,615
     Prepaid expenses and other current assets........................    8,106
     Revenue earning equipment........................................  481,147
     Operating property and equipment.................................   14,925
     Software development costs.......................................   13,915
     Dealer network...................................................   37,400
     Tradename........................................................   15,300
     Accounts payable.................................................   (1,179)
     Accrued expenses.................................................   (4,526)
     Reserve for facility consolidation and employee relocation.......   (6,000)
                                                                       --------
         Total........................................................ $582,703
                                                                       ========

  In conjunction with the acquisition, the Company provided a reserve of $6.0 million with respect to consolidation actions affecting certain of the Business's organization and facilities existing on the acquisition date including estimated employee termination and relocation costs of approximately $3.1 million and estimated lease termination and other costs of approximately $2.9 million.

                       RYDER TRS, INC. AND SUBSIDIARIES

  The Company plans to relocate its corporate headquarters from Miami, Florida to Denver, Colorado. The relocation is expected to begin on July 1, 1997. The Company entered into an agreement in March 1997, pursuant to which it will lease approximately 66,000 square feet of space in downtown Denver for a minimum term of 10 years and a minimum annual rent commitment ranging from $0.9 million to $1.4 million. Certain staff from the Company's facilities in Miami, Florida, Atlanta, Georgia, Dallas, Texas and Aurora, Colorado will be transferred to the new headquarters in Denver. The Company intends to recruit additional employees in the Denver area.

  The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of the Business had occurred as of January 1, 1996. The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisition been in effect for the periods presented, nor do they purport to be indicative of the results that will be obtained in the future (in thousands):

     Truck rental and related revenue................................ $542,790
     Operating income................................................ $ 32,975
     Net loss........................................................ $ (8,005)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Consolidation. The accompanying financial statements include the operations, assets and liabilities of TRS and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents. All highly liquid investments with maturities of three months or less when purchased are cash equivalents. At times, the Company maintains cash in bank accounts which exceed federally insured limits. The Company has not incurred any losses with respect to such accounts.

  Revenue Recognition. Truck rental and related revenue is recognized as earned.

  Tires in Service. The Company capitalizes the cost of tires as a component cost of the purchase of revenue earning equipment and amortizes such tire costs to expense over the lives of the vehicles and equipment. The cost of replacement tires and tire repairs is expensed as incurred. For financial statement purposes, the estimated cost of tires in service is reclassified to current assets.

  Prepaid Expenses. Vehicle licensing fees are deferred when paid and amortized to income over the period to which the fees relate.

  Advertising Costs. Yellow Page directory costs are deferred when paid and amortized over the period the directories are effective, which is typically 12 months. Prepaid Yellow Page directory costs were $5.4 million at December 31, 1996. The Company expenses the production costs of advertising as incurred. The cost of air time and print space for media advertising is expensed when used. Total advertising expense was $3.2 million for the period from September 5, 1996 to December 31, 1996.

  Revenue Earning Equipment and Operating Property and Equipment. Revenue earning equipment, principally rental trucks, and operating property and equipment that were acquired with the Business are stated at adjusted fair value, see Note 2. Subsequent additions are stated at cost. Depreciation is computed, after consideration of estimated residual values, using the straight-line method on all depreciable assets over their estimated remaining useful lives as follows: (i) revenue earning equipment--1 to 8 years; (ii) office equipment and furniture--1 to 7 years; and (iii) transfer vehicles--1 to 4 years. Vehicle repairs and maintenance which do not extend the life or increase the value of the vehicle are expensed as incurred.

                       RYDER TRS, INC. AND SUBSIDIARIES

  Software Development Costs. Software development costs represent the amounts allocated to internal-use computer software acquired with the Business and are being amortized on a straight-line basis over their expected useful life of five years. The accumulated amortization for such costs at December 31, 1996 was $0.4 million.

  Deferred Financing Costs. Deferred financing costs relate to costs associated with the Senior Bank Facilities, senior subordinated loan facility, and senior subordinated notes. These costs are amortized to interest expense over the expected terms of the related debt. Accumulated amortization for remaining deferred financing costs at December 31, 1996 was $0.5 million.

  Intangible Assets. Intangible assets represent costs allocated to the tradename and the dealer network acquired with the Business. The cost of the tradename is being amortized on a straight-line basis over the ten-year term of the Trademark License Agreement with the Seller. The cost of the dealer network is being amortized on a straight-line basis over a fifteen-year period.

  Income Taxes. Deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that currently would be in effect when the differences are expected to reverse. Deferred tax balances will be adjusted for tax law changes in periods that include the enactment date of such changes. Deferred tax assets are also established for the future tax benefits of operating loss carryforwards. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  Impairment of Long-lived Assets. Impairments are recognized in accordance with SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of". The statement establishes standards for measuring impairment of long-lived assets, identifiable intangibles and goodwill related to the assets. No adjustments for impairments were required at December 31, 1996.

  Accrued Insurance and Loss Reserves. The Company retains a portion of the risk under its automobile and general liability insurance, workers' compensation and other insurance programs. Recorded reserves reflect estimated liabilities, including claims incurred but not reported. Such liabilities are necessarily based on actuarial or other estimates. Changes in the estimates of these reserves are charged or credited to income in the period determined. Amounts estimated to be paid within one year have been classified as accrued expense with the remainder included in other non-current liabilities.

  Loss per Share. Loss per common share is computed based on the weighted average number of common shares outstanding during the period.

4. TRANSACTIONS WITH AFFILIATED PARTIES:

  On the date of acquisition, the Company paid merger and acquisition fees totaling $8.0 million to certain shareholders or their affiliates for services relating to the Acquisition. These fees were capitalized as part of the acquisition costs. Additionally, the Company entered into a Management and Consulting Agreement with an affiliate of one of the Company's shareholders providing for annual compensation of $850,000, subject to certain conditions, for a period that will continue for as long as the shareholder or certain affiliates of the shareholder hold any shares of Common Stock of the Company. The consolidated statement of operations includes costs of $0.2 million with respect to this agreement. The Company also entered into an agreement for certain advisory services with another affiliate of one of the shareholders which can be terminated by either party at any time. The agreement contains a contingent success fee provision based on certain financial performance levels for 1997 and 1998 in addition to hourly fees. The consolidated statement of operations includes costs of $0.8 million with respect to this agreement.

                       RYDER TRS, INC. AND SUBSIDIARIES

5. REVENUE EARNING EQUIPMENT:

  Revenue earning equipment consists of the following as of December 31, 1996:

     Rental trucks................................................... $456,508
     Towing equipment and other......................................   14,100
                                                                      --------
                                                                       470,608
     Accumulated depreciation........................................  (16,445)
                                                                      --------
         Total....................................................... $454,163
                                                                      ========

6. OPERATING PROPERTY AND EQUIPMENT:

  Operating property and equipment consists of the following as of December 31, 1996:

     Office equipment and furniture.................................... $14,336
     Transfer vehicles.................................................     397
                                                                        -------
                                                                         14,733
     Accumulated depreciation..........................................  (1,756)
                                                                        -------
         Total......................................................... $12,977
                                                                        =======

7. INTANGIBLE ASSETS:

  Intangible assets consists of the following as of December 31, 1996:

     Tradename........................................................ $ 15,300
     Dealer network...................................................   37,400
                                                                       --------
                                                                         52,700
     Accumulated amortization.........................................     (838)
                                                                       --------
         Total........................................................ $ 51,862
                                                                       ========

8. SENIOR BANK FACILITIES:

  Senior Bank Facilities consists of the following as of December 31, 1996:

     $150.0 million Revolving Credit Facility......................... $    --
     $281.0 million Term Facility.....................................  281,000
                                                                       --------
         Total........................................................ $281,000
                                                                       ========

  The Senior Bank Facilities, after the reduction described below, consist of a $281.0 million term facility (the "Term Facility") and a $150.0 million revolving credit facility (the "Revolving Credit Facility"), of which $50.0 million is available for letters of credit. The Term Facility matures on October 17, 2001 and amortizes in equal quarterly installments totaling $16.1 million in each of fiscal 1998, 1999 and 2000, and $232.7 million in fiscal 2001. The Revolving Credit Facility matures on October 17, 2001. In November 1996, the Term Facility was reduced by $69.0 million to $281.0 million with a portion of the proceeds of a subordinated notes offering. (See Note 9.)

                       RYDER TRS, INC. AND SUBSIDIARIES

  Borrowing availability under the Revolving Credit Facility is based on percentages of accounts receivable, revenue earning equipment and operating property and equipment. Unused availability under the Revolving Credit Facility, net of amounts allocated for letters of credit of $12.5 million, totaled $105.9 million as of December 31, 1996. At the Company's option, the Term Facility and Revolving Credit Facility bear interest at a rate per annum equal to (i) an adjusted LIBOR rate plus 2.0%; or (ii) an alternate variable rate. As of December 31, 1996 the average rate on the Term Facility was 7.58%. In compliance with the terms of the Senior Bank Facilities, effective December 9, 1996, the Company entered into interest rate collar agreements with respect to $125.0 million aggregate principal amount outstanding under the Term Facility. These interest rate collar agreements establish an effective floor of 5.33% on the base LIBOR rate and an effective cap of 6.65% on the base LIBOR rate with respect to $125.0 million of the Company's floating rate debt for periods of up to three years. Pursuant to the Facilities, if a securitization of the truck rental fleet is not consummated by July 17, 1997, the spread over the base LIBOR rate or alternate variable rate will be increased by 0.5%.

  The obligations under the Senior Bank Facilities are collateralized by substantially all of the assets of TRS and a pledge of all the capital stock of a subsidiary of TRS which owns the revenue earning equipment and leases the vehicles to TRS. The subsidiary has its own separate creditors which, upon the liquidation of the subsidiary, will be entitled to be satisfied out of its assets prior to any value in the subsidiary becoming available to its equity holders. The Company may be required to grant to the lenders under such facilities a direct security interest in the revenue earning equipment if a securitization of the truck rental fleet is not consummated by July 17, 1997.

  The Senior Bank Facilities contain a number of covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make distributions, issue capital stock, make capital expenditures or engage in certain transactions with affiliates. In addition, under the Senior Bank Facilities, the Company is required to comply with specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios, minimum EBITDA requirements and minimum fixed charge coverage ratios.

  The fair value of borrowings under the Senior Bank Facilities approximates its carrying amount because of frequent repricing based on market conditions.

                       RYDER TRS, INC. AND SUBSIDIARIES

9. SENIOR SUBORDINATED NOTES:

  On November 25, 1996, the Company issued $175.0 million of 10% Senior Subordinated Notes ("the 10% Notes") due December 1, 2006 with interest payable semiannually commencing June 1, 1997. The 10% Notes are unsecured obligations of the Company, are not redeemable prior to December 1, 2001 except as discussed below, and are redeemable at the option of the Company, in whole or in part, at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date, if redeemed during the 12 month period commencing on December 1 of the years set forth below:

                                                                      REDEMPTION
     PERIOD                                                             PRICE
     ------                                                           ----------
     2001............................................................  105.000%
     2002............................................................  103.333%
     2003............................................................  101.667%
     2004 and thereafter.............................................  100.000%

  Prior to December 2, 1999, the Company may also redeem in the aggregate up to 33 1/3% of the original aggregate principal amount of the 10% Notes with the proceeds of one or more public offerings, as defined, at a redemption price of 110% plus accrued interest, if any, to the redemption date; provided, however, that at least 66 2/3% of the original aggregate principal amount of the 10% Notes must remain outstanding after each such redemption. In addition, upon the occurrence of a Change of Control, as defined, the 10% Notes may also be redeemed as a whole at the option of the Company, and if the Company does not so redeem, or if the Change of Control occurs on or after December 1, 2001, each holder of the 10% Notes may require the Company to repurchase all or a portion of such holder's 10% Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of the repurchase. The terms of the 10% Notes include restrictions on additional indebtedness, asset sales, dividends, mergers and transactions with affiliates.

  The net proceeds of $169.0 million from the issuance of the 10% Notes were used to refinance the then existing $100.0 million senior subordinated loan facility and $69.0 million of the Term Facility. In connection with the refinancing, unamortized deferred financing costs of $5.1 million, including $3.5 million associated with the senior subordinated loan facility and $1.6 million associated with term loans paid under the Senior Bank Facility, were charged to earnings as interest expense.

  The fair value of the 10% Notes approximates its carrying amount in light of the recent issuance of the 10% Notes.

10. ACCRUED EXPENSES AND OTHER LIABILITIES:

  Accrued expenses and other liabilities consists of the following as of December 31, 1996:

     Reserve for facility consolidation and employee relocation........ $ 6,000
     Auto and general liability reserves...............................   4,789
     Dealer commissions................................................   6,930
     Interest..........................................................   5,291
     Employee related accruals.........................................   1,640
     Other.............................................................   5,521
                                                                        -------
                                                                         30,171
     Non-current portion...............................................  (4,456)
                                                                        -------
         Total......................................................... $25,715
                                                                        =======

                       RYDER TRS, INC. AND SUBSIDIARIES

11. INCOME TAXES:

  The income tax benefit for the period September 5, 1996 to December 31, 1996 included the following components (in thousands):

     Current tax expense:
       Federal......................................................... $   224
       State...........................................................      45
                                                                        -------
                                                                            269
                                                                        -------
     Deferred tax benefit:
       Federal.........................................................  (1,691)
       State...........................................................    (386)
                                                                        -------
                                                                         (2,077)
                                                                        -------
     Income tax benefit................................................ $(1,808)
                                                                        =======

  A reconciliation of the Federal statutory tax rate with the effective tax benefit rate follows:

                                                                     % OF PRETAX
                                                                        LOSS
                                                                     -----------
     Statutory tax rate.............................................    (35.0)%
     State income taxes, net of Federal income tax benefit..........    ( 4.8)
     Surtax exemption...............................................      0.9
     Non-deductible items...........................................      0.4
                                                                        -----
     Effective tax benefit rate.....................................    (38.5)%
                                                                        =====

  The components of the net deferred income tax liability were as follows (in thousands):

     Deferred income tax assets:
       Accrued self-insurance........................................... $1,980
       Net operating loss carryforward..................................  2,087
       Alternative minimum tax credit carryforward......................    269
       Miscellaneous other accruals.....................................    364
                                                                         ------
                                                                          4,700
                                                                         ------
     Deferred income tax liabilities:
       Property and equipment basis differences......................... (2,506)
       Other items......................................................   (116)
                                                                         ------
                                                                         (2,622)
                                                                         ------
     Net deferred income tax asset...................................... $2,077
                                                                         ======

  At December 31, 1996, the Company has net operating loss carryforwards of $5.0 million expiring in 2012 and alternative minimum tax credit carryforwards of $0.3 million, which do not expire.

12. TRANSACTIONS WITH SELLER:

  In connection with the acquisition of the Business, the Company entered into various agreements with the Seller regarding dealer relationships, vehicle maintenance, facility leases, sales of used trucks, administrative

                       RYDER TRS, INC. AND SUBSIDIARIES
services and management information systems support. During the period from September 5, 1996 (date of inception) to December 31, 1996, the amount charged to earnings with respect to these agreements was approximately $17.0 million. The amount due to the Seller at December 31, 1996 with respect to these agreements was approximately $6.0 million.

13. COMMON STOCK:

  The Company's Certificate of Incorporation authorizes 275,000 shares of Common Stock, of which 225,000 shares are designated as Class A Common Stock, 25,000 shares are designated as Class B Common Stock and 25,000 shares are designated as Class C Common Stock.

  The holders of the Class B Common Stock and Class C Common Stock have no voting rights except in certain limited circumstances. Class A Common Stock is convertible into the same number of shares of Class B Common Stock. Upon the occurrence of certain events, Class B Common Stock is convertible into the same number of shares of Class A Common Stock. Class C Common Stock is not convertible into Class A Common Stock or Class B Common Stock.

  The Company and all of the holders of its Class A Common Stock and Class B Common Stock (collectively, the "Shareholders") are parties to a shareholders' agreement (the "Shareholders Agreement"). The Shareholders Agreement contains certain restrictions on transfers of Common Stock and provisions under which Shareholders may sell Common Stock or require other Shareholders to sell Common Stock or under which the Company may acquire Common Stock from Shareholders. The Shareholders Agreement provides that, upon certain issuances by the Company of equity securities to any of the initial Shareholders (or their permitted transferees), Shareholders will have rights to maintain their percentage equity interests in the Company's capital stock by purchasing a portion of such equity securities.

14. COMMITMENTS AND CONTINGENCIES:

  The Company leases facilities and office equipment under operating lease agreements. The consolidated statement of operations includes rent expense of $0.6 million. Future minimum payments for facilities and office equipment leases in effect at December 31, 1996 are as follows (in thousands):

     Twelve months ended:
       December 31, 1997................................................. $2,637
       December 31, 1998.................................................  2,109
       December 31, 1999.................................................    689
       December 31, 2000.................................................    399
       December 31, 2001.................................................     44
       Thereafter........................................................     34
                                                                          ------
                                                                          $5,912
                                                                          ======

  During March 1997, the Company entered into a new facility lease in connection with the relocation of certain Company operations to Denver, Colorado, see Note 2.

  At December 31, 1996, the Company had commitments totaling approximately $2.9 million related to the completion of the Company's Customer Reservation and Customer Service project which was in progress at December 31, 1996 and is expected to be completed in 1997.

  The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. While any proceeding or litigation has an element of uncertainty, management believes that the

                       RYDER TRS, INC. AND SUBSIDIARIES
disposition of these matters will not have a material impact on the financial condition, liquidity or results of operations of the Company.

15. SUBSEQUENT EVENTS:

  In March 1997, the Company offered certain employees the opportunity to purchase an aggregate of up to 3,400 shares of Class C Common Stock at $1,000 per share. Each employee who purchases shares will also receive a ten-year option to purchase an equal number of shares of Class C Common Stock at $1,000 per share. The options will vest 20% per year. The Company also expects to grant to this employee group ten-year options to purchase Class C Common Stock without regard to whether such employees purchase shares as described above. The Company is obligated to repurchase shares of Class C Common Stock issued pursuant to these agreements upon an employee's death or retirement or termination of employment, at either fair market value or book value, depending upon the circumstances. The holders of the Class C Common Stock have rights to participate in certain other transactions.

  The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This pronouncement encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense for employee stock options is measured as the difference, if any, between the estimated fair value of the Company's stock at the date of grant and the amount the employee must pay to acquire the stock.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Ryder System, Inc.:

We have audited the accompanying combined balance sheets of Ryder Consumer Truck Rental (a division of Ryder Truck Rental, Inc., a wholly-owned subsidiary of Ryder System, Inc.) as of December 31, 1994 and 1995, and the related combined statements of operations and changes in Ryder investment and of cash flows for each of the years in the two-year period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Ryder Consumer Truck Rental as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Miami, Florida
September 23, 1996

                          RYDER CONSUMER TRUCK RENTAL

                            COMBINED BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                                1994     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
ASSETS
Current assets:
  Cash....................................................... $  1,831 $  2,610
  Receivables................................................   26,611   35,780
  Tires in service...........................................   25,455   27,603
  Deferred income taxes......................................   11,035    7,733
  Prepaid expenses and other current assets..................   12,308   10,451
                                                              -------- --------
    Total current assets.....................................   77,240   84,177
Revenue earning equipment....................................  478,188  519,762
Operating property and equipment.............................   17,818   21,409
Other assets.................................................    2,687    4,469
                                                              -------- --------
    Total assets............................................. $575,933 $629,817
                                                              ======== ========
LIABILITIES AND RYDER INVESTMENT
Current liabilities:
  Accounts payable........................................... $ 24,344 $  6,737
  Accrued expenses and other liabilities.....................   39,931   34,886
                                                              -------- --------
    Total current liabilities................................   64,275   41,623
Deferred income taxes........................................   70,625   70,175
Other non-current liabilities................................   28,975   27,582
Investment by and advances from Ryder........................  412,058  490,437
                                                              -------- --------
    Total liabilities and Ryder investment................... $575,933 $629,817
                                                              ======== ========

            See accompanying notes to combined financial statements.

                          RYDER CONSUMER TRUCK RENTAL

       COMBINED STATEMENTS OF OPERATIONS AND CHANGES IN RYDER INVESTMENT

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                                1994     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
Truck rental and related revenue............................. $549,633 $546,721
Operating expense............................................  204,552  185,920
Selling, general and administrative expense..................  209,399  213,600
Depreciation expense, net of gains...........................   90,215  104,258
Interest expense.............................................   24,256   29,663
Restructuring and other charges..............................      --     6,370
Miscellaneous expense, net...................................      102      324
                                                              -------- --------
                                                               528,524  540,135
                                                              -------- --------
  Earnings before income taxes...............................   21,109    6,586
Provision for income taxes...................................    8,800    2,984
                                                              -------- --------
Net earnings................................................. $ 12,309 $  3,602
                                                              ======== ========
Changes in Ryder Investment:
  Investment by and advances from Ryder at beginning of peri-
   od........................................................ $369,464 $412,058
  Net earnings...............................................   12,309    3,602
  Net change in investment by and advances from Ryder........   30,285   74,777
                                                              -------- --------
  Investment by and advances from Ryder at end of period..... $412,058 $490,437
                                                              ======== ========

            See accompanying notes to combined financial statements.

                          RYDER CONSUMER TRUCK RENTAL

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                          --------------------
                                                            1994       1995
                                                          ---------  ---------
                                                            (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings........................................... $  12,309  $   3,602
  Depreciation expense, net of gains.....................    90,215    104,258
  Deferred income taxes..................................     4,291      2,852
  Increase in receivables................................   (10,644)    (9,169)
  Increase (decrease) in accounts payable................    16,272    (17,607)
  Increase (decrease) in accrued expenses and other lia-
   bilities..............................................     1,828     (5,045)
  Increase (decrease) in other non-current liabilities...     2,554     (1,393)
  Other, net.............................................    (2,193)     1,835
                                                          ---------  ---------
    Net cash provided by operating activities............   114,632     79,333
                                                          ---------  ---------
Cash flows from investing activities:
  Purchases of property and revenue earning equipment....  (191,925)  (223,749)
  Sales of property and revenue earning equipment........    50,102     72,410
  Other, net.............................................    (1,935)    (1,992)
                                                          ---------  ---------
    Net cash used in investing activities................  (143,758)  (153,331)
                                                          ---------  ---------
Cash flows from financing activities:
  Net increase in investments by and advances from Ry-
   der...................................................    30,285     74,777
                                                          ---------  ---------
    Net cash provided by financing activities............    30,285     74,777
                                                          ---------  ---------
Increase in cash.........................................     1,159        779
Cash at beginning of period..............................       672      1,831
                                                          ---------  ---------
Cash at end of period.................................... $   1,831  $   2,610
                                                          =========  =========

            See accompanying notes to combined financial statements.

                          RYDER CONSUMER TRUCK RENTAL

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

NOTE 1--NATURE OF BUSINESS

  Ryder Consumer Truck Rental (the "Company") is a division of Ryder Truck Rental, Inc., a wholly-owned subsidiary of Ryder System, Inc. ("Ryder"). The Company consists of the U.S.-based consumer truck rental operations of Ryder and Ryder's wholly-owned subsidiary, Ryder Move Management, Inc. The Company is engaged in the domestic rental of trucks to do-it-yourself movers and "light commercial" customers, and the sale of related moving accessories and liability-limiting products. The Company, through Ryder Move Management, is also engaged in household goods relocation services for corporate employee relocation programs. The Company's truck rental distribution network consists of independent dealers and Ryder branch locations. Approximately 10% to 15% of the Company's revenue is generated through Ryder branch locations. The Company's business is seasonal, with generally higher levels of demand during the summer months. As a result, the Company typically experiences greater profitability in the second half of the year compared with the first half.

NOTE 2--SALE OF COMPANY

  On September 19, 1996, Ryder Truck Rental, Inc. entered into a definitive agreement to sell substantially all the assets and certain liabilities of the Company to Questor Partners Fund, L.P. and certain other investors (collectively "Questor") for approximately $575 million. In addition, Ryder will give Questor a royalty-free license to use the Ryder trademark and color scheme, subject to certain restrictions, for a total of 10 years (with required modifications to the trademark after five years). Ryder and Questor have also entered into service agreements for various periods of time ranging from two to five years, with options for extensions after five years for certain of the agreements. Under the agreements, Ryder will continue to provide various services to the Company including vehicle maintenance, claims processing, management information systems and other administrative services. In addition, certain Ryder branch locations will continue to act as consumer truck rental dealers and Ryder will continue to assist in the disposition of the Company's used vehicles through its sales network. Rates agreed upon for the various services are considered reasonable based on market rates. The transaction is expected to be completed prior to the end of 1996.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accompanying Combined Financial Statements are presented for periods prior to the date of the sale agreement utilizing the historical accounting practices followed by Ryder.

  Basis of Presentation. The accompanying Combined Financial Statements include the operations, assets and liabilities of the Company. The financial statements do not include assets and liabilities of Ryder not specifically identifiable to the Company. The financial information included herein is not necessarily indicative of the financial position and results of operations or cash flows that would have occurred had the Company been an independent stand-alone entity during the periods presented, nor is it necessarily indicative of future results of the Company.

  Receivables. Receivables consist primarily of trade receivables resulting from rental transactions and receivables from the sale of revenue earning equipment. Receivables are reduced by amounts considered by management to be uncollectible based on historical collection loss experience and review of the current status of existing receivables.

  Revenue Earning Equipment, Operating Property and Equipment and
Depreciation. Revenue earning equipment, principally rental trucks, and operating property and equipment are stated at cost. Provision for

                          RYDER CONSUMER TRUCK RENTAL

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

depreciation is computed using the straight-line method on substantially all depreciable assets. Annual straight-line depreciation rates are 14% to 20% for revenue earning equipment, 13% to 25% for office equipment and furniture and 19% to 30% for transfer vehicles and company cars.

  Gains on sales of revenue earning equipment, net of vehicle disposition costs, are reported as reductions of depreciation expense and totaled $25.9 million and $21.9 million for the years ended December 31, 1994 and 1995, respectively. Gains on operating property and equipment sales are reflected in miscellaneous expense, net.

  Tires in Service. The Company capitalizes the cost of tires as a component cost of the purchase of revenue earning equipment, and amortizes such tires cost to expense over the lives of the vehicles and equipment. The cost of replacement tires and tire repairs are expensed as incurred. For financial statement purposes, the estimated cost of tires in service are reclassified to current assets.

  Software Development Costs. Internal costs for development of internal use software are expensed as incurred. Incremental external costs for software development are capitalized and amortized over the expected useful lives of the software which range from four to five years. Other assets in the Combined Balance Sheets are comprised primarily of software development and purchased software costs.

  Advertising Costs. The Company expenses the production costs of advertising as incurred. The cost of air time and print space for media advertising is expensed when used. The cost of yellow page advertising is amortized over the life of the directory, primarily 12 months. Advertising expense was $29.2 million and $30.3 million for the years ended December 31, 1994 and 1995, respectively.

  Accrued Insurance and Loss Reserves. The Company participates in Ryder's overall risk management programs for auto and general liability, workers' compensation and other insurance programs. The primary risks to Ryder and the Company are associated with auto and general liability and Ryder retains losses for the exposure up to $1 million per occurrence. Ryder insures losses above $1 million with third party insurance companies.

  The Company has recorded insurance reserves for auto and general liability claims which reflect the Company's portion of the undiscounted estimated liabilities up to $500,000 per occurrence (plus allocated loss adjustment expense) and an estimate of claims incurred but not reported. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, there can be no assurance that changes to management's estimates may not occur due to limitations inherent in the estimation process. Changes in the estimates of these reserves are charged or credited to income in the period determined. Amounts estimated to be paid within one year have been classified as accrued expenses with the remainder included in other non-current liabilities. For exposures from $500,000 to $1 million per occurrence, the Company is charged a premium based on the Company's loss experience and the related liability is retained by Ryder. Costs associated with insurance premiums to third party insurance companies for coverage in excess of $1 million are allocated by Ryder to the Company based on the Company's pro rata share of Ryder's revenue.

  Revenue Recognition. Truck rental and related revenue is recognized as earned.

  Income Taxes. The Company has been included in consolidated income tax filings of Ryder for Federal and state income tax purposes. However, the income tax provisions included in the accompanying Combined Financial Statements have been determined as if the Company was an independent stand-alone entity filing separate income tax returns.

  Deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that currently would be in effect when the differences are expected to reverse. Deferred tax balances will be adjusted for tax law changes in periods that include the enactment date of such changes. See Note (9).

  Other Costs. Vehicle licensing fees are deferred when paid and amortized to income over the period to which the fees relate. Vehicle repairs and maintenance which do not extend the life or increase the value of the

                          RYDER CONSUMER TRUCK RENTAL

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

vehicle are expensed as incurred. Yellow Page directory costs are deferred when paid and amortized over the period the directories are effective, which is typically 12 months. Advertising and sales promotion costs are expensed as incurred.

  Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 4--TRANSACTIONS WITH RYDER

  Certain Ryder branch locations provide vehicle repairs and maintenance services to the Company and also serve as consumer truck rental dealers. Rates charged to the Company for repairs and maintenance approximate rates charged to significant Ryder customers and reflect the cost of parts and the cost of labor plus a mark-up. Commission rates paid to Ryder for trucks rented through Ryder locations are based on revenue generated from the transactions and are generally consistent with those paid to independent dealers.

  The Company participates in Ryder's combined risk management programs for auto and general liability and Ryder processes claims related to auto and general liability and workers' compensation. The Company also participates in Ryder medical and dental, pension, postretirement and savings plans. See Notes
(3) and (10).

  Ryder provides various general and administrative services to the Company including information systems, treasury, legal, human resources, payroll, marketing, purchasing, accounting and others. Costs for these services are charged to the Company through Ryder's internal cost allocation methodologies which are designed to estimate the actual costs incurred by Ryder to render these services. In addition, general and administrative costs charged by Ryder include a corporate management fee, which is based on the Company's equity and revenue levels. The Company also shares various facilities with Ryder for which it is charged an amount based on relative square footage which is intended to represent the Company's portion of occupancy costs including utilities, maintenance and other costs.

  The Company is charged by Ryder for vehicle disposition costs, including sales commissions, costs to prepare vehicles for sale and a per vehicle service fee.

  The Company's cash and financing needs are managed by Ryder. The accompanying Combined Balance Sheets do not include Ryder's general corporate debt, which is used to finance the operations of all of Ryder's business units. However, Ryder allocates its corporate interest expense to each business unit based upon a target debt to equity ratio. The composition of the investment by and advances from Ryder in the Combined Balance Sheets has been periodically adjusted to effect this target debt to equity ratio. Interest expense charged to the Company by Ryder is principally based upon the interest cost incurred by Ryder for certain of its indebtedness.

  Management believes that the method of allocating expenses for the above plans is reasonable, and that the expense reflected in the financial statements would not be materially different if the Company operated as an independent stand-alone entity. However, if the Company operated as an independent stand-alone entity, actual expenses could differ from these amounts.

                          RYDER CONSUMER TRUCK RENTAL

                    YEARS ENDED DECEMBER 31, 1994 AND 1995


  Amounts charged and allocated by Ryder to the Company for the above expense items are summarized in the following table:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1994        1995
                                                        ----------- -----------
                                                            (IN THOUSANDS)
Operating expense:
  Repairs and maintenance.............................. $    70,377 $    57,378
  Auto and general liability costs.....................      36,611      26,464
Selling, general and administrative expense:
  General and administrative...........................      18,490      20,136
  Commissions on truck rentals.........................      13,367      10,071
  Pension, postretirement and savings plans............       1,016       1,078
  Other self insurance costs...........................       1,316       1,326
  Occupancy............................................         446         429
Depreciation expense, net of gains:
  Vehicle disposition costs............................       6,591       6,970
Interest expense.......................................      24,256      29,663

  The components of the investment by and advances from Ryder in the Combined Balance Sheets were as follows:

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1994     1995
                                                               -------- --------
                                                                (IN THOUSANDS)
Interest-bearing advances from Ryder.......................... $317,762 $362,607
Ryder investment..............................................   94,296  127,830
                                                               -------- --------
                                                               $412,058 $490,437
                                                               ======== ========

NOTE 5--RECEIVABLES

                                                                DECEMBER 31,
                                                               ----------------
                                                                1994     1995
                                                               -------  -------
                                                               (IN THOUSANDS)
Trade accounts receivables.................................... $19,940  $19,785
Receivables from vehicle sales................................   5,868   14,575
Other receivables.............................................   1,318    1,934
                                                               -------  -------
                                                                27,126   36,294
  Allowance for doubtful accounts.............................    (515)    (514)
                                                               -------  -------
                                                               $26,611  $35,780
                                                               =======  =======

  Bad debt expense totaled $0.9 million and $1.0 million for the years ended December 31, 1994 and 1995, respectively.

                          RYDER CONSUMER TRUCK RENTAL

                     YEARS ENDED DECEMBER 31, 1994 AND 1995

NOTE 6--REVENUE EARNING EQUIPMENT

                                                              DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------
                                                             (IN THOUSANDS)
Rental trucks............................................. $ 738,282  $ 777,610
Towing and other equipment................................    28,615     31,898
                                                           ---------  ---------
                                                             766,897    809,508
  Accumulated depreciation................................  (288,709)  (289,746)
                                                           ---------  ---------
                                                           $ 478,188  $ 519,762
                                                           =========  =========

NOTE 7--OPERATING PROPERTY AND EQUIPMENT

                                                              DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------
                                                             (IN THOUSANDS)
Office equipment and furniture............................ $  28,415  $  38,871
Transfer vehicles and company cars........................     5,571      5,458
Other.....................................................        51         63
                                                           ---------  ---------
                                                              34,037     44,392
  Accumulated depreciation................................   (16,219)   (22,983)
                                                           ---------  ---------
                                                           $  17,818  $  21,409
                                                           =========  =========

NOTE 8--ACCRUED EXPENSES AND OTHER LIABILITIES

                                                              DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------
                                                             (IN THOUSANDS)
Auto and general liability reserves....................... $  46,239  $  43,104
Dealer commissions........................................     3,498      5,210
Advertising...............................................     1,448        818
Other self-insurance reserves.............................     2,193      2,264
Revenue earning equipment rent............................     4,278        --
Other accruals............................................    11,250     11,072
                                                           ---------  ---------
                                                              68,906     62,468
Non-current portion.......................................   (28,975)   (27,582)
                                                           ---------  ---------
Accrued expenses and other liabilities.................... $  39,931  $  34,886
                                                           =========  =========

                          RYDER CONSUMER TRUCK RENTAL

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

NOTE 9--INCOME TAXES

  The provision for income taxes included the following components (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                          1994        1995
                                                       ----------- -----------
Current tax expense:
  Federal............................................. $     3,901 $        79
  State...............................................         608          53
                                                       ----------- -----------
                                                             4,509         132
Deferred tax expense:
  Federal.............................................       3,274       2,377
  State...............................................       1,017         475
                                                       ----------- -----------
                                                             4,291       2,852
                                                       ----------- -----------
Provision for income taxes............................      $8,800      $2,984
                                                       =========== ===========

  A reconciliation of the Federal statutory tax rate with the effective tax rate follows:

                                                         % OF PRETAX INCOME
                                                         ------------------
                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                          1994        1995
                                                       ----------- -----------
Statutory tax rate....................................        35.0        35.0
State income taxes, net of Federal income tax
 benefit..............................................         5.0         5.3
Non-deductible items..................................         1.7         5.0
                                                       ----------- -----------
Effective tax rate....................................        41.7        45.3
                                                       =========== ===========

  Non-deductible items in the above table are comprised of meal and entertainment expenses and fines and penalties. As described in Notes (1) and
(3), the Company was a division of Ryder for all of the periods presented in the accompanying Combined Financial Statements. The deferred tax assets and liabilities shown below have been determined as though the Company was a separate company and not part of Ryder's consolidated U.S. income tax returns. On the date of sale (see Note 2) deferred tax assets and liabilities will be subject to redetermination by the buyer. No tax attributes will carry over to the buyer from the Company or Ryder.

  The components of the net deferred income tax liability were as follows (in thousands):

                                                               DECEMBER 31,
                                                             ------------------
                                                               1994      1995
                                                             --------  --------
Deferred income tax assets:
  Accrued self-insurance.................................... $ 19,211  $ 18,428
  Alternative minimum taxes.................................    5,344     5,104
  Miscellaneous other accruals..............................    4,515     2,627
                                                             --------  --------
                                                               29,070    26,159
                                                             --------  --------
Deferred income tax liabilities:
  Property and equipment basis differences..................  (86,463)  (86,264)
  Other items...............................................   (2,197)   (2,337)
                                                             --------  --------
                                                              (88,660)  (88,601)
                                                             --------  --------
Net deferred income tax liability........................... $(59,590) $(62,442)
                                                             ========  ========

                          RYDER CONSUMER TRUCK RENTAL

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

  The Company had unused alternative minimum tax credits, for tax purposes, of $5.1 million at December 31, 1995 available to reduce future income tax liabilities. The alternative minimum tax credits may be carried forward indefinitely.

  On a separate return basis, no valuation allowance was deemed necessary for any of the periods presented.

NOTE 10--PENSION, POSTRETIREMENT AND SAVINGS PLANS

  Certain employees of the Company participate in a defined benefit pension plan sponsored by Ryder. This plan generally provides participants with benefits based on years of service and career-average compensation levels. Separate calculations of the components of net pension expense and funded status of the plan are not provided as such information is not maintained separately for employees of the Company. Pension expense allocated to the Company by Ryder (based on headcount) totaled $741,000 and $700,000 for the years ended December 31, 1994 and 1995, respectively. As part of the agreement for the sale of the Company, employees of the Company participating in the plan will be treated as terminated and vested at the date of sale and Ryder will retain both the plan assets and liabilities attributable to such employees.

  Employees of the Company take part in certain non-funded plans sponsored by Ryder which provide retired employees with certain health care and life insurance benefits. Substantially all employees of the Company are eligible for these benefits. Health care benefits for Ryder's principal plan are generally provided to qualified retirees under age 65 and eligible dependents. Generally, this plan requires qualified early retirees to make contributions which vary based on years of service and include provisions which cap company contributions. The Company's portion of the actuarially determined costs related to these plans was $139,000 and $106,000 for the years ended December 31, 1994 and 1995, respectively.

  Ryder also maintains defined contribution savings plans that cover substantially all eligible employees. Contributions to the plans include employee contributions and contributions made by Ryder under a matching program. Defined contribution expense totaled $163,000 and $272,000 for the years ended December 31, 1994 and 1995, respectively. Upon sale of the Company, employees of the Company will become fully vested in the plan and Ryder will transfer their account balances to a successor plan at a later date.

  Management believes that the method of allocating expenses for the above plans is reasonable, and that the expense reflected in the financial statements would not be materially different if the Company operated as an independent stand-alone entity. However, if the Company operated as an independent stand-alone entity, actual expenses could differ from these amounts.

NOTE 11--RESTRUCTURING AND OTHER CHARGES

  In the third quarter of 1995, the Company consolidated its twenty administrative locations into two central locations. As a result, the Company incurred restructuring charges totaling $3.1 million in 1995 for lease termination ($.9 million) and employee related costs ($2.2 million), of which $2.8 million remained accrued at December 31, 1995. Approximately 170 employees were affected by the restructuring actions. In addition, the Company incurred employee relocation costs of $3.3 million in 1995 related to these actions.

NOTE 12--COMMITMENTS AND CONTINGENCIES

  The Company leases facilities, office equipment and revenue earning equipment (in 1994 and 1995) under operating lease agreements. The Company also shares various facilities with Ryder. For the years ended December 31, 1994 and 1995, rent expense totaled $6.4 million and $5.1 million, respectively. The Company

                          RYDER CONSUMER TRUCK RENTAL

                    YEARS ENDED DECEMBER 31, 1994 AND 1995

had no lease commitments for revenue earning equipment at December 31, 1995. Future minimum payments for facilities and office equipment leases in effect at December 31, 1995 are as follows (in thousands):

       Twelve months ended:
         December 31, 1996............................................... $2,536
         December 31, 1997...............................................  2,015
         December 31, 1998...............................................  1,672
         December 31, 1999...............................................    874
         December 31, 2000...............................................    819
         Thereafter......................................................  1,104
                                                                          ------
                                                                          $9,020
                                                                          ======

  At December 31, 1995, the Company had commitments totaling $3.9 million related to the completion of the Company's Customer Reservation and Customer Service project which was in progress at December 31, 1995 and is expected to be completed in 1997.

  Ryder is a party to various claims, legal actions and complaints arising in the ordinary course of business which relate to operations of the Company. While any proceeding or litigation has an element of uncertainty, management believes that the disposition of these matters will not have a material impact on the financial condition, liquidity or results of operations of the Company. In addition, the Company has no environmental liabilities or contingencies which management believes will have a material adverse effect on the Company's financial condition, liquidity or results of operations.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Ryder System, Inc.:

We have audited the accompanying combined balance sheet of Ryder Consumer Truck Rental (a division of Ryder Truck Rental, Inc., a wholly-owned subsidiary of Ryder System, Inc.) as of October 16, 1996, and the related combined statements of earnings and changes in Ryder investment and cash flows for the period January 1, 1996 through October 16, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Ryder Consumer Truck Rental as of October 16, 1996, and the results of its operations and its cash flows for the period January 1, 1996 through October 16, 1996 in conformity with generally accepted accounting principles.

                                              KPMG Peat Marwick LLP

Miami, Florida
December 20, 1996

                          RYDER CONSUMER TRUCK RENTAL

                             COMBINED BALANCE SHEET

                                                                   OCTOBER 16,
                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
ASSETS
Current assets:
  Cash...........................................................    $  6,321
  Receivables....................................................      18,109
  Tires in service...............................................      24,543
  Deferred income taxes..........................................       6,186
  Prepaid expenses and other current assets......................      13,168
                                                                     --------
    Total current assets.........................................      68,327
Revenue earning equipment........................................     466,118
Operating property and equipment.................................      15,149
Other assets.....................................................       5,673
                                                                     --------
    Total assets.................................................    $555,267
                                                                     ========
LIABILITIES AND RYDER INVESTMENT
Current liabilities:
  Accounts payable...............................................    $ 11,931
  Accrued expenses and other liabilities.........................      31,390
                                                                     --------
    Total current liabilities....................................      43,321
Deferred income taxes............................................      76,443
Other non-current liabilities....................................      26,943
Investment by and advances from Ryder............................     408,560
                                                                     --------
    Total liabilities and Ryder investment.......................    $555,267
                                                                     ========

            See accompanying notes to combined financial statements.

                          RYDER CONSUMER TRUCK RENTAL

         COMBINED STATEMENT OF EARNINGS AND CHANGES IN RYDER INVESTMENT

                                                                    JANUARY 1-
                                                                   OCTOBER 16,
                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
Truck rental and related revenue.................................    $439,779
Operating expense................................................     155,264
Selling, general and administrative expense......................     166,568
Depreciation expense, net of gains...............................      84,949
Interest expense.................................................      20,291
Restructuring and other charges..................................       1,891
Miscellaneous expense, net.......................................         690
                                                                     --------
                                                                      429,653
                                                                     --------
  Earnings before income taxes...................................      10,126
  Provision for income taxes.....................................       4,304
                                                                     --------
  Net earnings...................................................    $  5,822
                                                                     ========
Changes in Ryder Investment:
  Investment by and advances from Ryder at beginning of period...    $490,437
  Net earnings...................................................       5,822
  Net decrease in investment by and advances from Ryder..........     (87,699)
                                                                     --------
  Investment by and advances from Ryder at end of period.........    $408,560
                                                                     ========

            See accompanying notes to combined financial statements.

                          RYDER CONSUMER TRUCK RENTAL

                        COMBINED STATEMENT OF CASH FLOWS

                                                                   JANUARY 1 -
                                                                   OCTOBER 16,
                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings...................................................    $  5,822
  Depreciation expense, net of gains.............................      84,949
  Deferred income taxes..........................................       7,815
  Decrease in receivables........................................      17,671
  Increase in accounts payable...................................       5,194
  Decrease in accrued expenses and other liabilities.............      (3,496)
  Decrease in other non-current liabilities......................        (639)
  Other, net.....................................................        (473)
                                                                     --------
    Net cash provided by operating activities....................     116,843
                                                                     --------
Cash flows from investing activities:
  Purchases of property and revenue earning equipment............     (69,228)
  Sales of property and revenue earning equipment................      45,428
  Other, net.....................................................      (1,633)
                                                                     --------
    Net cash used in investing activities........................     (25,433)
                                                                     --------
Cash flows from financing activities:
  Net decrease in investments by and advances from Ryder.........     (87,699)
                                                                     --------
    Net cash used in financing activities........................     (87,699)
                                                                     --------
Increase in cash.................................................       3,711
Cash at beginning of period......................................       2,610
                                                                     --------
Cash at end of period............................................    $  6,321
                                                                     ========

            See accompanying notes to combined financial statements.

                          RYDER CONSUMER TRUCK RENTAL

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                      JANUARY 1 THROUGH OCTOBER 16, 1996

NOTE 1--NATURE OF BUSINESS

  Ryder Consumer Truck Rental (the "Company") is a division of Ryder Truck Rental, Inc., a wholly-owned subsidiary of Ryder System, Inc. ("Ryder"). The Company consists of the U.S.- based consumer truck rental operations of Ryder and Ryder's wholly-owned subsidiary, Ryder Move Management, Inc. The Company is engaged in the domestic rental of trucks to do-it-yourself movers and "light commercial" customers, and the sale of related moving accessories and liability-limiting products. The Company, through Ryder Move Management, is also engaged in household goods relocation services for corporate employee relocation programs. The Company's truck rental distribution network consists of independent dealers and Ryder branch locations. Approximately 10% to 15% of the Company's revenue is generated through Ryder branch locations. The Company's business is seasonal, with generally higher levels of demand during the summer months. As a result, the Company typically experiences greater profitability in the second half of the year compared with the first half.

NOTE 2--SALE OF COMPANY

  On October 17, 1996, Ryder Truck Rental, Inc. completed the sale of substantially all the assets and certain liabilities of the Company to Questor Partners Fund, L.P. and certain other investors (collectively "Questor") for $579.4 million (subject to adjustment upon final audit of assets sold). In addition, Ryder gave Questor a royalty-free license to use the Ryder trademark and color scheme, subject to certain restrictions, for a total of 10 years (with required modifications to the trademark after five years). Ryder and Questor also entered into service agreements for various periods of time ranging from two to five years, with options for extensions after five years for certain of the agreements. Under the agreements, Ryder will continue to provide various services to the Company including vehicle maintenance, claims processing, management information systems and other administrative services. In addition, certain Ryder branch locations will continue to act as consumer truck rental dealers and Ryder will continue to assist in the disposition of the Company's used vehicles through its sales network. Rates agreed upon for the various services are considered reasonable based on market rates.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accompanying Combined Financial Statements are presented utilizing the historical accounting practices followed by Ryder.

  Basis of Presentation. The accompanying Combined Financial Statements include the operations, assets and liabilities of the Company. The financial statements do not include assets and liabilities of Ryder not specifically identifiable to the Company. The financial information included herein is not necessarily indicative of the financial position and results of operations or cash flows that would have occurred had the Company been an independent stand-alone entity during the period presented, nor is it necessarily indicative of future results of the Company.

  Receivables. Receivables consist primarily of trade receivables resulting from rental transactions and receivables from the sale of revenue earning equipment. Receivables are reduced by amounts considered by management to be uncollectible based on historical collection loss experience and review of the current status of existing receivables.

  Revenue Earning Equipment, Operating Property and Equipment and Depreciation. Revenue earning equipment, principally rental trucks, and operating property and equipment are stated at cost. Provision for depreciation is computed using the straight-line method on substantially all depreciable assets. Annual straight-line depreciation rates are 14% to 20% for revenue earning equipment, 13% to 25% for office equipment and furniture and 19% to 30% for transfer vehicles and company cars. Effective January 1, 1996, the estimated useful

                          RYDER CONSUMER TRUCK RENTAL

                      JANUARY 1 THROUGH OCTOBER 16, 1996

lives and residual values used to calculate the provision for depreciation on certain types of revenue earning equipment were changed to reflect recent experience. As a result of this change, depreciation expense was decreased by approximately $6.0 million for the period January 1 through October 16, 1996.

  Gains on sales of revenue earning equipment, net of vehicle disposition costs, are reported as reductions of depreciation expense and totaled $8.7 million for the period January 1 through October 16, 1996. Gains on operating property and equipment sales are reflected in miscellaneous expense, net.

  Tires in Service. The Company capitalizes the cost of tires as a component cost of the purchase of revenue earning equipment, and amortizes such tires cost to expense over the lives of the vehicles and equipment. The cost of replacement tires and tire repairs is expensed as incurred. For financial statement purposes, the estimated cost of tires in service is reclassified to current assets.

  Software Development Costs. Internal costs for development of internal use software are expensed as incurred. Incremental external costs for software development are capitalized and amortized over the expected useful lives of the software which range from four to five years. Other assets in the Combined Balance Sheet are comprised primarily of software development and purchased software costs.

  Advertising Costs. The Company expenses the production costs of advertising as incurred. The cost of air time and print space for media advertising is expensed when used. The cost of yellow page advertising is amortized over the life of the directory, primarily 12 months. Advertising expense was $23.1 million for the period ended October 16, 1996.

  Accrued Insurance and Loss Reserves. The Company participates in Ryder's overall risk management programs for auto and general liability, workers' compensation and other insurance programs. The primary risks to Ryder and the Company are associated with auto and general liability and Ryder retains losses for the exposure up to $1 million per occurrence. Ryder insures losses above $1 million with third party insurance companies.

  The Company has recorded insurance reserves for auto and general liability claims which reflect the Company's portion of the undiscounted estimated liabilities up to $500,000 per occurrence (plus allocated loss adjustment expense) and an estimate of claims incurred but not reported. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, there can be no assurance that changes to management's estimates may not occur due to limitations inherent in the estimation process. Changes in the estimates of these reserves are charged or credited to income in the period determined. Amounts estimated to be paid within one year have been classified as accrued expenses with the remainder included in other non-current liabilities. For exposures from $500,000 to $1 million per occurrence, the Company is charged a premium based on the Company's loss experience and the related liability is retained by Ryder. Costs associated with insurance premiums to third party insurance companies for coverage in excess of $1 million are allocated by Ryder to the Company based on the Company's pro rata share of Ryder's revenue.

  Revenue Recognition. Truck rental and related revenue is recognized as earned.

  Income Taxes. The Company has been included in consolidated income tax filings of Ryder for Federal and state income tax purposes. However, the income tax provision included in the accompanying Combined Financial Statements has been determined as if the Company was an independent stand-alone entity filing a separate income tax return.

  Deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that currently would be in effect when the differences are expected to reverse. Deferred tax balances will be adjusted for tax law changes in periods that include the enactment date of such changes. See Note (9).

                          RYDER CONSUMER TRUCK RENTAL

                      JANUARY 1 THROUGH OCTOBER 16, 1996

  Other Costs. Vehicle licensing fees are deferred when paid and amortized to income over the period to which the fees relate. Vehicle repairs and maintenance which do not extend the life or increase the value of the vehicle are expensed as incurred. Yellow Page directory costs are deferred when paid and amortized over the period the directories are effective, which is typically 12 months. Advertising and sales promotion costs are expensed as incurred.

  Accounting Changes. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Statement establishes standards for measuring impairment of long-lived assets, identifiable intangibles and goodwill related to these assets. Adoption of the Statement had no impact on the Company's results of operations or financial position in 1996.

  Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 4--TRANSACTIONS WITH RYDER

  Certain Ryder branch locations provide vehicle repairs and maintenance services to the Company and also serve as consumer truck rental dealers. Rates charged to the Company for repairs and maintenance approximate rates charged to significant Ryder customers and reflect the cost of parts and the cost of labor plus a mark-up. Commission rates paid to Ryder for trucks rented through Ryder locations are based on revenue generated from the transactions and are generally consistent with those paid to independent dealers.

  The Company participates in Ryder's combined risk management programs for auto and general liability and Ryder processes claims related to auto and general liability and workers' compensation. The Company also participates in Ryder medical and dental, pension, postretirement and savings plans. See Notes
(3) and (10).

  Ryder provides various general and administrative services to the Company including information systems, treasury, legal, human resources, payroll, marketing, purchasing, accounting and others. Costs for these services are charged to the Company through Ryder's internal cost allocation methodologies which are designed to estimate the actual costs incurred by Ryder to render these services. In addition, general and administrative costs charged by Ryder include a corporate management fee, which is based on the Company's equity and revenue levels. The Company also shares various facilities with Ryder for which it is charged an amount based on relative square footage which is intended to represent the Company's portion of occupancy costs including utilities, maintenance and other costs.

  The Company is charged by Ryder for vehicle disposition costs, including sales commissions, costs to prepare vehicles for sale and a per vehicle service fee.

  The Company's cash and financing needs are managed by Ryder. The accompanying Combined Balance Sheet does not include Ryder's general corporate debt, which is used to finance the operations of all of Ryder's business units. However, Ryder allocates its corporate interest expense to each business unit based upon a target debt to equity ratio. The composition of the investment by and advances from Ryder in the Combined Balance Sheet has been periodically adjusted to effect this target debt to equity ratio. Interest expense charged to the Company by Ryder is principally based upon the interest cost incurred by Ryder for certain of its indebtedness.

                          RYDER CONSUMER TRUCK RENTAL

                      JANUARY 1 THROUGH OCTOBER 16, 1996

  Management believes that the method of allocating expenses for the above plans is reasonable, and that the expense reflected in the financial statements would not be materially different if the Company operated as an independent stand-alone entity. However, if the Company operated as an independent stand-alone entity, actual expenses could differ from these amounts.

  Amounts charged and allocated by Ryder to the Company for the above expense items are summarized in the following table (in thousands):

                                                                   JANUARY 1 -
                                                                   OCTOBER 16,
                                                                       1996
                                                                  --------------
Operating expense:
  Repairs and maintenance........................................    $ 47,147
  Auto and general liability costs...............................      21,194
Selling, general and administrative expense:
  General and administrative.....................................      12,531
  Commissions on truck rentals...................................       7,377
  Pension, postretirement and savings plans......................         677
  Other self insurance costs.....................................         962
  Occupancy......................................................         245
Depreciation expense, net of gains:
  Vehicle disposition costs......................................       4,836
Interest expense.................................................      20,291

  The components of the investment by and advances from Ryder in the Combined
Balance Sheet were as follows (in thousands):

                                                                   OCTOBER 16,
                                                                       1996
                                                                  --------------
Interest-bearing advances from Ryder.............................    $284,151
Ryder investment.................................................     124,409
                                                                     --------
                                                                     $408,560
                                                                     ========
NOTE 5--RECEIVABLES
                                                                   OCTOBER 16,
                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
Trade accounts receivable........................................    $ 16,546
Receivables from vehicle sales...................................         594
Other receivables................................................       2,324
                                                                     --------
                                                                       19,464
  Allowance for doubtful accounts................................      (1,355)
                                                                     --------
                                                                     $ 18,109
                                                                     ========

  Bad debt expense totaled $1.9 million for the period January 1 through October 16, 1996.

                          RYDER CONSUMER TRUCK RENTAL

                       JANUARY 1 THROUGH OCTOBER 16, 1996

NOTE 6--REVENUE EARNING EQUIPMENT

                                                                   OCTOBER 16,
                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
Rental trucks....................................................    $751,636
Towing and other equipment.......................................      28,534
                                                                     --------
                                                                      780,170
  Accumulated depreciation.......................................    (314,052)
                                                                     --------
                                                                     $466,118
                                                                     ========

NOTE 7--OPERATING PROPERTY AND EQUIPMENT

                                                                   OCTOBER 16,
                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
Office equipment and furniture...................................    $ 38,575
Transfer vehicles ...............................................       1,289
Other............................................................         161
                                                                     --------
                                                                       40,025
  Accumulated depreciation.......................................     (24,876)
                                                                     --------
                                                                     $ 15,149
                                                                     ========

NOTE 8--ACCRUED EXPENSES AND OTHER LIABILITIES

                                                                   OCTOBER 16,
                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
Auto and general liability reserves..............................    $ 42,854
Dealer commissions...............................................       2,986
Advertising......................................................       1,064
Other self-insurance reserves....................................       2,025
Other accruals...................................................       9,404
                                                                     --------
                                                                       58,333
Non-current portion..............................................     (26,943)
                                                                     --------
Accrued expenses and other liabilities...........................    $ 31,390
                                                                     ========

                          RYDER CONSUMER TRUCK RENTAL

                      JANUARY 1 THROUGH OCTOBER 16, 1996


NOTE 9--INCOME TAXES

  The provision for income taxes included the following components (in thousands):

                                                                     JANUARY 1 -
                                                                     OCTOBER 16,
                                                                        1996
                                                                     -----------
Current tax expense:
  Federal...........................................................   $(2,993)
  State.............................................................      (518)
                                                                       -------
                                                                        (3,511)
Deferred tax expense:
  Federal...........................................................     6,514
  State.............................................................     1,301
                                                                       -------
                                                                         7,815
                                                                       -------
Provision for income taxes..........................................   $ 4,304
                                                                       =======

  A reconciliation of the Federal statutory tax rate with the effective tax rate follows:

                                                                     JANUARY 1 -
                                                                     OCTOBER 16,
                                                                        1996
                                                                     -----------
Statutory tax rate..................................................    35.0
State income taxes, net of Federal income tax benefit...............     5.0
Non-deductible items................................................     2.5
                                                                        ----
Effective tax rate..................................................    42.5
                                                                        ====

  Non-deductible items in the above table are comprised of meal and entertainment expenses and fines and penalties. As described in Notes (1) and
(3), the Company was a division of Ryder during the period presented in the accompanying Combined Financial Statements. The deferred tax assets and liabilities shown below have been determined as though the Company was a separate company and not part of Ryder's consolidated U.S. income tax returns. On the date of sale (see Note 2) deferred tax assets and liabilities are subject to redetermination by the buyer. No tax attributes will carry over to the buyer from the Company or Ryder.

                          RYDER CONSUMER TRUCK RENTAL

                      JANUARY 1 THROUGH OCTOBER 16, 1996


  The components of the net deferred income tax liability follow (in thousands):

                                                                     OCTOBER 16,
                                                                        1996
                                                                     -----------
Deferred income tax assets:
 Accrued self-insurance.............................................  $ 17,009
 Alternative minimum taxes..........................................     4,444
 Miscellaneous other accruals.......................................     2,109
                                                                      --------
                                                                        23,562
Deferred income tax liabilities:
 Property and equipment basis differences...........................   (88,856)
 Other items........................................................    (4,963)
                                                                      --------
                                                                       (93,819)
                                                                      --------
Net deferred income tax liability...................................  $(70,257)
                                                                      ========

  The Company had unused alternative minimum tax credits, for tax purposes, of $4.4 million at October 16, 1996 available to reduce future income tax liabilities. The alternative minimum tax credits may be carried forward indefinitely.

  On a separate return basis, no valuation allowance was deemed necessary.

NOTE 10--PENSION, POSTRETIREMENT AND SAVINGS PLANS

  Certain employees of the Company participate in a defined benefit pension plan sponsored by Ryder. This plan generally provides participants with benefits based on years of service and career-average compensation levels. Separate calculations of the components of net pension expense and funded status of the plan are not provided as such information is not maintained separately for employees of the Company. Pension expense allocated to the Company by Ryder (based on headcount) totaled $408,000 for the period January 1 through October 16, 1996. As part of the agreement for the sale of the Company, employees of the Company participating in the plan were treated as terminated and vested at the date of sale and Ryder retained both the plan assets and liabilities attributable to such employees.

  Employees of the Company take part in certain non-funded plans sponsored by Ryder which provide retired employees with certain health care and life insurance benefits. Substantially all employees of the Company are eligible for these benefits. Health care benefits for Ryder's principal plan are generally provided to qualified retirees under age 65 and eligible dependents. Generally, this plan requires qualified early retirees to make contributions which vary based on years of service and include provisions which cap company contributions. The Company's portion of the actuarially determined costs related to these plans was $77,000 for the period January 1 through October 16, 1996.

  Ryder also maintains defined contribution savings plans that cover substantially all eligible employees. Contributions to the plans include employee contributions and contributions made by Ryder under a matching program. Defined contribution expense totaled $192,000 for the period January 1 through October 16, 1996. Upon sale of the Company, employees of the Company became fully vested in the plan and Ryder will transfer their account balances to a successor plan at a later date.

  Management believes that the method of allocating expenses for the above plans is reasonable, and that the expense reflected in the financial statements would not be materially different if the Company operated as an independent stand-alone entity. However, if the Company operated as an independent stand-alone entity, actual expenses could differ from these amounts.

                          RYDER CONSUMER TRUCK RENTAL

                      JANUARY 1 THROUGH OCTOBER 16, 1996


NOTE 11--RESTRUCTURING AND OTHER CHARGES

  In 1996, actions were taken by Ryder which impacted the Company including management and staff reductions and elimination of the company-owned car benefit program. The Company recorded a restructuring charge of $1.9 million related to these actions consisting of $1.1 million for employee-related costs (of which $0.7 million remained accrued at October 16, 1996) and asset write-downs of $0.8 million. These actions are expected to result in ongoing annual savings of approximately $0.8 million.

NOTE 12--COMMITMENTS AND CONTINGENCIES

  The Company leases facilities and office equipment under operating lease agreements. The Company also shares various facilities with Ryder. For the period January 1 through October 16, 1996, rent expense totaled $2.5 million. The Company had no lease commitments for revenue earning equipment at October 16, 1996. Future minimum payments for facilities and office equipment leases in effect at October 16, 1996 are as follows (in thousands):

       Twelve months ended:
         October 16, 1997................................................ $2,294
         October 16, 1998................................................  1,867
         October 16, 1999................................................    966
         October 16, 2000................................................    881
         October 16, 2001................................................    520
         Thereafter......................................................    745
                                                                          ------
                                                                          $7,273
                                                                          ======

  At October 16, 1996, the Company had commitments totaling $3.3 million related to the completion of the Company's Customer Reservation and Customer Service project which was in progress at October 16, 1996 and is expected to be completed in 1997.

  Ryder is a party to various claims, legal actions and complaints arising in the ordinary course of business which relate to operations of the Company. While any proceeding or litigation has an element of uncertainty, management believes that the disposition of these matters will not have a material impact on the financial condition, liquidity or results of operations of the Company. In addition, the Company has no environmental liabilities or contingencies which management believes will have a material adverse effect on the Company's financial condition, liquidity or results of operations.

                                RYDER TRS, INC.

  All tendered Senior Subordinated Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                             THE BANK OF NEW YORK

                                 By Facsimile:
                                (212) 571-3080

                       (For Eligible Institutions Only)

                             Confirm By Telephone:
                                (212) 815-6333

                        By Registered or Certified Mail:
                             The Bank of New York
                            101 Barclay Street - 7E
                           New York, New York 10286
                       Attention: Reorganization Section
                                 Enrique Lopez

                          By Hand/Overnight Delivery:
                             The Bank of New York
                              101 Barclay Street
                           New York, New York 10286
                        Corporate Trust Services Window
                                 Ground Level
                       Attention: Reorganization Section
                                 Enrique Lopez

  UNTIL JULY 7, 1997 ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.